Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192669

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 19, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 6, 2014

7,500,000 Shares

Orbitz Worldwide, Inc.

Common Stock

This is a public offering of shares of common stock of Orbitz Worldwide, Inc. The shares of common stock are being sold by the selling stockholder identified in this prospectus supplement. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “OWW.” The last reported sale price of our common stock on May 16, 2014 was $7.50 per share.

The underwriters have an option to purchase a maximum of 1,125,000 additional shares from the selling stockholder. We will not receive any of the proceeds from the exercise of the underwriters’ option to purchase additional shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before expenses, to Selling Stockholder
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about May             , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse		Morgan Stanley
Deutsche Bank Securities		UBS Investment Bank
Cowen and Company

The date of this prospectus supplement is May             , 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf process, an affiliate of Travelport Limited (together with its affiliates, “Travelport”), the selling stockholder in this offering, or their pledgees, donees, transferees, assignees or other successors-in-interest, may offer and sell, from time to time, an aggregate of up to 48,540,976 shares of our common stock under the accompanying prospectus. This prospectus supplement contains specific information about the selling stockholder and the terms on which it is offering and selling shares of our common stock. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in the accompanying prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before you purchase shares of our common stock, you should carefully read this prospectus supplement, the registration statement and the accompanying prospectus together with the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should rely only on the information we provide or incorporate by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholder have authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents we incorporated by reference herein or therein, contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans” and “estimates” or other comparable words. Any forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference herein or therein, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the company’s ability to effectively compete in the travel industry; trends, declines, or disruptions affecting the travel industry or the level of travel activity, particularly air travel; the termination of any major supplier’s participation on the company’s websites; the company’s ability to renegotiate supplier agreements on acceptable terms; change in airline distribution economics; the company’s ability to maintain and protect its information technology and intellectual property; Travelport’s ownership in and influence over the operation of our business in light of the potential diverging interests of the company and Travelport; the outcome of pending litigation; system-related failures, interruptions, or security breaches; risks related to the company’s level of indebtedness; risks associated with doing business in multiple currencies and multiple markets; general economic and business conditions; the other risk factors detailed in the documents we incorporated by reference as well as the more detailed risks described herein under “Risk Factors.” You are urged to carefully review the disclosures we make concerning the risks, uncertainties and assumptions that may affect our business and operating results, including, but not limited to, the risks, uncertainties and assumptions set forth herein under the captions “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any of those made in our reports filed with the SEC which are

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incorporated by reference herein. Please consider our forward-looking statements in light of those risks, uncertainties and assumptions as you read this prospectus supplement and the accompanying prospectus.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We undertake no obligation to update any forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and regulations.

MARKET AND INDUSTRY DATA

Certain market data contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before deciding to invest in shares of our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, especially the matters discussed under “Risk Factors” beginning on page S-10 and the documents incorporated by reference, including our financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See “Where You Can Find More Information” and “Incorporation by Reference”. Unless the context otherwise requires, the terms “Orbitz,” “Company,” “we,” “us” and “our” refer to Orbitz Worldwide, Inc. and its subsidiaries.

Our Company

Orbitz Worldwide, Inc. is a leading global online travel company (“OTC”) that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products and services including hotels, flights, vacation packages, car rentals, cruises, rail tickets, travel insurance, destination services and event tickets. We provide our customers an easy-to-use booking experience across a wide variety of devices. Our global brand portfolio includes Orbitz.com and CheapTickets in the United States; ebookers in Europe; and HotelClub, which focuses on the Asia Pacific region. We also own and operate Orbitz for Business, which is a corporate travel management company, and the Orbitz Partner Network, which delivers private label travel solutions to a broad range of partners. In 2013, we generated over $11 billion in gross bookings and reported $847 million in net revenue (9% year-over-year growth) and $144 million in Adjusted EBITDA (12% year-over-year growth). Hotel room night growth was 18% year-over-year. For a discussion of Adjusted EBITDA, see the section below entitled “Summary Consolidated Financial Data.”

Our Brand Portfolio

Orbitz.com

Orbitz.com (www.orbitz.com), our most well-known brand and the second largest OTC in the U.S. according to PhoCusWright, offers a full suite of travel products and services, including hotels, flights, vacation packages, car rentals, cruises, travel insurance, destination services and event tickets from suppliers worldwide. Since launching in June 2001, Orbitz.com has been an innovator in the industry having introduced Orbitz Matrix Display, mobile travel alerts and, most recently, the Orbitz Rewards Visa Card. Orbitz.com has maintained its technology leadership by offering a suite of mobile apps and mobile web offerings that now represent over 30% of its standalone hotel transactions. In October 2013, Orbitz.com launched its Orbitz Rewards loyalty program, which lets customers immediately earn OrbucksSM, the currency of Orbitz rewards, on flights, hotels and vacation packages and instantly redeem those OrbucksSM on future bookings at tens of thousands of hotels worldwide. The program aims to incentivize air bookers to book hotels in addition to their air travel bookings, increasing hotel cross-sell and our share of the customer’s travel spend as customers seek to earn and redeem rewards. We are further enhancing our value proposition with the introduction of the Orbitz Rewards Visa Card, which allows customers the ability to earn OrbucksSM when making purchases with the card.

CheapTickets

CheapTickets (www.cheaptickets.com) is a leading online travel agency focused on value-conscious customers. CheapTickets offers customers the ability to search for and book a broad range of travel products and services, including hotels, flights, vacation packages, car rentals, cruises, travel insurance, destination services and event tickets from suppliers worldwide. CheapTickets offers value-oriented promotions such as Cheap of the Week®.

ebookers

ebookers (www.ebookers.com) is a pan-European online travel agency that offers customers the ability to search for and book a broad range of global travel products and services through websites in Austria, Belgium, Denmark, Finland, France, Germany, Ireland, the Netherlands, Norway, Sweden, Switzerland and the United Kingdom. Customers can book travel products and services, including hotels, flights, vacation packages, car rentals, cruises, rail tickets, travel insurance, destination services and event tickets from suppliers worldwide. ebookers also offers customers the ability to book a full range of travel products from their smartphones and tablets through its mobile site and its iOS and Android apps.

HotelClub

HotelClub (www.hotelclub.com) is a global hotel booking website offering members a worldwide selection of hotel properties across more than 170 countries. The HotelClub Member Rewards program allows members to earn rewards when booking hotels. HotelClub offers services in 35 currencies and 17 languages and offers customers the ability to book via their smartphones and tablets through its mobile site and iOS and Android apps.

Orbitz for Business

Orbitz for Business (www.orbitzforbusiness.com) leverages our technology expertise for corporate travelers, offering a complete portfolio of travel products and services that help corporate customers plan, search and book business travel. In addition to its leading technology, Orbitz for Business delivers customizable, full service, cost-effective travel products and travel management solutions including 24/7 support, expense reporting and policy management tools. Orbitz for Business also offers a mobile web solution that allows business travelers to search for and book flights, hotels and car rentals directly from any web-enabled smartphone. Through partnerships with leading regional corporate travel agencies, Orbitz for Business offers travel management solutions in over 75 countries around the world to over 700 corporate travel clients.

Orbitz Partner Network

Orbitz Partner Network offers a full range of travel solutions to over one thousand partners globally, which include many of the world’s largest airlines, travel agencies and financial institutions. Orbitz Partner Network enables our partners to provide a wide range of travel products on their websites under their own brands through solutions ranging from hosted services that can be launched in a matter of weeks to custom developed solutions that are fully tailored to meet the needs of more complex partners. We share net revenue with our partners from transactions booked on their websites. In February 2014, we announced the acquisition of certain assets and contracts of the Travelocity Partner Network (“TPN”), which provides private label technology solutions for bank loyalty programs and online commerce sites. TPN brings us deep technology capabilities and a strong customer base in the bank loyalty market.

A Large, Underpenetrated Industry

Worldwide travel is a $1 trillion industry that has been characterized by rapid and significant transformation driven by changes in demographic trends, globalization and higher consumer discretionary spending. The travel industry continues to benefit from increasing internet usage and higher online and mobile booking penetration rates. We compete in various geographic markets, with our primary markets being the United States, Europe and the Asia Pacific region. Internationally, a relatively low percentage of travel sales are transacted online and the market is highly fragmented, which represents a significant opportunity for us. IDC estimates that online travel bookings will grow 15% annually from $402 billion in 2013 to $714 billion in 2017, with annual growth of 10% in the United States, 12% in Europe and 22% in the Asia Pacific region.

Our Competitive Strengths

Since our founding in early 2000, we have made significant investments in marketing and technology that have resulted in a number of key competitive strengths.

Leading player in online travel with significant scale, breadth of product offerings and strong global brands

We provide a superior travel planning and booking experience as we connect millions of consumers and thousands of corporate travel clients and private label partners with hundreds of airlines, over 100,000 hotels, 20 car rental firms and millions of vacation packages through a common global technology platform that integrates strong, recognizable and highly trusted brands developed over our 14-year history. Orbitz Worldwide is the second largest online travel company in the United States, according to PhoCusWright. Orbitz.com benefits from approximately 50% direct traffic, 98% aided brand awareness and approximately 60% of transactions from repeat customers. CheapTickets is a complementary U.S. value-focused brand. ebookers is a leading European online travel agency with a strong offering in vacation packages, which are particularly important for the European market. Orbitz for Business is one of the top 15 corporate travel management companies in the United States, has a customer retention rate of approximately 95% and has an average level of online adoption for ticket booking of approximately 90%. Orbitz Partner Network offers a wide range of industry-leading private label solutions for partners including Air Canada, Alaska Airlines, American Express, Eurostar, Hawaiian Airlines and helloworld.

Innovative global technology platform

Since 2005, we have made significant investments in developing our global technology platform and associated business processes (the “Global Platform”), which is designed to serve the needs of all our consumer-facing businesses. The Global Platform was built with a fully modular architecture for both ease of scalability and adaptability to each brand. We completed the migration of all our consumer brands to the Global Platform in 2012, allowing the sharing of technology, processes and best practices across our businesses. The Global Platform has allowed our businesses to accelerate growth in the strategically important hotel segment, while also achieving operating efficiencies. Our move to the Global Platform has led to us accelerating our test, learn and implement cycle, allowing us to achieve substantial improvements in the areas of online marketing, customer relationship management, reporting, sort, personalization, mobile and landing page optimization. Our Global Platform also allows us to easily scale into new markets, add new brands and large private label partners, roll-out new technologies across our brands and generate continued cost efficiencies.

Advanced marketing analytics capabilities

We have developed a proprietary online marketing optimization system that uses statistical analytics to manage our global paid search portfolios, improve online marketing efficiency and drive customer acquisition and retention. This includes a proprietary bid management engine that optimizes our bidding across search, travel aggregators and travel research. A dedicated in-house team of statisticians oversees our marketing optimization function and facilitates effective spend decisions across our brands.

Our Business Strategy

Our mission is to make our brands the world’s most rewarding places to plan and book travel on mobile devices. Our strategy focuses on creating a unique customer value proposition and taking advantage of rapidly growing international markets. We are doing this by focusing on multiple avenues for growth: strategic focus on hotel, loyalty, mobile and international expansion.

Strategic focus on hotel

We operate a diversified business model, enabling us to offer customers a broad product offering that is undergoing a strategic mix shift towards hotel and vacation packages. In 2013, standalone hotels contributed 35% to net revenue, vacation packages contributed 17% to net revenue and standalone air contributed 29% to net revenue. Collectively, hotels and vacation packages accounted for 52% of net revenue, up from 42% in 2010, with overall take rate, defined as net revenue divided by gross bookings, rising from 6.7% to 7.4% as a result. The hotel and vacation package segments offer higher growth and take rates and continued mix shift represents a key strategic opportunity for the future.

Loyalty

Well-architected loyalty offerings have significant potential to enhance the financial performance of our consumer brands. HotelClub has a long-standing and well-established loyalty program that helps drive repeat transactions, and the Orbitz Rewards program has been patterned on the HotelClub program. As of April 2014, Orbitz Rewards had over 1.8 million members. The program is delivering on its objective to drive increased hotel cross-sell and share of consumers’ travel spend, higher levels of mobile engagement, greater repeat traffic and increased direct bookings.

Mobile

We have made a significant investment in the rapidly growing mobile channel. In the first quarter of 2014, approximately 30% of Orbitz Worldwide stand-alone hotel bookings came via a mobile device. By virtue of the Global Platform shared by all of our consumer brands, the benefits of our mobile investments are available to Orbitz.com, CheapTickets, ebookers and HotelClub. We launched several new iOS and Android apps in 2013 across our brands driving significant mobile bookings growth at ebookers and HotelClub that match our success at Orbitz.com. Our apps have been integrated with our loyalty offering, and Orbitz Rewards members earn additional OrbucksSM when purchasing on our mobile apps. The unique mobile experience has helped drive hotel room night growth. In 2012, our iPhone app was inducted into Apple’s App Store Hall of Fame, in 2013, Orbitz Rewards for iOS was featured under the “Best New App” category and in 2014, our Android app was a “Play Picks” selection on Google Play.

International expansion

We are focused on expanding our international presence through both product innovation and new market expansion with a particular focus on the high growth Asia opportunity. The Global Platform allows for cost-effective expansion into new markets and helped increase global coverage in 2013 from 15% of the world’s population to over 50% as we expanded the number of currencies and languages on the Global Platform. We have plans to add additional languages in 2014.

We also expect that our HotelClub brand will play a significant role in new market expansion. Room night growth rates at HotelClub improved substantially in 2013. We believe HotelClub’s hotel-only offering and strong loyalty program represent an extensible model that enables low-cost new market entry, allowing us to expand our footprint into new and fast-growing regions. Our focus in 2014 is on China, where we recently launched HotelClub’s Chinese brand “HotelClub - ” (“Hàokèbâng”) and have built-out and launched Chinese payment method capabilities through a partnership with Alipay.

Recent Developments

Refinancing of credit facilities

On April 15, 2014, we entered into an amendment (the “Amendment”) to our senior secured credit agreement dated March 25, 2013 (the “Previous Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”).

The Amendment provides for (i) refinancing term loans in an aggregate principal amount of $450.0 million with an April 15, 2021 maturity date and (ii) a revolving credit facility in an aggregate amount of $80.0 million with an April 15, 2019 maturity date. The proceeds from the refinancing term loans were used to repay all outstanding term loans under the Previous Credit Agreement in their entirety, to pay fees and expenses incurred in connection with the Amendment, and for general corporate purposes.

Interest on the refinancing term loans under the Amended Credit Agreement will accrue, at our option, at the Eurocurrency Rate (as defined in the Amended Credit Agreement), with a floor of 1.0%, plus 3.50% per annum, or at the Base Rate (as defined in the Amended Credit Agreement) (without a floor) plus 2.50% per annum. Interest on revolving loans will accrue, at our option, at the Eurocurrency Rate (without a floor) plus 3.00% per annum or at the Base Rate plus 2.00% per annum.

In addition, the Amendment (i) eliminates the interest coverage ratio financial maintenance covenant, (ii) increases the maximum first lien leverage ratio financial maintenance covenant, (iii) permits additional incremental term loans and revolving commitments, subject to pro forma compliance with a first lien leverage ratio, (iv) increases the amount of additional revolving credit commitments permitted and (v) increases certain basket exceptions under, and adds certain additional exceptions under, certain negative covenants.

Orbitz for Business agreement with IBM

On April 16, 2014, Orbitz for Business signed an agreement with IBM, one of the largest corporate travel consumers in the world, to provide the online booking technology for IBM’s business travel program through 2020. Orbitz for Business will support IBM in approximately 90 countries around the world.

Company Information

Orbitz Worldwide, Inc. is a Delaware corporation and our principal executive offices are located at 500 W. Madison St., Suite 1000, Chicago, Illinois 60661. Our main telephone number is (312) 894-5000. We maintain a website at www.orbitz.com. The information contained in, or that can be accessed through, our website (or any other website relating to our brand portfolio referred to in this prospectus supplement) does not constitute a part of this prospectus supplement or the accompanying prospectus, and potential investors should not rely on such information in making a decision to purchase our common stock in this offering.

THE OFFERING

Common Stock Offered by the Selling Stockholder	7,500,000 shares

Underwriters’ Option to Purchase Additional Shares of Common Stock from the Selling Stockholder	1,125,000 shares

Common Stock Outstanding Immediately After this Offering	109,134,094 shares

Symbol for Trading on the New York Stock Exchange	“OWW”

Use of Proceeds	We will not receive any proceeds from the shares sold by the selling stockholder. See “Use of Proceeds.”

Dividend Policy	We do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

The share information above is based on 109,134,094 shares of common stock outstanding as of March 31, 2014 and excludes:

•	5,082,858 shares of common stock issuable upon settlement of restricted stock units outstanding as of March 31, 2014;

•	3,133,602 shares of common stock issuable upon settlement of performance-based restricted stock units outstanding as of March 31, 2014;

•	1,210,752 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2014, with a weighted average exercise price of approximately $4.82 per share; and

•	4,655,507 shares of common stock reserved for future awards under our 2007 Equity and Incentive Plan, as amended.

Unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to 1,125,000 additional shares of our common stock from the selling stockholder.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data for the periods and at the dates indicated. The statements of operations data for the years ended December 31, 2013, 2012 and 2011 and the balance sheet data as of December 31, 2013 and 2012 are derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement. The statements of operations data for the three months ended March 31, 2014 and 2013 and the balance sheet data as of March 31, 2014 are derived from our unaudited consolidated financial statements which are incorporated by reference into this prospectus supplement. The balance sheet data as of December 31, 2011 are derived from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement. Historical results are not indicative of the results to be expected in the future. You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,			Three Months Ended March 31,
	2013	2012	2011	2014	2013
	(in millions, except share and per share data)
Statements of Operations Data:
Net revenue	$847	$779	$767	$210	$203
Cost and expenses:
Cost of revenue(a)	154	148	139	43	41
Selling, general and administrative	281	261	271	66	72
Marketing(a)	292	253	242	77	75
Depreciation and amortization	55	57	60	14	14
Impairment of goodwill and intangible assets	—	321	50	—	—
Impairment of property and equipment and other assets	3	1	—	—	3

Total operating expenses	785	1,041	762	199	206

Operating income/(loss)	62	(262)	5	11	(3)
Other income/(expense):
Net interest expense	(44)	(37)	(41)	(10)	(10)
Other income (expense)	(18)	—	1	—	—

Total other expense	(62)	(37)	(40)	(10)	(10)
Loss before income taxes	—	(299)	(35)	1	(12)
Provision/(benefit) for income taxes	(165)	3	2	7	(159)

Net income/(loss)	$165	$(302)	$(37)	$(6)	$146

Net income/(loss) per basic share(b)	$1.53	$(2.86)	$(0.36)	$(0.05)	$1.38
Net income/(loss) per diluted share(b)	$1.46	$(2.86)	$(0.36)	$(0.05)	$1.34
Weighted average shares used in calculating net earnings/(loss) per share:
Basic	107,952,327	105,582,736	104,118,983	109,593,798	106,294,089
Diluted	113,072,679	105,582,736	104,118,983	109,593,798	108,962,383

Cash dividends declared per common share	$—	$—	$—	$—	$—

Other Data:

Capital spending	$39	$47	$44	$8	$8
EBITDA(c)	$99	$(205)	$66	$24	$12
Other adjustments	$45	$333	$61	$5	$10
Adjusted EBITDA(c)	$144	$128	$127	$29	$22

	At December 31,			At March 31,
	2013	2012	2011	2014
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$117	$130	$136	$250
Working capital deficit(d)	(315)	(248)	(233)	(356)
Total assets	1,108	834	1,146	1,305
Total long-term debt	430	415	440	399
Total shareholders’ equity/(deficit)	42	(143)	161	32

(a)	During the first quarter of 2011, we changed the classification of expenses for commissions paid to private label partners (“affiliate commissions”) from cost of revenue to marketing expense in our consolidated statements of operations.
(b)	Net income/(loss) per share may not recalculate due to rounding.
(c)	EBITDA is a performance measure used by management that is defined as net income (loss) plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. We use and believe investors and other external users of our financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance because:

•	These measures provide greater insight into management decision making as they are among the primary metrics by which management evaluates the operating performance of the company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of our business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate our actual results against management’s expectations.

•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. We generally only fund working capital requirements with funds borrowed under our revolving credit facility, if at all, in the fourth quarter of the year when our cash balances are typically the lowest. As a result, nearly all of our interest expense is not incurred to fund our operating activities. In addition, excluding interest expense from our non-GAAP measures is consistent with our intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding our business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of our business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to our income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Years Ended December 31,			Three Months Ended March 31,
	2013	2012	2011	2014	2013
	(in millions)
Net income/(loss)	$165	$(302)	$(37)	$(6)	$146
Net interest expense	44	37	40	10	10
Provision/(benefit) for income taxes	(165)	3	2	7	(159)
Depreciation and amortization	55	57	61	13	15
EBITDA	99	(205)	66	24	12
Impairment of goodwill and intangible Assets(1)	—	321	50	—	—
Impairment of other assets(2)	3	1	—	—	2
Net loss on extinguishment of debt(3)	18	—	—	—	—
Reversal/acceleration of amortization of net unfavorable contract liability(4)	—	(3)	2	—	—
Stock-based compensation expense	13	8	8	3	3
Restructuring costs(5)	4	—	—	—	4
System integration costs(6)	—	—	—	1	—
Litigation settlements and other(7)	7	6	1	1	1

Adjusted EBITDA	$144	$128	$127	$29	$22

(1)	Represents the non-cash charge recorded for the impairment of goodwill and intangible assets.
(2)	Represents impairment of property and equipment in connection with our decision to exit the Away Network business in the first quarter of 2013 and a non-cash charge to impair the asset related to the in-kind marketing and promotional support that we expected to receive under the Charter Associate Agreement in the third quarter of 2012.
(3)	Represents write-off of deferred financing fees and other refinancing costs in connection with the refinancing of our $450 million senior secured term loan facilities in May 2013.
(4)	In the third quarter 2012, we reduced the net unfavorable contract liability by $1.2 million following the negotiation of a new agreement with a supplier. This reduction was recorded as a $2.6 million increase to net revenue, reflecting the reduction in expected future rebate payments we would be required to make to a supplier. For 2011, the amount primarily represents a non-cash charge recorded to accelerate the amortization of the in-kind marketing and promotional support asset from Continental Airlines under its Charter Associate Agreement with us.
(5)	Represents one-time costs associated with targeted cost actions we undertook in the first quarter 2013.
(6)	Represents implementation of systems acquired in connection with the Travelocity Partner Network assets that were purchased in the first quarter of 2014.
(7)	Represents charges related to certain legal proceedings and other non-recurring professional fees.

(d)	Defined as current assets less current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk and uncertainty. Before purchasing our common stock, you should carefully consider the risks described below and in the accompanying prospectus, together with all other information contained in or incorporated by reference in this prospectus supplement, including the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Please see “Forward-Looking Statements” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus. If any of the following risks or the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 occur, our business, financial condition, results of operations or future growth could materially suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. The risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our company.

Risks Related to Our Business

Travelport may have interests that differ from our interests or the interests of our other stockholders. Since Travelport has a significant ownership stake in Orbitz, it may be able to exert significant influence and control over us.

After giving effect to this offering, Travelport will beneficially own 37.6% of our outstanding common stock (or 36.5% if the underwriters exercise their option in full). Therefore, Travelport will continue to own sufficient shares to significantly influence any actions requiring the approval of our stockholders, including adopting most amendments to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and approving or rejecting proposed mergers or sales of all or substantially all of our assets. Travelport’s interests may differ from those of our other stockholders in material respects and, as a practical matter, Travelport will be able to exert significant influence and potential control over matters put to a vote of our stockholders so long as it continues to own a significant amount of our outstanding voting stock, even though that amount will be less than 50%. This could also limit stockholder value by preventing a change of control that our stockholders might consider favorable.

Further, under our Certificate of Incorporation, until Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of our then outstanding common stock, the prior consent of Travelport is required before the Company can act or engage in certain situations, including: (i) the nomination or appointment of members of the Board of Directors or to any committee of the Board; (ii) transactions, including consolidations, mergers, sales, leases, dispositions or acquisitions over a certain amount; (iii) financing arrangements; and (iv) changes to our capital structure. These provisions have historically prohibited the Company from taking such actions without the prior consent of Travelport.

To varying extents, travel suppliers use global distribution systems (“GDSs”) to connect their products and services with travel companies, who in turn make these products and services available to travelers for booking. We entered into a new GDS service agreement with Travelport on February 4, 2014 (the “New Travelport GDS Service Agreement”) and GDS service agreements with alternate GDS options in late 2013 and early 2014 (the “Alternate GDS Options”). Under the New Travelport GDS Service Agreement, we are required to use only Travelport GDSs for all air and car segments booked on domestic agencies and are subject to certain other exclusivity obligations for segments booked in Europe and other markets through December 31, 2014. Our contractual obligations to Travelport for GDS services limit our ability to use Alternate GDS Options before December 31, 2014, and as a result, if Travelport became unwilling or was unable to provide these services to us, we may not be able to transition to alternative providers and our business could be materially and adversely affected. After December 31, 2014, we are subject to certain minimum segment volume thresholds, but have significantly more flexibility to use alternate connectivity options. While the New Travelport GDS Service Agreement provides the Company with significantly more flexibility than our prior arrangement with Travelport for GDS services, it is possible that the Company will negotiate with Travelport over the course of the agreement for modifications and amendments to the agreement. Because of our relationship with Travelport and the significant influence Travelport has over the Company, we may have a weakened negotiating position in discussions through 2014 where Travelport has a divergent interest from us. In recognition of the fact that Travelport’s interests may differ from ours, our audit committee, in accordance with applicable listing and regulatory requirements and principles of good corporate governance, takes an active role in reviewing and approving any agreement involving more than $120,000 of payments or receipts in which Travelport (or any other related party) has an interest, including the New Travelport GDS Service Agreement entered into on February 4, 2014. On January 29, 2014, our audit committee approved the New Travelport GDS Agreement and authorized the execution of such agreement, pursuant to a delegation to the audit committee by the Board of Directors on August 13, 2013 to authorize and approve all agreements with GDS providers.

Disruptions or prolonged declines in travel volume, particularly air travel, could adversely affect our business, financial condition and results of operations.

Our revenue is derived from the worldwide travel industry and is directly related to the overall level of travel activity, particularly air travel and hotel volume. Therefore, our revenue is significantly impacted by declines in or disruptions to travel in the United States, Europe and the Asia Pacific region due to factors entirely outside of our control. Factors that could affect travel activity and materially adversely impact our results of operations, business and revenue include:

•	deterioration, weakness or uncertainty in the global economy;

•	global security issues, political instability, acts or threats of terrorism, regional hostilities or war, and other political issues that could adversely affect travel volume in our key regions;

•	health-related concerns, such as epidemics or pandemics;

•	natural disasters, such as hurricanes, volcanic eruptions, earthquakes, tsunamis, floods and droughts;

•	severe weather conditions, or unusual or unpredictable weather patterns;

•	the financial condition of suppliers, particularly those in the airline and hotel industry, and the impact of their financial condition on the cost and availability of air travel and hotel rooms;

•	changes in airline distribution policies or increases in airfares;

•	changes to regulations governing the airline and travel industry or the imposition of taxes or surcharges by regulatory authorities;

•	an increase in fuel prices affecting travel;

•	work stoppages or labor unrest at any of the major airlines, airports or major hotel chains;

•	travel-related accidents or safety concerns;

•	increased airport security that could reduce the convenience of air travel;

•	changes in occupancy and room rates achieved by hotels; and

•	travelers’ perceptions of the occurrence of or the scope, severity and timing of the factors described above.

If there is a prolonged substantial decrease in travel volumes, particularly for air travel and hotel stays, for these or any other reasons, it would have a material adverse impact on our business, financial condition and results of operations.

The travel industry is highly competitive, and we may not be able to effectively compete in the future.

We operate in the highly competitive travel industry. Our success depends upon our ability to compete effectively against numerous established and emerging competitors, including other OTCs, traditional offline travel companies, suppliers, travel research companies, search engines and meta-search companies, which may have significantly greater financial, marketing, personnel and other resources than we have. Factors affecting our competitive success include price, availability of travel products, ability to package travel products across multiple suppliers, brand recognition, customer service and customer care, fees charged to customers, ease of use, accessibility, reliability and innovation. If we are not able to compete effectively against our competitors, our business and results of operations may be adversely affected.

Online travel agencies: We face significant competition from other online travel agencies, such as Priceline, Expedia, Travelocity and their related brands, as well as other regional competitors such as Ctrip in China and Odigeo in Europe. We compete with offline travel agencies for both travelers and the acquisition and retention of supply.

Travel suppliers: Suppliers have increasingly focused on distributing their products through their own websites and driving consumers away from OTCs. Suppliers may offer advantages for customers to book directly, such as member-only fares, bonus miles or loyalty points, which could make their offerings more attractive to customers. Some low-cost airlines distribute their online supply exclusively through their own website, and other carriers have attempted to drive customers to book directly on their websites by eliminating or limiting sales of certain airline tickets through third-party distributors. Our results of operations could be negatively affected by such increased competitive pressure from suppliers.

Search engines: We also face increasing competition from search engines like Google, Bing and Yahoo!. Search engines have grown in popularity and may offer comprehensive travel planning or shopping capabilities, which may drive more traffic directly to the websites of suppliers or competitors. Google has increased its focus on appealing to travel customers through its launches of Google Places, Google Flights and Google Hotel Price Ads (“HPA”). Google’s efforts around these products, as well as possible future developments, may change or undermine our ability to obtain prominent placement in paid or unpaid search results at a reasonable cost or at all. In addition, we currently license our search functionality, QPX Software, from ITA Software, Inc., a subsidiary of Google.

Travel meta-search engines and content aggregators: Travel meta-search websites and travel research sites that have search functionality, including Kayak.com (a subsidiary of our competitor Priceline), Trivago.com (a subsidiary of our competitor Expedia), and TripAdvisor, aggregate travel search results for a specific itinerary across supplier, travel agent and other websites. If these competitors limit our participation within their results, it could affect our traffic-generating arrangements in a negative manner. For example, our agreement with Kayak.com that provided for exclusivity with respect to some of Kayak’s core search results terminated at the end of 2013 and was not renewed. We expect that the loss of this exclusivity arrangement will negatively impact air volume in 2014. In addition, some meta-search sites, including Kayak.com, offer users the ability to make reservations directly on their websites, which may reduce the amount of traffic and transactions available to us through referrals from these sites.

Other competitors in the broader travel space: We also will continue to face competition from new channels of distribution in the travel industry. Additional sources of competition could include “daily deal” websites, such as Groupon Getaways, or peer-to-peer inventory sources, such as AirBnB. AirBnB and similar websites facilitate the short-term rental of homes and apartments from owners, thereby providing an alternative to hotel rooms. The growth of peer-to-peer inventory sources could affect the demand for our services in facilitating reservations at hotels.

There can be no assurance that we will be able to compete successfully against any current and future competitors or on emerging platforms, or provide differentiated products and services to our customer base. Increasing competition from current and emerging competitors, the introduction of new technologies and the continued expansion of existing technologies, such as meta-search and other search engine technologies, may force us to make changes to our business models, which could affect our financial performance and liquidity. Increased competition has resulted in and may continue to result in reduced margins, as well as loss of customer, transactions and brand recognition.

Our business depends on our supplier and distribution partner relationships. Adverse changes in these relationships or our inability to enter into new relationships could negatively affect our access to travel offerings and reduce our revenue.

We rely significantly on our relationships with hotels, airlines and other suppliers and travel partners. We enter into agreements with these suppliers and travel partners at varying times and of varying duration. As a result, at any given point in time, one or more of these agreements may be approaching expiration or renewal. Moreover, in order to enhance the competitiveness of our offerings, we are constantly seeking to add new suppliers and travel partners. Adverse changes in any of these relationships (whether upon expiration of an agreement or otherwise) or the inability to enter into new relationships could negatively impact the availability and competitiveness of the travel products we offer on our websites and therefore could adversely affect our revenue. If any of our major suppliers or travel partners significantly reduces their business with us for a sustained period of time or completely withdraws from doing business with us, in favor of one of our competitors or to require consumers to purchase services directly from them, it could have a material adverse effect on our business and ability to retain customers.

Our suppliers continue to look for ways to decrease their overall distribution costs, which could significantly reduce the net revenue OTCs earn from travel and other travel-related products. We have encountered, and expect to continue to encounter, pressure on supplier economics and positive and negative effects of a competitive market environment. As a result, the revenue we and other OTCs earn in the form of mark-ups and commissions from our suppliers is likely to be negatively impacted over the long term as supplier contracts are extended or renegotiated or as we add new suppliers. In addition, although we have recently negotiated a new GDS service agreement with Travelport with more favorable terms than our prior contract, there can be no assurance that the revenue we earn in the form of incentive payments from GDS providers will not be negatively impacted in future contract negotiations.

In particular, airlines continue to look for ways to decrease their overall costs, including the cost of distributing airline tickets through OTCs and GDSs, and to increase their control over distribution. The airlines have negotiated, and we expect they will continue to attempt to negotiate, terms more favorable to themselves whenever possible, such as upon expiration of an agreement with us or where we are distributing an airline’s services without a formal agreement in place (which is currently the case with American Airlines). To the extent airlines obtain more favorable terms in their agreements with us (which has been a continuing trend for many years) or in their agreements with the GDSs that we use, or if an airline terminates its agreement with us, the net revenue we earn from the distribution of airline tickets would be negatively impacted, which could have a material adverse effect on our business, results of operations and financial condition.

For example, the Company temporarily discontinued its distribution of American Airlines (“AA”) tickets in 2010 after the Company and AA were unable to agree to terms under which the AA tickets would be offered on our websites. If similar situations were to occur in the future, it could reduce our access to air inventory, thereby putting us at a competitive disadvantage and reducing our revenues.

Because we depend on a relatively small number of airlines and car rental companies for a significant portion of our revenue in those areas, our business and results of operations could be adversely affected if suppliers consolidate in either of these industries. If there is consolidation in either of these industries, the Company would be forced to negotiate with a fewer number of total suppliers for the same number of segments, which would weaken our negotiating position and reduce our ability to negotiate favorable rates on segments. Additionally, consolidation of one or more of the major airlines, including the merger of American Airlines and US Airways, could result in a reduction in the number of airline tickets available for booking on our websites and increased air fares, which may have a negative impact on demand for travel.

Our business has significant liquidity requirements.

Our business has significant liquidity requirements. Certain events could have a negative impact on our liquidity, which in turn could affect our ability to take advantage of potential business opportunities, respond to competitive pressures or operate our business as it currently exists, including the following:

•	termination of a major supplier’s participation on our websites;

•	decline in merchant gross bookings due to deteriorating economic conditions or other factors;

•	decline in stand-alone hotel merchant gross bookings due to a shift from the merchant model to the retail model;

•	the imposition of holdbacks or reserves by credit card processors;

•	changes to payment terms or other requirements imposed by vendors, suppliers, payment processors, consumer protection organizations, taxing authorities or regulatory agencies, such as requiring us to provide letters of credit, cash reserves, deposits or other forms of financial security or increases in such requirements; and

•	lower than anticipated operating cash flows from our operations or other unanticipated events, such as unfavorable outcomes in legal proceedings (including, in the case of hotel occupancy proceedings, certain jurisdictions’ requirements that we provide financial security or pay a deposit to the municipality in order to challenge the assessment in court).

If any of these events occurs in the future, individually or in the aggregate, they could have a material adverse effect on our results of operations, our liquidity and the value of our common stock.

We have a significant amount of indebtedness, which could limit the manner in which we operate our business.

As of the date of this prospectus supplement, we had $450.0 million of outstanding borrowings under our Amended Credit Agreement. Our substantial level of indebtedness could:

•	impair our ability to obtain additional financing or to obtain such financing on terms acceptable to us for working capital, capital expenditures, acquisitions or general corporate purposes;

•	reduce the funds available to us for potential acquisitions, capital expenditures, working capital and general corporate purposes because we are required to use a portion of our cash flows from operations to make debt service payments;

•	put us at a competitive disadvantage because we have a higher level of indebtedness than some of our competitors and reduce our flexibility in planning for, or responding to, changing conditions in the economy or our industry, including increased competition; and

•	make us more vulnerable to general economic downturns and adverse developments in our business.

The Amended Credit Agreement requires us not to exceed a maximum first lien leverage ratio. If we fail to comply with this covenant and we are unable to obtain a waiver or amendment, our lenders could accelerate the maturity of all amounts outstanding under our term loan and revolving credit facility and could proceed against the collateral securing this indebtedness. If this were to occur, there is no assurance that alternative financing would be available to us or at favorable terms.

In addition, restrictive covenants in our Amended Credit Agreement specifically limit our ability to, among other things:

•	incur additional indebtedness or enter into guarantees;

•	enter into sale and leaseback transactions;

•	make new investments, loans or acquisitions;

•	grant or incur liens on our assets;

•	sell our assets;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	engage in transactions with affiliates; and

•	make distributions or dividend payments or redeem or repurchase our capital stock.

As a result, we may operate our business differently than if we were not subject to these covenants and restrictions.

We face risks associated with online security and credit card fraud and data privacy breaches.

The secure transmission of confidential information over the Internet is essential in maintaining customer and supplier confidence in our services. Substantial or ongoing security breaches, whether instigated internally or externally on our system or on other Internet-based systems, could significantly harm our business. We currently require customers to guarantee transactions with their credit cards online. We rely on licensed encryption and authentication technology to effect secure transmission of confidential customer information, including credit card numbers.

It is possible that our security measures may not prevent security breaches and that we may be unsuccessful in implementing our remediation plan to address potential exposures. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent our security systems could steal proprietary information or cause significant interruptions in our operations. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Security breaches could also cause customers and potential customers to lose confidence in our security, which would have a negative effect on the demand for our products and services. Additionally, certain of our third party providers, including our GDS providers, receive our customers’ credit card information in order to process transactions. If there is a security breach with respect to such third party provider that causes our customers’ credit card information to be compromised, we would face the same risks as we would to a breach on our own system, including damage to our reputation, risk of loss and litigation.

Moreover, public perception concerning security and privacy on the Internet generally could adversely affect customers’ willingness to use our websites. Publicized breaches of security affecting other companies that conduct business over the Internet could cause consumers to be reluctant to use the Internet as a means of conducting commercial transactions and therefore reduce the number of consumers using our websites to book travel.

Additionally, we may be held liable for accepting fraudulent credit cards as payment for transactions. If we are unable to control the amount of fraudulent chargebacks for which we are liable, our results of operations and financial condition may be adversely affected.

We rely on search engines and content providers, who may change their business models in ways that could have a negative impact on our business.

We use Google and other internet search engines to generate traffic to our websites, principally through the purchase of travel-related keywords. Google and other search engines frequently update and change the logic that determines the placement and display of results of a user’s search. These changes could negatively affect the purchased or algorithmic placement of links to our websites. In addition, a significant amount of traffic is directed to our websites through our participation in pay-per-click and display advertising campaigns on search engines, meta-search sites and content properties. Pricing and operating dynamics for these traffic sources can experience rapid change, both technically and competitively. Moreover, any of these providers could, for competitive or other purposes, alter their search algorithms or results, causing our websites to place lower in search query results. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking, paid or unpaid, of our websites or that of our third-party distribution partners, or if competitive dynamics impact the costs or effectiveness of search engine optimization, search engine marketing or other traffic generating arrangements in a negative manner, our business and financial performance would be adversely affected, potentially to a material extent.

We are dependent upon third-party systems and service providers, and any disruption or adverse change in their businesses could have a material adverse effect on our business. We rely on certain third-party computer systems, service providers and software companies, including the electronic central reservation systems and GDSs. In particular, our businesses rely on third parties to:

•	conduct searches for airfares;

•	process hotel room transactions;

•	process credit card and other payments; and

•	provide computer infrastructure critical to our business.

We currently utilize GDSs, including Worldspan, Galileo and Amadeus to process a significant portion of our bookings. In addition, we rely on a group of business process outsourcing companies located in various countries to provide us with call center and telesales services, back office administrative services such as ticketing fulfillment, hotel rate loading and quality control, information technology services, and financial services. Any interruption in these third-party services could prevent us from operating certain aspects of our business and damage our reputation. For instance, interruption or deterioration in our GDS partners’ products or services could prevent us from searching and booking airline and car rental reservations.

Our success is dependent on our ability to maintain relationships with our technology partners. In the event our arrangements with any of these third parties are impaired or terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms, which could result in significant additional costs or disruptions to our business. In addition, some of our agreements with third-party service providers can be terminated by those parties on short notice and, in many cases, provide no recourse for service interruptions. A termination or disruption of these services could have a material adverse effect on our business, financial condition and results of operations.

Certain of our international subsidiaries have a history of significant operating losses and our inability to improve their scale and profitability could adversely affect our business and results of operations.

We have historically incurred significant operating losses at our international subsidiaries and may continue to experience operating losses in the future. As a result, we have made, and may continue to make, significant investments in our international operations by using a portion of the cash flow generated from our domestic operations or funds from other borrowings under our other credit facilities. There can be no assurance that our international subsidiaries will be profitable in the future or that any profits generated by them will be sufficient to recover our investments in them.

The profitability of our international subsidiaries depends to a large extent on the scale of their operations. If we fail to achieve the desired scale, we may not be able to effectively compete in the global marketplace, and our business and results of operations may be adversely affected.

Our international operations are subject to additional risks not encountered when doing business in the United States, including foreign exchange risk.

We generated 26% and 27% of our net revenue for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, from our international operations and had employees in over 20 countries. We are subject to certain risks as a result of having international operations and operations in multiple countries generally, including:

•	currency exchange rate fluctuations;

•	difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management infrastructure in various countries;

•	differences and unexpected changes in local regulatory requirements and exposure to local economic conditions;

•	limits on our ability to enforce our intellectual property rights and increased risk of piracy;

•	preference of local populations for local providers;

•	restrictions on the repatriation of non-U.S. investments and earnings back to the United States, including withholding taxes imposed by certain foreign jurisdictions; and

•	diminished ability to legally enforce our contractual rights.

We expect that our exposure to the foregoing risks will increase as we attempt to expand our international operations. To the extent we are not able to effectively mitigate or eliminate these risks, our results of operations could be adversely affected.

Further, our international operations require us to comply with a number of U.S. and international regulations, including, among others, the Foreign Corrupt Practices Act (“FCPA”) and the U.K.’s Bribery Act 2010. Any failure by us to adopt and continue to practice appropriate compliance procedures to ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties or restrictions on our ability to conduct business in certain foreign jurisdictions.

We rely on information technology to operate our businesses and maintain our competitiveness, and any failure to adapt to technological developments or industry trends could affect our ability to compete and harm our business.

We depend upon the use of sophisticated information technologies and systems, including technologies and systems utilized for reservations, communications, procurement and administrative systems. Certain of our businesses also utilize third-party fare search solutions and GDSs or other technologies. As our operations grow in both size and scope, we must continuously improve and upgrade our systems and infrastructure to offer our customers enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. Our future success depends on our ability to adapt our services and infrastructure to meet rapidly evolving industry standards while continuing to improve the performance and features of our service in response to competitive service and product offerings and the changing demands of the marketplace. In particular, we will need to commit additional financial, operational and technical resources in order to expand our systems and infrastructure to meet any potential increases in business volume.

In addition, we may not be able to maintain our existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. We may fail to achieve the benefits anticipated or required from any new technology or system, or we may be unable to devote financial resources to new technologies and systems in the future. Furthermore, our use of this technology could be challenged by claims that we have infringed upon the patents, copyrights or other intellectual property rights of others. If any of these events occur, our business could suffer.

System interruptions and the lack of redundancy may cause us to lose customers or business opportunities.

We rely on computer and information technology systems to operate our business and process transactions. If we are unable to maintain and improve our information technology systems and infrastructure, we may experience system interruptions. System interruptions and slow delivery times, unreliable service levels, prolonged or frequent service outages or insufficient capacity in our systems or the systems of the third parties on which we rely may prevent us from efficiently providing services to our customers, which could result in our losing customers and revenue or incurring liabilities. In addition to the risks associated with inadequate maintenance or upgrading, our information technologies and systems are vulnerable to damage or interruption from various causes, including:

•	power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events;

•	computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security;

•	the failure of third-party systems or services that we rely upon to maintain our own operations; and

•	natural disasters, war and acts of terrorism.

We do not have backup systems for certain critical aspects of our operations. For example, if we were unable to connect to certain third-party systems, such as GDSs, due to failure of our systems, our ability to process bookings could be significantly or completely impaired. Many other systems are not fully redundant, and our disaster recovery planning may not be sufficient. In addition, we may have inadequate insurance coverage to compensate for losses from a major interruption, and remediation may be costly and have a material adverse effect on our operating results and financial condition. Any extended interruption in our technologies or systems could significantly curtail our ability to conduct our businesses and generate revenue.

Our businesses are regulated and any failure to comply with applicable regulations or any changes in those regulations could adversely affect us.

We operate in a regulated industry both in the United States and internationally. Our business, financial condition and results of operations could be adversely affected by unfavorable changes in or the enactment of new laws, rules and regulations applicable to us, which could decrease demand for our products and services, increase costs or subject us to additional liabilities. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, these regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could have a material adverse effect on our operations. In addition, the various regulatory regimes to which we are subject may conflict so that compliance with the regulatory requirements in one jurisdiction may create regulatory issues in another.

Because we process, store and use customer information, we are subject to additional risks as a result of governmental regulation and conflicting legal requirements regarding customer information. In the processing of customer transactions, we receive and store a large volume of personally identifiable information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world. This legislation and regulation is generally intended to protect the privacy and security of personal information, including credit card information that is collected, processed and transmitted in or from the governing jurisdiction. If domestic or international legislation or regulations are expanded to require changes in our business practices, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, we could be adversely affected. Travel companies have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of travel data. These and other privacy concerns could adversely impact our business, financial condition and results of operations.

Our business is also subject to laws and regulations relating to our revenue generating and marketing activities, including those prohibiting unfair and deceptive advertising or practices. Our travel services are subject to regulation and laws governing the offer of travel products and services, including laws requiring us to register as a “seller of travel” in various jurisdictions and to comply with certain disclosure requirements. As an OTC that offers customers the ability to book air travel in the United States, we are also subject to regulation by the Department of Transportation, which has authority to enforce economic regulations and may assess civil penalties or challenge our operating authority.

We are involved in various legal proceedings and may experience unfavorable outcomes, which could affect our financial position.

We are involved in various legal proceedings, including, but not limited to, actions relating to intellectual property, in particular patent infringement claims against us, tax disputes throughout the United States, antitrust, employment law and other negligence, breach of contract and fraud claims, which involve claims, in the aggregate, for substantial amounts of money or for other relief or that might necessitate changes to our business or operations. The defense of these actions is both time consuming and expensive. In addition, historically, our insurers have reimbursed us for a significant portion of costs we incurred to defend cases related to use or occupancy tax of hotel accommodations that some states and localities impose (“hotel occupancy tax”). We will not receive any additional insurance reimbursements in future periods as our insurance coverage has now been exhausted. See “Legal Proceedings.” Litigation is inherently unpredictable and unfavorable resolutions could occur. While we generally cannot estimate our range of loss, except for tax matters, if any of these legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations.

We may not be effectively protecting our intellectual property, which would allow competitors to duplicate our products and services. This could make it more difficult for us to compete with them.

Our success and ability to compete depend, in part, upon our technology and other intellectual property, including our brands. Among our significant assets are our software and other proprietary information and intellectual property rights. We rely on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect these assets. However, we have a limited number of patents, and our software and related documentation are protected principally under trade secret and copyright laws, which afford only limited protection, and the laws of some jurisdictions provide less protection for our proprietary rights than the laws of the United States. We have granted Travelport an exclusive license to our supplier link technology, including our patents related to that technology. Under the exclusive license, Travelport has the first right to enforce those patents, and so we will only be able to bring actions to enforce those patents if Travelport declines to do so. Unauthorized use and misuse of our intellectual property could have a material adverse effect on our business, financial condition and results of operations, and the legal remedies available to us may not adequately compensate us for the damages caused by unauthorized use.

Further, intellectual property challenges have been increasingly brought against members of the travel industry. These legal actions have in the past, and might in the future, result in substantial costs and diversion of resources and management attention. In addition, we may need to take legal action in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, and these enforcement actions could result in the invalidation or other impairment of intellectual property rights we assert.

Our ability to attract, train and retain executives and other qualified employees is critical to our results of operations and future growth.

We depend substantially on the continued services and performance of our key executives, senior management and skilled personnel, particularly our professionals with experience in our industry and our information technology and systems. Any of these individuals may choose to terminate their employment with us at any time. The specialized skills we require can be difficult and time-consuming to acquire and, as a result, these skills are often in short supply. A significant period of time and expense may be required to hire and train replacement personnel when skilled personnel depart the Company. Our inability to hire, train and retain a sufficient number of qualified employees could materially hinder our business by, for example, delaying our ability to bring new products and services to market or impairing the success of our operations or prospects for future growth.

We have granted Travelport perpetual licenses to use certain of our intellectual property, which could facilitate Travelport’s ability to compete with us.

We are party to a Master License Agreement with Travelport under which we and Travelport each have rights to use certain of the other’s intellectual property. The Master License Agreement permits Travelport and its affiliates to use and, in some cases, to sublicense to third parties certain of our intellectual property, including:

•	our supplier link technology;

•	portions of ebookers’ booking, search and vacation package technologies;

•	certain of our products and online booking tools for corporate travel;

•	portions of our private label vacation package technology; and

•	our extranet supplier connectivity functionality.

Travelport and its affiliates may use these technologies as part of, or in support of, their own products or services, including in some cases to compete directly with us.

The Master License Agreement permits Travelport to sublicense our intellectual property (other than our supplier link technology) to a party that is not an affiliate of Travelport, except that Travelport may not sublicense our intellectual property to a third party for a use that competes with our business, unless Travelport incorporates or uses our intellectual property with Travelport products or services to enhance or improve Travelport products or services (other than to provide our intellectual property to third parties on a stand-alone basis). Travelport and its affiliates are permitted to use our intellectual property to provide their own products and services to third parties that compete with us. With respect to our supplier link technology, Travelport has an unrestricted license. These Travelport rights could facilitate Travelport’s, its affiliates’ and third parties’ ability to compete with us, which could have a material adverse effect on our business, financial condition and operating results.

Our business and financial performance could be negatively impacted by adverse tax events.

New sales, use, occupancy or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Such enactments could adversely affect our domestic and international business operations and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us to pay additional tax amounts on a prospective or retroactive basis, as well as require us to pay fees, penalties and/or interest for past amounts deemed to be due. In addition, our revenue may decline because we may have to charge more for our products and services.

New, changed, modified or newly interpreted or applied tax laws could also increase our compliance, operating and other costs, as well as the costs of our products or services. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.

We and other providers of travel in the online travel industry are currently subject to various lawsuits related to hotel occupancy tax in numerous jurisdictions in the United States, and other jurisdictions may be considering similar lawsuits. An adverse ruling in the existing hotel occupancy tax cases could require us to pay tax retroactively and prospectively, and possibly penalties, interest and/or fees. We have also been contacted by several municipalities or other taxing bodies concerning our possible obligation with respect to local hotel occupancy or related taxes, and certain municipalities have begun audit proceedings and some have issued assessments against us. If we are found to be subject to the hotel occupancy tax ordinance by a taxing authority and we appeal the decision in court, certain jurisdictions may attempt to require us to provide financial security or pay the assessment to the municipality in order to challenge the tax assessment in court. The proliferation of new hotel occupancy tax cases or audit proceedings could result in substantial additional defense costs. These events could also adversely impact our business and financial performance. See “Legal Proceedings.”

Risks Related to our Common Stock and this Offering

The large number of shares eligible for public sale in the near future could depress the market price of our common stock.

The market price of our common stock could decline significantly as a result of the sales of a large number of shares of our common stock in the market after this offering. These sales, or the perception that these sales might occur, could depress the market for our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with this offering, our directors and executive officers and the selling stockholder in this offering, who collectively hold approximately 39.8% of our outstanding common stock (excluding the shares offered hereby), have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock during the period beginning on the date of this prospectus supplement and ending on the date that is 90 days (subject to extension) after the date of the prospectus supplement (the “Lock-Up Period”) without the consent of Credit Suisse Securities (USA) LLC. See “Underwriting.” After the expiration of the Lock-Up Period, these shares may be sold in the public market in the United States, subject to prior registration in the United States, if required, or reliance upon an exemption from United States registration, including, in the case of shares held by affiliates or control persons, compliance with the volume restrictions of Rule 144. After giving effect to this offering, Travelport will have an additional 41,040,976 shares registered for resale on the registration statement relating to this offering. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company, prevent attempts to replace or remove current management and reduce the market price of our stock.

Our Certificate of Incorporation and amended and restated by-laws, as amended (“By-Laws”), contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our Board of Directors. See “Description of Capital Stock—Certain Certificate of Incorporation and By-Laws Provisions.” These provisions include:

•	a classified Board of Directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our Board of Directors;

•	the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of our Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors;

•	the ability of our Board of Directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the inability of our stockholders to take action by unanimous written consent in lieu of an annual or special meeting; and

•	limitations on the ability of our stockholders to call special meetings.

While we have expressly elected not to be governed by the “business combination” provisions of Section 203 of the Delaware General Corporation Law (as amended, the “DGCL”), we may in the future be subject to such anti-takeover provisions. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change in control of us. An “interested stockholder” is, generally, a stockholder who owns 15% or more of our outstanding voting stock or an affiliate of ours who has owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in the DGCL. See “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock —Certain Certificate of Incorporation and By-Laws Provisions.”

If we issue additional securities to raise capital, it may have a dilutive effect on your investment.

If we raise additional capital through further issuances of equity or convertible debt securities, including pursuant to the registration related to this offering, our existing stockholders could suffer significant dilution in their percentage ownership of us. Moreover, any new equity securities (other than common stock) we issue could have rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering.

If securities analysts do not publish research or reports about our company and our industry, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading price for our common stock is influenced by research or reports that industry or financial analysts publish about us and our business, our industry, or OTCs in general. If any of the analysts who cover us or may cover us in the future change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who covers us or may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company, and our stock price could decline.

We do not intend to pay dividends for the foreseeable future.

We did not declare or pay any cash dividends on our common stock during the years ended December 31, 2013 and 2012, and we do not intend to in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any gains on their investments for the foreseeable future. Our Certificate of Incorporation provides that until the first date on which Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the prior consent of Travelport will be required for the declaration of dividends on any class or series of our capital stock.

Our stock price may be volatile, and you may not be able to resell your shares at or above the public offering price.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. Since January 1, 2013 through the date of this prospectus supplement, the sale price of our common stock has ranged from $2.60 to $13.26. The trading price of our common stock following this offering may continue to fluctuate substantially. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. The fluctuations could cause you to lose part or all of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include, but are not limited to:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in market valuations of similar companies;

•	changes in our contractual relationship with a GDS, an airline, hotel chain or any other significant party;

•	changes in recommendations by securities analysts who follow our common stock;

•	success of competitive products or services;

•	changes in our guidance or capital structure, such as future issuances of debt or equity securities;

•	announcements by us, our competitors or our clients of significant contracts, acquisitions, strategic alliances or capital commitments;

•	loss of one or more significant clients or strategic alliances;

•	changes in laws or regulations relating to our business;

•	litigation involving our company, our industry or both;

•	changes in general economic, industry and market conditions;

•	changes in our relationship with Travelport;

•	investors’ general perception of us; and

•	additions or departures of key employees.

In addition, if the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

USE OF PROCEEDS

The selling stockholder is selling all of the shares of our common stock being sold in this offering, including any shares that may be sold in connection with the exercise of the underwriters’ option. See “Selling Stockholder.” We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

PRICE RANGE OF COMMON STOCK

Our common stock has traded on the New York Stock Exchange under the symbol “OWW” since it began trading on July 20, 2007. The following table sets forth, for the time periods indicated, the high and low sales prices of our common stock as reported on the New York Stock Exchange.

Fiscal Year 2012	High	Low
First Quarter	$4.15	$2.91
Second Quarter	4.24	3.00
Third Quarter	4.75	2.33
Fourth Quarter	2.80	2.07

Fiscal Year 2013	High	Low
First Quarter	$5.99	$2.60
Second Quarter	8.75	5.45
Third Quarter	13.26	8.05
Fourth Quarter	9.86	6.40

Fiscal Year 2014	High	Low
First Quarter	$9.96	$6.72
Second Quarter (through May 16, 2014)	8.27	6.99

On May 16, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $7.50. As of May 16, 2014, there were approximately 40 holders of record of our common stock. Several brokerage firms, banks and other institutions (“nominees”) are listed once on the stockholders of record listing. However, in most cases, the nominees’ holdings represent blocks of our common stock held in brokerage accounts for a number of individual stockholders. Accordingly, the number of beneficial owners of our stock is higher than the number of registered stockholders of record.

DIVIDEND POLICY

We did not declare or pay any cash dividends on our common stock during the years ended December 31, 2013 and 2012, and we do not intend to in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors, and will depend on several factors, including our financial condition, results of operations, capital requirements, restrictions contained in existing and future financing instruments and other factors that our Board of Directors may deem relevant. After giving effect to this offering, Travelport will continue to have consent rights over future dividend determinations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The statements of operations data for the years ended December 31, 2013, 2012 and 2011 and the balance sheet data as of December 31, 2013 and 2012 presented in the table below are derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement. The statements of operations data for the three months ended March 31, 2014 and 2013 and the balance sheet data as of March 31, 2014 are derived from our unaudited consolidated financial statements, which are incorporated by reference into this prospectus supplement. The statements of operations data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2011, 2010 and 2009 presented in the table below are derived from our audited consolidated financial statements, which are not incorporated by reference into this prospectus supplement. Historical results are not indicative of the results to be expected in the future. You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto which are incorporated by reference into this prospectus supplement.

	Years Ended December 31,					Three Months Ended March 31,
	2013	2012	2011	2010	2009	2014	2013
	(in millions, except share and per share data)
Statements of Operations Data:
Net revenue	$847	$779	$767	$757	$738	$210	$203
Cost and expenses:
Cost of revenue(a)	154	148	139	138	128	43	41
Selling, general and administrative	281	261	271	244	257	66	72
Marketing(a)	292	253	242	233	225	77	75
Depreciation and amortization	55	57	60	73	69	14	14
Impairment of goodwill and intangible assets	—	321	50	70	332	—	—
Impairment of property and equipment and other assets	3	1	—	11	—	—	3

Total operating expenses	785	1,041	762	769	1,011	199	206

Operating income/(loss)	62	(262)	5	(12)	(273)	11	(3)
Other income/(expense):
Net interest expense	(44)	(37)	(41)	(44)	(57)	(10)	(10)
Other income (expense)	(18)	—	1	—	2	—	—

Total other expense	(62)	(37)	(40)	(44)	(55)	(10)	(10)
Loss before income taxes	—	(299)	(35)	(56)	(328)	1	(12)
Provision/(benefit) for income taxes	(165)	3	2	2	9	7	(159)

Net income/(loss)	$165	$(302)	$(37)	$(58)	$(337)	$(6)	$146

Net income/(loss) per basic share(b)	$1.53	$(2.86)	$(0.36)	$(0.58)	$(4.01)	$(0.05)	$1.38
Net income/(loss) per diluted share(b)	$1.46	$(2.86)	$(0.36)	$(0.58)	$(4.01)	$(0.05)	$1.34
Weighted average shares used in calculating net earnings/(loss) per share:
Basic	107,952,327	105,582,736	104,118,983	101,269,274	84,073,593	109,593,798	106,294,089
Diluted	113,072,679	105,582,736	104,118,983	101,269,274	84,073,593	109,593,798	108,962,383
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—

	At December 31,					At March 31,
	2013	2012	2011	2010	2009	2014
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$117	$130	$136	$97	$89	$250
Working capital deficit(c)	(315)	(248)	(233)	(234)	(250)	(356)
Total assets	1,108	834	1,146	1,217	1,294	1,305
Total long-term debt	430	415	440	472	598	399
Total shareholders’ equity/(deficit)	42	(143)	161	190	130	32

(a)	During the first quarter of 2011, we changed the classification of expenses for commissions paid to private label partners (“affiliate commissions”) from cost of revenue to marketing expense in our consolidated statements of operations. Affiliate commissions were reclassified from cost of revenue to marketing expense for the years ended December 31, 2010 and 2009 in the amount of $16 million and $10 million, respectively.
(b)	Net income/(loss) per share may not recalculate due to rounding.
(c)	Defined as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements for the years ended December 31, 2013, 2012 and 2011 and related notes, and for the three months ended March 31, 2014 and 2013 and related notes, which are incorporated by reference into this prospectus supplement. Except for historical information, the discussion in this section contains forward-looking statements that involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus supplement. Future results could differ materially from those discussed below. See the discussion under the caption “Forward-Looking Statements.”

Executive Overview

General

Orbitz Worldwide, Inc. is a global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products and services. Our brand portfolio includes Orbitz and CheapTickets in the Americas; ebookers in Europe; and HotelClub based in Australia, which have operations globally. We also own and operate Orbitz for Business, a corporate travel company, and Orbitz Partner Network group, which delivers private label travel solutions to a broad range of partners. We provide customers with the ability to book a wide array of travel products and services from suppliers worldwide, including air travel, hotels, vacation packages, car rentals, cruises, rail tickets, travel insurance and destination services such as ground transportation, event tickets and tours.

Industry Trends

Our position in the industry is affected by the industry-wide trends discussed below, as well as a number of factors specific to our global operations and supplier relationships. In addition, the continued presence of relatively high unemployment rates and related pressure on consumer spending, as well as perceived uncertainty about the state of the global economy, cause uncertainty and volatility in the travel market.

Worldwide travel is a $1 trillion industry that has been characterized by rapid and significant transformation driven by changes in demographic trends, globalization and higher consumer discretionary spending. The travel industry continues to benefit from increasing internet usage and higher online and mobile booking penetration rates. We compete in various geographic markets, with our primary markets being the United States, Europe and the Asia Pacific region. Internationally, a relatively low percentage of travel sales are transacted online and the market is highly fragmented, which represents a significant opportunity for us. IDC estimates that online travel bookings will grow 15% annually from $402 billion in 2013 to $714 billion in 2017, with annual growth of 10% in the United States, 12% in Europe and 22% in the Asia Pacific region.

The online travel industry is highly competitive and competition has intensified in recent years. Airlines and hotels have increasingly focused on distributing their products through their own websites, and meta-search and travel research sites have gained in popularity and some of our competitors have acquired, or invested in meta-search companies. We have also seen technology companies, such as Google, increase their interest in online travel.

Intense competition in the travel industry has historically led OTCs and travel suppliers to aggressively spend on online marketing. Competition for search engine key words continues to be intense as certain OTCs and travel suppliers increase their marketing spending in this area. Competitive dynamics could cause the cost to acquire traffic to continue to increase.

Over the past few years, fundamentals in the global hotel industry have strengthened. In general, we have seen rising hotel occupancy rates and higher average daily rates for hotel rooms. In addition, we have seen a shift in the business model under which some of our competitors make hotel rooms available to consumers. Our hotel business operates predominantly under the merchant model, however some of our competitors have adopted a retail model, or a model where the traveler can choose to purchase a hotel room under either a retail or merchant model. This could put pressure on the economics of historical business models.

Demand in the air travel industry has strengthened over the past few years driven largely by increased corporate travel demand. The increased corporate travel demand, combined with continued discipline by airlines around capacity, has resulted in higher airfares. Higher airfares generally put pressure on leisure travel demand, which represents the majority of air bookings through OTCs. Further consolidation of the airline industry, such as the merger between American Airlines and US Airways, could put additional pressure on capacity and airfares in the future.

Suppliers continue to look for ways to decrease overall distribution costs, which could significantly reduce the net revenue OTCs earn from travel and other ancillary travel products. We have encountered, and expect to continue to encounter, pressure on supplier economics as certain supply agreements are renegotiated. We expect that our shift in mix towards hotels and dynamic packaging will positively impact our overall transaction economics over time.

Results of Operations

Three Months Ended March 31, 2014 compared to Three Months Ended March 31, 2013

	Three Months Ended March 31,		Increase/(Decrease)
	2014	2013	$	%
	(in thousands)
Net revenue	$210,255	$202,860	$7,395	4%
Cost and expenses:
Cost of revenue	42,745	41,294	1,451	4%
Selling, general and administrative	66,242	72,364	(6,122)	(8)%
Marketing	76,778	74,936	1,842	2%
Depreciation and amortization	13,593	14,499	(906)	(6)%
Impairment of property and equipment	—	2,577	(2,577)	(100)%

Total operating expenses	199,358	205,670	(6,312)	(3)%

Operating income/(loss)	10,897	(2,810)	13,707	* *
Other income/(expense):
Net interest expense	(9,577)	(9,529)	(48)	1%

Total other expense	(9,577)	(9,529)	(48)	1%

Income (loss) before income taxes	1,320	(12,339)	13,659	* *
Provision (benefit) for income taxes	7,254	(158,539)	165,793	>100%

Net income (loss)	$(5,934)	$146,200	$(152,134)	* *

**	Not meaningful.

Key Operating Metrics

The table below shows our gross bookings, net revenue, transaction growth and hotel room night growth for the three months ended March 31, 2014 and 2013. Gross bookings, transactions and stayed hotel room nights not only have an impact on our net revenue trends, but these metrics also provide insight to changes in overall travel demand, both industry-wide and specific to our websites. Air gross bookings include only standalone air gross bookings, while non-air gross bookings include gross bookings from hotels, car rentals, vacation packages, cruises, destination services and travel insurance.

	Three Months Ended March 31,		Increase/ (Decrease)
	2014	2013	$	%
	(in thousands)
Gross bookings:
Domestic	$2,477,810	$2,424,956	$52,854	2%
International	704,704	677,625	27,079	4%

Total gross bookings	$3,182,514	$3,102,581	$79,933	3%

Standalone air	$1,953,324	$2,027,713	$(74,389)	(4)%
Non-air	1,229,190	1,074,868	154,322	14%

Total gross bookings	$3,182,514	$3,102,581	$79,933	3%

Net revenue:
Air	$70,228	$69,251	$977	1%
Hotel	67,234	62,923	4,311	7%
Vacation package	32,912	31,677	1,235	4%
Advertising and media	14,586	13,068	1,518	12%
Other	25,295	25,941	(646)	(2)%

Total net revenue	$210,255	$202,860	$7,395	4%

Net revenue:
Domestic	$154,609	$150,206	$4,403	3%
International	55,646	52,654	2,992	6%

Total net revenue	$210,255	$202,860	$7,395	4%

Transaction and hotel room night growth/(decline):
Booked transactions	(1)%	(4)%
Stayed hotel room nights	12%	14%

Gross Bookings

The increase in domestic gross bookings for the three months ended March 31, 2014 was driven primarily by higher airfares, higher average booking values for hotels, vacation packages and car rentals and higher volume for hotels, partially offset by lower air and car transaction volume. The increase in international gross bookings for the three months ended March 31, 2014 was driven primarily by higher average booking values and higher volume for hotels, partially offset by lower air volume. The Travelocity Partner Network (“TPN”) acquisition contributed approximately 4 percentage points of gross bookings growth.

Net Revenue

Net revenue increased $7.4 million, or 4%, for the three months ended March 31, 2014 compared with the three months ended March 31, 2013. Excluding the impact of foreign exchange fluctuations, net revenue increased by $6.9 million for the three months ended March 31, 2014, from the comparable prior year period. The TPN acquisition contributed approximately 2 percentage points to year-over-year net revenue growth for the first quarter 2014.

Air. Net revenue from air bookings increased $1.0 million for the three months ended March 31, 2014 as compared with the three months ended March 31, 2013. Excluding the impact of foreign exchange fluctuations, air net revenue increased $0.1 million for the three months ended March 31, 2014 from the comparable prior year period. Domestic air net revenue decreased $1.3 million for the three months ended March 31, 2014 as compared with the three months ended March 31, 2013, due to lower volume, partially offset by higher net revenue per transaction. International air net revenue increased $2.3 million for the three months ended March 31, 2014, as compared with the three months ended March 31, 2013 due to higher net revenue per transaction, partially offset by lower volume. The TPN acquisition contributed approximately 4 percentage points to year-over-year standalone air net revenue growth for the first quarter 2014.

Hotel. Net revenue from hotel bookings increased $4.3 million, or 7%, for the three months ended March 31, 2014, compared with the three months ended March 31, 2013. Excluding the impact of foreign currency fluctuations, net revenue from hotel bookings increased $5.4 million for the three months ended March 31, 2014 from the comparable prior year period. Domestic hotel net revenue increased $3.6 million due primarily to higher volume, partially offset by lower net revenue per transaction. International hotel net revenue increased by $0.7 million due to growth in hotel volume, partially offset by lower net revenue per transaction. The TPN acquisition contributed approximately 2 percentage points to year-over-year standalone hotel net revenue growth for the first quarter 2014.

Vacation package. As compared with the three months ended March 31, 2013, net revenue from vacation package bookings for the three months ended March 31, 2014 increased $1.2 million, or 4%. Excluding the impact of foreign currency fluctuations, net revenue from vacation packages increased $0.8 million for the three months ended March 31, 2014 from the comparable prior year period. Domestic vacation package net revenue increased $1.4 million for the three month period due primarily to higher net revenue per transaction. International vacation package net revenue decreased for the three months ended March 31, 2014 from the comparable period year $0.2 million due to lower net revenue per transaction, largely offset by higher volume. The TPN acquisition contributed approximately 2 percentage points to year-over-year vacation package net revenue growth for the first quarter 2014.

Advertising and media. Advertising and media net revenue increased $1.5 million, or 12% for the three months ended March 31, 2014 from the comparable prior year period, both reported and excluding the impact of foreign currency fluctuations. The increase for the three months ended March 31, 2014 was driven by higher display advertising, partially offset by the impact of the shutdown of the Away Network in the first quarter of 2013.

Other. Other net revenue is composed primarily of net revenue from travel insurance, car bookings, cruise bookings, and attraction and services. Other net revenue decreased $0.6 million, or 2% for the three months ended March 31, 2014 compared with the three months ended March 31, 2013. Excluding the impact of foreign currency fluctuations, other net revenue decreased $0.9 million for the three months ended March 31, 2014 compared with the three months ended March 31, 2013. The decrease in other revenue for the three months ended March 31, 2014 was due largely to lower car revenue and lower insurance revenue, partially offset by higher attraction and services net revenue, when compared to the same period in 2013.

Costs and Expenses

Cost of Revenue

Our cost of revenue is composed of costs to operate our customer service call centers, credit card processing fees and other costs, which include customer refunds and charge-backs, hosting costs and connectivity and other processing costs.

	Three Months Ended March 31,		Increase/ (Decrease)
	2014	2013	$	%
	(in thousands)
Cost of revenue:
Customer service costs	$14,891	$15,678	$(787)	(5)%
Credit card processing fees	18,865	16,352	2,513	15%
Other	8,989	9,264	(275)	(3)%

Total cost of revenue	$42,745	$41,294	$1,451	4%

Cost of revenue increased $1.5 million (a $1.3 million increase excluding the impact of foreign currency fluctuations) for the three months ended March 31, 2014 compared with the three months ended March 31, 2013, due primarily to a $2.5 million increase in credit card processing fees as a result of higher global hotel volume and growth in our private label distribution channel, partially offset by an $0.8 million decrease in customer service costs due largely to reduced costs at customer service centers and lower ticketing costs of $0.3 million.

Selling, General and Administrative

Our selling, general and administrative expense is composed of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include professional fees, foreign currency transaction and hedging and other administrative costs.

	Three Months Ended March 31,		Increase/ (Decrease)
	2014	2013	$	%
	(in thousands)
Selling, general and administrative:
Wages and benefits(a)	$39,895	$43,523	$(3,628)	(8)%
Contract labor(a)	4,818	6,055	(1,237)	(20)%
Network communications, systems maintenance and equipment	6,253	6,855	(602)	(9)%
Other	15,276	15,931	(655)	(4)%

Total selling, general, and administrative	$66,242	$72,364	$(6,122)	(8)%

(a)	The amounts presented above for wages and benefits and contract labor are net of amounts capitalized related to software development.

Selling, general and administrative expense decreased $6.1 million (a $6.2 million decrease excluding the impact of foreign currency fluctuations) for the three months ended March 31, 2014 compared with the three months ended March 31, 2013. This decrease was driven primarily by a $3.6 million decrease in wages and benefits, a $1.2 million decrease in contract labor costs, a $0.6 million decrease in network communications, systems maintenance and equipment costs, and a decrease in professional fees of $0.7 million. Wages and benefits decreased largely due to lower severance expense of $2.8 million and lower payroll taxes of $0.8 million. In addition, lower wages and higher capitalized salaries were largely offset by higher benefit costs and higher stock-based compensation.

Marketing

Our marketing expense is primarily composed of online marketing costs, such as search engine marketing and travel research; offline marketing costs, such as television, radio and print advertising; and commissions to affiliates. Our online marketing spending is significantly greater than our offline marketing spending. Marketing expense increased $1.8 million, or 2%, both reported and excluding the impact of foreign currency fluctuations for the three months ended March 31, 2014 compared with the three months ended March 31, 2013. The increase in marketing expense for the three month period was due largely to growth of our private label distribution channel and associated commissions, including TPN, of $4.1 million, partially offset by lower search engine marketing and lower offline marketing spending.

Depreciation and Amortization

Depreciation and amortization expense decreased $0.9 million for the three months ended March 31, 2014, compared with the three months ended March 31, 2013. Excluding the impact of foreign currency fluctuations, depreciation and amortization expense decreased $0.8 million for the three months ended March 31, 2014. The decrease in depreciation and amortization expense was due primarily to certain assets becoming fully depreciated in 2013.

Impairment of Other Assets

As a result of our decision during the first quarter of 2013 to exit the Away Network business, we recorded a $2.6 million non-cash charge for the three months ended March 31, 2013 to impair property and equipment associated with that business.

Net Interest Expense

Net interest expense remained flat at $9.6 million for the three months ended March 31, 2014 compared with the same period in 2013. For the three months ended March 31, 2014, the weighted average interest rate of the term loans was 186 basis points higher and the average principal balance of the loans outstanding was $5.9 million higher, compared with the same period in 2013 resulting in an increase in interest expense of $2.0 million, along with higher non-cash interest expense related to the tax sharing liability of $0.2 million. These increases were offset by lower letter of credit fees of $1.4 million and lower amortization of deferred financing fees of $1.0 million.

Provision for Income Taxes

We recorded a tax provision (benefit) of $7.3 million and $(158.5) million for the three months ended March 31, 2014 and three months ended March 31, 2013, respectively. The tax provision for the three months ended March 31, 2014 was primarily due to deferred taxes on U.S. based income. The tax benefit for the three months ended March 31, 2013 was primarily due to the release of a $157.5 million valuation allowance related to U.S. federal deferred tax assets.

As of March 31, 2014, the valuation allowance for our deferred tax assets was $111.0 million, which related primarily to foreign jurisdictions. We have maintained full valuation allowances in the foreign jurisdictions that had previously established a valuation allowance. We will continue to assess the level of the valuation allowance required; if sufficient positive evidence exists in future periods to support a release of some or all of the valuation allowance, such a release would likely have a material impact on our results of operations.

Fiscal Year 2013 compared to Fiscal Year 2012

	Years Ended December 31,		Increase/ (Decrease)		Years Ended December 31,		Increase/ (Decrease)
	2013	2012	$	%	2012	2011	$	%
	(in thousands)				(in thousands)
Net revenue	$847,003	$778,796	$68,207	9%	$778,796	$766,819	$11,977	2%
Cost and expenses:
Cost of revenue	154,403	147,840	6,563	4%	147,840	139,390	8,450	6%
Selling, general and administrative	280,418	260,253	20,165	8%	260,253	270,617	(10,364)	(4)%
Marketing	292,470	252,993	39,477	16%	252,993	241,670	11,323	5%
Depreciation and amortization	55,110	57,046	(1,936)	(3)%	57,046	60,540	(3,494)	(6)%
Impairment of goodwill and intangible assets	—	321,172	(321,172)	(100)%	321,172	49,891	271,281	* *
Impairment of property and equipment and other assets	2,636	1,417	1,219	86%	1,417	—	1,417	* *

Total operating expenses	785,037	1,040,721	(255,684)	(25)%	1,040,721	762,108	278,613	37%

Operating income/(loss)	61,966	(261,925)	323,891	* *	(261,925)	4,711	(266,636)	* *
Other income/(expense):
Net interest expense	(43,786)	(36,599)	(7,187)	20%	(36,599)	(40,488)	3,889	(10)%
Other income/(expense)	(18,100)	(41)	(18,059)	* *	(41)	551	(592)	* *

Total other expense	(61,886)	(36,640)	(25,246)	69%	(36,640)	(39,937)	3,297	(8)%

Net income/(loss) before income taxes	80	(298,565)	298,645	* *	(298,565)	(35,226)	(263,339)	* *
Provision/(benefit) for income taxes	(165,005)	3,173	(168,178)	* *	3,173	2,051	1,122	55%

Net income/(loss)	$165,085	$(301,738)	$466,823	* *	$(301,738)	$(37,277)	$(264,461)	* *

**	Not meaningful.

Overall Financial Results

During the year ended December 31, 2013, we reported net income of $165.1 million, compared with a net loss of $301.7 million in 2012 and a net loss of $37.3 million in 2011. During the year ended December 31, 2013, we recorded a tax benefit of $165.0 million reflecting the release of $174.4 million in valuation allowance related to our U.S. federal deferred tax assets, and during the year ended December 31, 2012, we recorded a $321.2 million charge for the impairment of goodwill and intangible assets.

Domestically, hotel and vacation package transaction volume grew in 2013. However, air volume declined reflecting lower U.S. OTC channel volume.

Internationally, we continued to see growth in hotel and vacation package transaction volume at ebookers; however, overall growth was affected by declining air sales as a result of aggressive price competition in the market reflecting the ongoing challenging macroeconomic conditions in Europe. HotelClub experienced higher year-over year hotel transaction volume and higher revenue per room night.

Key Operating Metrics

The table below shows our gross bookings, net revenue, transaction growth and hotel room night growth for the years ended December 31, 2013, 2012 and 2011. Gross bookings, transactions and stayed hotel room nights not only impact our net revenue trends, but these metrics also provide insight to changes in overall travel demand, both industry-wide and on our websites. Air gross bookings are composed of stand-alone air gross bookings, while non-air gross bookings include gross bookings from hotels, car rentals, vacation packages, cruises, destination services and travel insurance.

	Years Ended December 31,		Increase/ (Decrease)		Years Ended December 31,		Increase/ (Decrease)
	2013	2012	$	%	2012	2011	$	%
	(in thousands)				(in thousands)
Gross bookings:
Domestic	$9,086,018	$8,948,277	$137,741	2%	$8,948,277	$9,097,885	$(149,608)	(2)%
International	2,352,052	2,289,201	62,851	3%	2,289,201	2,242,633	46,568	2%

Total gross bookings	$11,438,070	$11,237,478	$200,592	2%	$11,237,478	$11,340,518	$(103,040)	(1)%

Stand-alone air	$7,516,976	$7,899,289	$(382,313)	(5)%	$7,899,289	$8,196,984	$(297,695)	(4)%
Non-air	3,921,094	3,338,189	582,905	17%	3,338,189	3,143,534	194,655	6%

Total gross bookings	$11,438,070	$11,237,478	$200,592	2%	$11,237,478	$11,340,518	$(103,040)	(1)%

Net revenue:
Hotel	$294,154	$225,654	$68,500	30%	$225,654	$209,589	$16,065	8%
Air	249,698	261,538	(11,840)	(5)%	261,538	265,167	(3,629)	(1)%
Vacation package	142,522	130,098	12,424	10%	130,098	120,688	9,410	8%
Advertising and media	59,036	58,065	971	2%	58,065	54,599	3,466	6%
Other	101,593	103,441	(1,848)	(2)%	103,441	116,776	(13,335)	(11)%

Total net revenue(a)	$847,003	$778,796	$68,207	9%	$778,796	$766,819	$11,977	2%

Net revenue:
Domestic	$617,123	$562,091	$55,032	10%	$562,091	$547,120	$14,971	3%
International	229,880	216,705	13,175	6%	216,705	219,699	(2,994)	(1)%

Total net revenue(a)	$847,003	$778,796	$68,207	9%	$778,796	$766,819	$11,977	2%

Transaction and hotel room night growth/(decline):
Booked transactions	(2)%				(3)%
Stayed hotel room nights	18%				3%

(a)	For the years ended December 31, 2013, 2012 and 2011, $98.7 million, $112.8 million and $122.8 million of our total net revenue, respectively, was from incentive payments earned for air, car and hotel segments processed through GDSs.

Gross Bookings

The increase in domestic gross bookings for the year ended December 31, 2013, was driven primarily by higher airfares, higher average booking values, higher volume for both hotels and vacation packages and higher car rental booking values, partially offset by lower air volume. The increase in international gross bookings for the year ended December 31, 2013, was driven primarily by higher airfares, higher hotel and vacation package volume and higher average booking values for hotels, partially offset by lower air volume.

For the year ended December 31, 2012, compared with the year ended December 31, 2011, the decrease in domestic gross bookings was driven primarily by lower air volume, partially offset by higher air fares and higher vacation package and hotel volume. The increase in international gross bookings for the year ended December 31, 2012, was due primarily to higher vacation package and hotel volume.

Net Revenue

Net revenue increased $68.2 million for the year ended December 31, 2013, as compared with the year ended December 31, 2012, on both a reported and constant currency basis. Net revenue increased $12.0 million for the year ended December 31, 2012, as compared with the year ended December 31, 2011. Excluding unfavorable foreign exchange fluctuations, revenue increased by $21.8 million in 2012, as compared with 2011.

Hotel. Net revenue from hotel bookings increased $68.5 million or 30% for the year ended December 31, 2013, compared with the year ended December 31, 2012. Excluding the impact of foreign currency fluctuations, net revenue from hotel bookings increased $71.1 million compared with the year ended December 31, 2012. For the year ended December 31, 2013, domestic hotel net revenue increased $54.5 million as compared with the prior year. The increase was due primarily to higher volume, and to a lesser extent, higher net revenue per room night. International hotel net revenue increased $14.0 million for the year ended December 31, 2013, as compared with the year ended December 31, 2012. Excluding the impact of foreign currency fluctuations, international hotel net revenue increased $16.6 million. The increase was due primarily to higher volume.

Net revenue from hotel bookings increased $16.1 million or 8% for the year ended December 31, 2012, compared with the year ended December 31, 2011. Excluding the impact of foreign currency fluctuations, net revenue from hotel bookings increased $17.5 million for the year ended December 31, 2012. Domestic hotel net revenue increased $18.4 million as compared with the year ended December 31, 2011. The increase was due primarily to higher volume and higher net revenue per room night. International hotel net revenue decreased $2.3 million for the year ended December 31, 2012, as compared with the year ended December 31, 2011. Excluding the impact of foreign currency fluctuations, international hotel net revenue decreased $0.9 million. The decrease was due to lower volume at HotelClub, partially offset by higher volume at ebookers and higher net revenue per room night.

Air. Net revenue from air bookings decreased $11.8 million or 5% for the year ended December 31, 2013, as compared with the year ended December 31, 2012. Excluding the impact of foreign currency fluctuations, net revenue from air bookings decreased $13.6 million for the year ended December 31, 2013, as compared with the prior year. Domestic air net revenue decreased $5.1 million for the year ended December 31, 2013, as compared with the year ended December 31, 2012. The decrease was due primarily to lower transaction volume and the absence of $2.6 million in additional revenue resulting from a reduction of an unfavorable contract liability in 2012, partially offset by higher net revenue per airline ticket. The lower domestic transaction volume for the year ended December 31, 2013, was driven primarily by lower U.S. OTC channel volume. International air net revenue decreased by $6.7 million for the year ended December 31, 2013, as compared with the year ended December 31, 2012. Excluding the impact of foreign currency fluctuations, international air net revenue decreased $8.5 million. The decrease in international air net revenue was due primarily to lower transaction volume, slightly offset by higher net revenue per transaction.

Net revenue from air bookings decreased $3.6 million or 1% for the year ended December 31, 2012, as compared with the year ended December 31, 2011. Excluding the impact of foreign currency fluctuations, net revenue from air bookings increased $0.6 million for the year ended December 31, 2012, as compared with the prior year. Domestic air net revenue decreased $1.1 million for the year ended December 31, 2012, as compared with the year ended December 31, 2011. The decrease was due primarily to lower transaction volume and the absence in 2012 of the incremental incentive revenue earned per segment processed through Travelport GDSs from December 22, 2010 through June 1, 2011. The lower domestic transaction volume for the year ended December 31, 2012, was driven primarily by lower U.S. OTC channel volume and revenue management changes we made with respect to fees charged on certain transactions. The lower volume was partially offset by higher net revenue per airline ticket, primarily resulting from these fees, and the recognition of $2.6 million in additional revenue due to a reduction of an unfavorable contract liability resulting from the negotiation of a new agreement with one of our airline suppliers. International air net revenue decreased by $2.5 million for the year ended December 31, 2012, as compared with the year ended December 31, 2011. Excluding the impact of foreign currency fluctuations, international air net revenue increased $1.7 million. The increase in international air net revenue was due primarily to higher transaction volume.

Vacation package. For the year ended December 31, 2013, net revenue from vacation package bookings increased $12.4 million or 10% as compared with the year ended December 31, 2012. Excluding the impact of foreign currency fluctuations, net revenue from vacation package bookings increased $12.0 million for the year ended December 31, 2013, as compared with the year ended December 31, 2012. Domestic vacation package net revenue increased $7.8 million for the year ended December 31, 2013, as compared with the year ended December 31, 2012, driven primarily by higher transaction volume, and to a slightly lesser degree, an increase in revenue per transaction. International vacation package net revenue increased $4.6 million for the year ended December 31, 2013, as compared with the year ended December 31, 2012. Excluding the impact of foreign currency fluctuations, international vacation package net revenue increased $4.2 million. The increase was due to higher net revenue per package and higher transaction volume.

For the year ended December 31, 2012, net revenue from vacation package bookings increased $9.4 million or 8% as compared with the year ended December 31, 2011. Excluding the impact of foreign currency fluctuations, net revenue from vacation package bookings increased $11.4 million for the year ended December 31, 2012, as compared with the year ended December 31, 2011. Domestic vacation package net revenue increased $4.3 million for the year ended December 31, 2012, as compared with the year ended December 31, 2011, driven primarily by higher transaction volume, partially offset by a shift in package mix to lower margin packages. International vacation package net revenue increased $5.1 million for the year ended December 31, 2012, as compared with the year ended December 31, 2011. Excluding the impact of foreign currency fluctuations, international vacation package net revenue increased $7.1 million. The increase was due to higher net revenue per package and higher transaction volume.

Advertising and media. Advertising and media net revenue increased $1.0 million or 2% on both a reported and constant currency basis, for the year ended December 31, 2013, compared with the year ended December 31, 2012. The increase of $1.0 million was driven by $4.6 million of higher display advertising, largely offset by a $3.6 million decrease due to the shutdown of the Away Network in the first quarter of 2013.

Advertising and media net revenue increased $3.5 million or 6% for the year ended December 31, 2012, compared with the year ended December 31, 2011. Excluding the impact of foreign currency fluctuations, advertising and media net revenue increased $3.8 million. The increase was driven by higher display advertising.

Other. Other net revenue is composed primarily of net revenue from travel insurance, car bookings, cruise bookings and attraction and services bookings. Other net revenue decreased $1.8 million or 2% for the year ended December 31, 2013 compared with the year ended December 31, 2012. Excluding the impact of foreign currency fluctuations, other net revenue decreased $2.3 million. The decrease was largely driven by lower attractions and services revenue and, to a lesser extent, lower cruise revenue.

Other net revenue decreased $13.3 million or 11% for the year ended December 31, 2012, compared with the year ended December 31, 2011. Excluding the impact of foreign currency fluctuations, other net revenue decreased $11.5 million. The decrease was driven by lower insurance net revenue due primarily to a new Department of Transportation regulation that went into effect in January 2012, that no longer allows travel insurance options to be pre-selected. This regulatory change resulted in a reduced attachment rate for insurance products.

Costs and Expenses

Cost of Revenue

Our cost of revenue is composed of costs to operate our customer service call centers, credit card processing fees and other costs, which include customer refunds and charge-backs, hosting costs and connectivity and other processing costs.

	Years Ended December 31,		Increase/ (Decrease)		Years Ended December 31,		Increase/ (Decrease)
	2013	2012	$	%	2012	2011	$	%
	(in thousands)				(in thousands)
Cost of revenue:
Customer service costs	$58,324	$58,316	$8	—%	$58,316	$53,812	$4,504	8%
Credit card processing fees	61,421	47,946	13,475	28%	47,946	46,519	1,427	3%
Other	34,658	41,578	(6,920)	(17)%	41,578	39,059	2,519	6%

Total cost of revenue	$154,403	$147,840	$6,563	4%	$147,840	$139,390	$8,450	6%

Cost of revenue increased $6.6 million on both a reported and constant currency basis for the year ended December 31, 2013, compared with the year ended December 31, 2012. The increase in cost of revenue was due primarily to a $13.5 million increase in credit card processing fees driven by higher global hotel volume, partially offset by lower customer refunds and fraud expense of $4.8 million due to efficiencies at the Company’s customer service call centers and lower connectivity and processing costs of $2.3 million.

Cost of revenue increased $8.5 million (a $10.2 million increase excluding the impact of foreign currency fluctuations) for the year ended December 31, 2012, compared with the year ended December 31, 2011, due primarily to a $4.5 million increase in customer service costs largely driven by the growth in our private label distribution channel, a $1.4 million increase in credit card processing fees due primarily to the volume growth at ebookers, a $0.8 million increase in connectivity and processing costs, a $0.5 million increase in customer refunds and charge-backs and an increase in hotel occupancy taxes.

Selling, General and Administrative

Our selling, general and administrative expense is composed of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include professional fees, foreign currency transaction and hedging and other administrative costs.

	Years Ended December 31,		Increase/ (Decrease)		Years Ended December 31,		Increase/ (Decrease)
	2013	2012	$	%	2012	2011	$	%
	(in thousands)				(in thousands)
Selling, general and administrative:
Wages and benefits(a)	$168,709	$142,531	$26,178	18%	$142,531	$152,887	$(10,356)	(7)%
Contract labor(a)	21,586	26,329	(4,743)	(18)%	26,329	27,002	(673)	(2)%
Network communications, systems maintenance and equipment	27,283	28,619	(1,336)	(5)%	28,619	25,760	2,859	11%
Other	62,840	62,774	66	—%	62,774	64,968	(2,194)	(3)%

Total selling, general, and administrative	$280,418	$260,253	$20,165	8%	$260,253	$270,617	$(10,364)	(4)%

(a)	The amounts presented above for wages and benefits and contract labor are net of amounts capitalized related to software development.

Selling, general and administrative expense increased $20.2 million (a $21.1 million increase excluding the impact of foreign currency fluctuations) for the year ended December 31, 2013, compared with the year ended December 31, 2012. The increase in expense was primarily driven by a $26.2 million increase in wages and benefits and the absence of an insurance reimbursement of $5.0 million received in 2012 for costs previously incurred to defend our hotel tax cases. The increase in selling, general and administrative expense was partially offset by a $4.7 million decrease in contract labor costs, a $2.2 million decrease in legal fees, a $1.5 million decrease in employee travel expense, a $1.3 million decrease in network communications costs and a decrease in other professional fees. Wages and benefits increased due largely to higher incentive-based compensation of $17.8 million, higher stock-based compensation of $3.7 million and lower capitalized wages and benefits of $3.5 million. In addition, lower wages of $6.2 million were largely offset by higher payroll taxes of $2.4 million, higher severance of $2.3 million and higher sales commissions of $1.1 million.

Selling, general and administrative expense decreased $10.4 million ($8.2 million excluding the impact of foreign currency fluctuations) for the year ended December 31, 2012, compared with the year ended December 31, 2011. The decrease in expense was primarily driven by a $10.4 million decrease in wages and benefits, a $1.4 million decrease in facilities expense, a $1.3 million decrease in travel expense, a $0.7 million decrease in foreign currency losses and hedging costs and a $0.7 million decrease in contract labor costs, partially offset by a $2.0 million increase in network communications costs, a $1.0 million increase in professional fees and a $0.9 million increase in systems maintenance and equipment costs. Wages and benefits and contract labor costs decreased due to the annualized impact of the centralization of our finance function in Europe in 2011, cost savings achieved from the migration of HotelClub to the global platform and lower incentive compensation. The increase in professional fees was due primarily to higher legal costs, primarily related to hotel occupancy tax and patent infringement cases, partially offset by a $2.5 million increase ($5.0 million in 2012 compared with $2.5 million in 2011) in insurance reimbursements received in 2012 for hotel occupancy tax litigation cases compared with 2011.

Marketing

Our marketing expense is primarily composed of online marketing costs, such as search engine marketing and travel research; offline marketing costs, such as television, radio and print advertising; and commissions to affiliates. Our online marketing spending is significantly greater than our offline marketing spending.

Marketing expense increased $39.5 million (a $39.9 million increase excluding the impact of foreign currency fluctuations) for the year ended December 31, 2013, compared with the year ended December 31, 2012, due largely to the growth of our private label distribution channel which increased affiliate commissions by $23.5 million and increased due to search engine and other online marketing of $32.7 million, partially offset by lower offline marketing spend of $16.7 million.

Marketing expense increased $11.3 million ($15.1 million excluding the impact of foreign currency fluctuations) for the year ended December 31, 2012, compared with the year ended December 31, 2011, due primarily to higher global online marketing spending as well as growth in our private label distribution channel, partially offset by a decline in offline marketing.

Depreciation and Amortization

Depreciation and amortization expense decreased $1.9 million (a $1.8 million decrease excluding the impact of foreign currency fluctuations) for the year ended December 31, 2013, compared with the year ended December 31, 2012. The decrease in depreciation and amortization expense was due primarily to certain fixed and other assets that were written off in 2012 and in the first quarter of 2013 (see Impairment discussion below).

Depreciation and amortization expense decreased $3.5 million on both a reported and constant currency basis, for the year ended December 31, 2012, compared with the year ended December 31, 2011. The decrease in depreciation and amortization expense was due primarily to certain fixed and other assets that became fully depreciated and amortized in 2011.

Impairment

As a result of our decision during the first quarter of 2013 to exit the Away Network business, we recorded a $2.6 million non-cash impairment charge for the year ended December 31, 2013, for property and equipment associated with that business.

As of December 31, 2013, we performed our annual impairment test for goodwill and intangible assets and determined that no impairment existed as of that date.

For the year ended December 31, 2012, in connection with our annual impairment test for goodwill and intangible assets, and as a result of lower than expected performance and a decline in expected future cash flows for the Americas reporting unit, we recorded a non-cash impairment charge of $321.2 million, of which $301.9 million related to goodwill, $17.6 million related to trademarks and trade names associated with Orbitz and CheapTickets and $1.6 million related to finite-lived intangible assets.

Also in 2012, we reduced the unfavorable contract liability by $1.2 million due to the negotiation of a new agreement with one of our airline suppliers, resulting in the termination of the former agreement with this airline. The $1.2 million reduction in the liability was composed of a $2.6 million non-cash increase to net revenue (see Air Net Revenue discussion above) and a $1.4 million non-cash charge related to the in-kind marketing and promotional support that we expected to receive under the old agreement.

Net Interest Expense

Net interest expense increased $7.2 million for the year ended December 31, 2013, compared with the year ended December 31, 2012. The increase in net interest expense was due primarily to higher interest rates as a result of the refinancing of our Credit Agreement that was completed in March 2013 and again in May 2013. Interest expense under our debt agreements increased by $9.4 million largely due to the higher interest rates. The increase in net interest expense was also driven by higher amortization expense for deferred financing costs of $2.2 million and the mark-to-market effect of derivative interest rate contracts of $0.9 million. These increases were partially offset by lower letter of credit fees of $3.7 million and lower non-cash interest expense related to the tax sharing liability of $1.7 million.

Net interest expense decreased $3.9 million for the year ended December 31, 2012, compared with the year ended December 31, 2011. The decrease in net interest expense was due primarily to lower effective interest rates on the term loan portion of our Credit Agreement (including related interest rate hedges) and, to a lesser extent, lower average debt outstanding during 2012, partially offset by higher letter of credit fees. The decrease was also driven by lower non-cash interest expense related to the tax sharing liability.

Other Income/(Expense)

Other income/(expense) increased $18.1 million for the year ended December 31, 2013, compared with the year ended December 31, 2012. Due to a favorable interest rate environment and the Company’s performance in the first quarter of 2013, on May 24, 2013 we refinanced the term loan portion of our Credit Agreement at substantially lower rates than those in the agreement signed on March 25, 2013. The $18.1 million charge reflects the write-off of deferred financing costs related to the March 25, 2013 refinancing and prepayment penalties incurred when the Term Loans (as defined below) were refinanced on May 24, 2013.

Provision for Income Taxes

We recorded a tax benefit of $165.0 million and a tax provision of $3.2 million and $2.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The tax benefit was due primarily to a release of $174.4 million in valuation allowances related to our U.S. federal deferred tax assets, and, therefore, the benefit was disproportionate to the amount of pretax book income. The release of our U.S. valuation allowance followed the completion of our long-term debt financing arrangement in the first quarter of 2013, which resolved a significant negative factor. Based on recent and expected future taxable income, we believe it is more likely than not our deferred tax assets will be realized. Specifically, the Company had expected that interest rates and interest expense on a debt financing would be significantly higher than the rates actually achieved.

The tax provisions in 2012 and 2011 were due primarily to taxes on the income of certain European-based subsidiaries and U.S. state and local income taxes. The increase of $1.1 million in tax expense for the year ended December 31, 2012, compared with 2011, was due to an increase in pretax earnings in certain foreign jurisdictions.

The tax provisions recorded for the years ended December 31, 2012 and 2011, were disproportionate to the amount of pre-tax net loss incurred during each respective period primarily because we were not able to realize any tax benefits on the goodwill and trademark and trade names impairment charges. The provision for income taxes only includes the tax effect of the net income or net loss of certain foreign subsidiaries that had not established a valuation allowance and U.S. state and local income taxes.

As of December 31, 2013, the valuation allowance for our deferred tax assets was $108.6 million, of which $105.5 million related to foreign jurisdictions. We will continue to assess the level of the valuation allowance required and if sufficient positive evidence exists in future periods to support a release of some or all of the valuation allowance, such a release may have a material impact on our results of operations.

Seasonality

Our businesses experience seasonal fluctuations in the demand for the products and services we offer. The majority of our customers book leisure travel rather than business travel. Gross bookings for leisure travel are generally highest in the first half of the year as customers plan and book their spring and summer vacations. Cash is received upon booking for the majority of transactions booked on our websites, and net revenue for air transactions booked as part of a package is generally recognized when the travel takes place and typically lags bookings by several weeks or longer. As a result, our cash receipts are generally highest in the first half of the year and our net revenue is typically highest in the second and third quarters. Our seasonality may also be affected by fluctuations in the travel products our suppliers make available to us for booking, the growth of our international operations or a change in our product mix.

Liquidity and Capital Resources

Liquidity

Our principal sources of liquidity are our cash flows from operations, our cash and cash equivalents and availability under our Amended Credit Agreement, which includes a $80.0 million revolving credit facility through which our revolving lenders have agreed to issue up to $55.0 million in letters of credit. At March 31, 2014, our cash and cash equivalents amounted to $249.5 million. At December 31, 2013, our cash and cash equivalents amounted to $117.4 million. At March 31, 2014 and December 31, 2013, there were no outstanding borrowings or letters of credit issued under the Previous Credit Agreement’s revolving credit facility (the “Previous Revolver”). Letters of credit issued under the Previous Revolver would reduce the amount available for borrowings. Total available liquidity from cash and cash equivalents and the Previous Revolver was $314.5 million at March 31, 2014 and $182.4 million at December 31, 2013.

We require letters of credit and similar instruments to support certain supplier and commercial agreements, lease obligations and to comply with non-U.S. regulatory and governmental regulations. At March 31, 2014 and December 31, 2013, we had $114.3 million and $112.9 million, respectively, of outstanding letters of credit and similar instruments.

Currently, except for the availability under the Amended Credit Agreement’s revolving credit facility, most of our letters of credit and similar instruments require cash collateral support, which is recorded as restricted cash on our Condensed Consolidated Balance Sheets. We believe we have adequate letter of credit availability to support our expected requirements for the foreseeable future.

Under our merchant model, customers generally pay us for reservations at the time of booking, and we pay our suppliers at a later date, which is generally when the customer uses the reservation, except in the case of payment for merchant air which generally occurs prior to the consumption date. Initially, we record these customer receipts as accrued merchant payables and either deferred income or net revenue, depending upon the travel product. The timing difference between when cash is collected from our customers and when payments are made to our suppliers improves our operating cash flow and represents a source of liquidity for us.

Seasonal fluctuations in our business also affect the timing of our cash flows. Gross bookings are generally highest in the first half of the year as customers plan and book their spring and summer vacations. As a result, our cash receipts are generally highest in the first half of the year. We generally have net cash outflows during the second half of the year since cash payments to suppliers typically exceed the cash inflows from new merchant reservations. While we expect this seasonal cash flow pattern to continue, changes in our business model could affect the timing, seasonal nature, or amount of our cash flows.

As of March 31, 2014, we had a working capital deficit of $355.7 million compared with a deficit of $314.7 million as of December 31, 2013. The increased deficit in the three months ended March 31, 2014, as compared to December 31, 2013, was due largely to the timing of cash receipts and payments, in particular, those related to merchant transactions.

As of December 31, 2013 we had a working capital deficit of $314.7 million compared with a deficit of $247.7 million as of December 31, 2012, an increase of $67.0 million. The increased deficit for the year ended December 31, 2013, as compared with December 31, 2012, was due largely to a net increase in restricted cash, and corresponding use of cash, of $44.3 million (excluding $50.0 million placed in restricted cash from Term Loans), an increase in accrued expenses of $27.5 million, the payment of $27.5 million related to payment of certain disputed hotel taxes and a decrease of $11.2 million in current term loans payable, due to our Credit Agreement refinancing in 2013. These decreases were partially offset by increases in accounts receivable, prepaid expenses, the amount due from Travelport and other current asset activity. The net increase in restricted cash is primarily due to the cash collateralization of letters of credit that were previously issued by Travelport and under the 2007 Revolver (as defined herein). The increase in Accrued Merchant Payable of $68.7 million largely relates to timing of cash receipts, which will be paid to suppliers.

We generated positive cash flow from operations for each of the years ended December 31, 2009 through December 31, 2013 and for the three months ended March 31, 2014, despite experiencing net losses in most of these periods, and we expect annual cash flow from operations to remain positive in the foreseeable future. We generally use this cash flow to fund our operations, make principal and interest payments on our debt, finance capital expenditures, cash collateralize letters of credit and meet our other cash operating needs. For the year ending December 31, 2014, we expect our capital expenditures to be between $47.0 million and $52.0 million, a portion of which is discretionary in nature. We do not intend to declare or pay any cash dividends on our common stock.

With respect to both our short- and long-term liquidity needs, we currently believe that cash flow generated from operations, cash on hand, and borrowing availability under the Amended Credit Agreement’s revolving credit facility will provide sufficient liquidity to fund our operating activities, capital expenditures and other obligations. We may continue to be required to provide financial security or pay deposits to municipalities in order to challenge assessments in court for hotel tax proceedings, which could negatively affect our cash flow and liquidity.

Cash Flows

Our net cash flows from operating, investing and financing activities were as follows:

	Years Ended December 31,			Three Months Ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
Beginning cash and cash equivalents	$130,262	$136,171	$97,222	$117,385	$130,262

Cash provided by/(used in):
Operating activities	153,243	107,059	117,846	156,467	176,254
Investing activities	(133,267)	(63,838)	(47,530)	(19,146)	(73,587)
Financing activities	(34,959)	(50,001)	(30,511)	(6,222)	(10,235)
Effect of changes in exchange rates on cash and cash equivalents	2,106	871	(856)	1,046	(2,926)

Net increase/ (decrease) in cash and cash equivalents	(12,877)	(5,909)	38,949	132,145	89,506

Ending cash and cash equivalents	$117,385	$130,262	$136,171	$249,530	$219,768

Operating Activities

Cash provided by operating activities consists of our net income, adjusted for non-cash items such as depreciation, amortization and stock-based compensation, and changes in various working capital accounts, principally accounts receivable, deferred income, accrued merchant payables, accounts payable and accrued expenses.

We generated cash flow from operations of $156.5 million for the three months ended March 31, 2014, compared with $176.3 million for the three months ended March 31, 2013. The decrease in cash flow from operations was due primarily to higher accounts receivable of $24.1 million, lower accounts payable, accrued expenses and other current liabilities of $20.5 million due primarily to the payment of employee executive compensation in the three months ended March 31, 2014, offset by increased merchant payables of $22.9 million as a result of the growth in global merchant hotel transactions.

We generated cash flow from operations of $153.2 million for the year ended December 31, 2013, compared with $107.1 million for the year ended December 31, 2012. The increase in cash flow from operations was largely due to increased merchant payables of $38.7 million as a result of the growth in global merchant hotel transactions and an increase in accounts payable, accrued expenses and other current liabilities of $25.8 million, partially offset by the majority of the $18.1 million deferred financing fees paid and expensed in 2013 related to the financing of the term loans.

We generated cash flow from operations of $107.1 million for the year ended December 31, 2012 compared with $117.8 million for the year ended December 31, 2011. The decrease in cash flow from operations was primarily due to the timing of cash receipts and payments, (primarily a decrease in accounts payable, accrued expenses and other current liabilities of $26.3 million), an increase in accounts receivable of $20.1 million, including amounts due from Travelport, partially offset by increased merchant payables of $26.7 million and increased deferred income of $10.7 million.

Investing Activities

Cash flow used in investing activities decreased $54.5 million to $19.1 million for the three months ended March 31, 2014, from $73.6 million for the three months ended March 31, 2013. This decrease from the prior year was due primarily to a lower use related to restricted cash of $63.9 million in the three months ended March 31, 2014 and lower capital spending, as compared with the prior year period, partially offset by the acquisition of certain assets of TPN for $10.0 million. The decrease in the use related to restricted cash was due largely to additions to restricted cash in 2013 to collateralize letters of credit and similar instruments, primarily to replace letters of credit previously supplied by Travelport. These instruments are used to support certain supplier and commercial agreements, lease obligations and to comply with non-U.S. regulatory and governmental regulations.

Cash flow used in investing activities increased to $133.3 million for the year ended December 31, 2013, from $63.8 million for the year ended December 31, 2012. This increase from the prior year was due to an increase in restricted cash balances of $94.0 million in the year ended December 31, 2013, partially offset by lower capital spending of $7.7 million, as compared with the prior year. The increase in restricted cash was due largely to additions to restricted cash to collateralize letters of credit and similar instruments primarily to replace letters of credit previously issued by Travelport and under the 2007 Revolver. These letters of credit are used to support certain supplier and commercial agreements and lease obligations and to comply with non-U.S. regulatory and governmental regulations.

Cash flow used in investing activities increased to $63.8 million for the year ended December 31, 2012, from $47.5 million for the year ended December 31, 2011. This increase in the year ended December 31, 2012 as compared with 2011 was due primarily to establishing higher restricted cash balances of $13.3 million due to requirements under a letter of credit facility.

Financing Activities

Cash flow used in financing activities decreased $4.0 million to $6.2 million for the three months ended March 31, 2014 from $10.2 million for the three months ended March 31, 2013. This decrease was due primarily to the timing of payment of our tax sharing liability of $4.4 million and lower net repayments on our term loans in the three months ended March 31, 2014 compared with the same period last year. Specifically, in the prior year, we had a net cash outflow of $6.0 million in connection with the refinancing of the term loan borrowings under our 2007 Credit Agreement (as defined below) and scheduled payment of the Previous Credit Agreement. In addition, we had a $2.9 million increase in net proceeds related to the exercise of employee stock options and employee tax withholdings for equity based awards in the three months ended March 31, 2014 as compared to the comparable prior year period.

Cash flow used in financing activities decreased to $35.0 million for the year ended December 31, 2013, from $50.0 million for the year ended December 31, 2012. This decrease was due primarily to lower net repayments on our term loans in the year ended December 31, 2013, compared with the prior year. Specifically, in the current period, we had a net cash outflow of $19.1 million for net principal reductions in connection with the refinancing of the term loan borrowings under our $685.0 million senior secured credit agreement entered into on July 25, 2007 (the “2007 Credit Agreement”), which included a term loan facility and a revolving credit facility (the “2007 Revolver”), excess cash flow payment and scheduled maturity payments of the Credit Agreements, while in the same period last year, we had a $32.2 million excess cash flow payment on our term loan. In addition, we had a $3.0 million increase in net proceeds related to the exercise of employee stock options and employee tax withholdings for equity based awards in the year ended December 31, 2013, as compared with the prior year.

Cash flow used in financing activities increased to $50.0 million for the year ended December 31, 2012, from $30.5 million for the year ended December 31, 2011. The increase was due to a higher excess cash flow payment made on our term loans of $12.4 million and higher payments on the tax sharing liability of $6.6 million during the year ended December 31, 2012, as compared with the prior year.

Financing Arrangements

As of March 31, 2014, the Previous Credit Agreement consisted of a $100.0 million term loan (“Tranche B Term Loan”) maturing September 25, 2017, a $350.0 million term loan (“Tranche C Term Loan”) maturing

March 25, 2019 (collectively, the “Previous Term Loans”) and the Previous Revolver. The Previous Term Loans and the Previous Revolver accrued interest at a variable rate, at our option, of the Eurocurrency Rate or the Base Rate, plus a margin. The Previous Credit Agreement required us to maintain a minimum cash interest coverage ratio and not to exceed a maximum first lien leverage ratio, each as defined in the Previous Credit Agreement. As of March 31, 2014, we were in compliance with all financial covenants and conditions of the Previous Credit Agreement.

The Previous Term Loans were payable in quarterly installments of $3.375 million, beginning September 30, 2013, with the final installment of the remaining outstanding balance due at the applicable maturity date with respect to such Previous Term Loan. In addition, we were required, subject to certain exceptions, to make payments on the Previous Term Loans: (a) annually in the first quarter of each fiscal year in an amount of 50% (which percentage will be reduced to 25% and 0% subject to achieving certain leverage ratios) of the prior year’s excess cash flow, as defined in the Previous Credit Agreement; (b) in an amount of 100% of net cash proceeds from asset sales subject to certain reinvestment rights; and (c) in an amount of 100% of net cash proceeds of any issuance of debt other than debt permitted to be incurred under the Previous Credit Agreement.

In April 2014, we entered into the Amended Credit Agreement. For additional information, see “Prospectus Summary—Recent Developments—Refinancing of Credit Facilities.”

Pursuant to our Amended Credit Agreement, the term loans are payable in quarterly installments of $1.125 million, beginning September 30, 2014, with the final installment of the remaining balance due in April 2021. In addition, we are required to make an annual prepayment on the term loans in the first quarter of each fiscal year in an amount up to 50% of the prior year’s excess cash flow, as defined in the Amended Credit Agreement. Prepayments from excess cash flow are applied, in order of maturity, to the scheduled quarterly term loan principal payments. Based on our current financial projections for the year ended December 31, 2014, we estimate that we will be required to make a $27.6 million prepayment from excess cash flow in the first quarter of 2015. The amount of the prepayment required is subject to change based on actual financial results, which could differ materially from our financial projections as of March 31, 2014. The potential amount of prepayment from excess cash flow that will be required beyond the first quarter of 2015 is not currently reasonably estimable.

We believe we have access to sufficient letter of credit availability to meet our short- and long-term requirements through a combination of $50.0 million in proceeds from our March 2013 refinancing held as restricted cash and designated to be used to cash collateralize letters of credit or similar instruments, our $80.0 million revolving credit facility through which our revolving lenders have agreed to issue up to $55.0 million in letters of credit, our $25.0 million multi-currency letter of credit facility, and cash from our balance sheet, which can be used to support letters of credit and similar instruments.

Financial Obligations

Commitments and Contingencies

We are involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, antitrust, intellectual property and other commercial, employment and tax matters. We believe that we have meritorious defenses, and we are vigorously defending against these claims, proceedings and inquiries.

Litigation is inherently unpredictable and, although we believe we have valid defenses in these matters, unfavorable resolutions could occur. We generally cannot estimate our range of loss, except to the extent taxing authorities have issued assessments against us. Although we believe it is unlikely that a materially adverse outcome will result from these proceedings, an adverse outcome could be material to us with respect to earnings or cash flows in any given reporting period.

Contractual Obligations

The following table summarizes our future contractual obligations as of December 31, 2013:

	2014	2015	2016	2017	2018	Thereafter	Total
	(in thousands)
Term Loan(a)	$13,500	$13,500	$13,500	$68,500	$3,500	$330,750	$443,250
Interest(b)	24,962	24,794	22,696	21,567	19,409	4,121	117,549
Contract exit costs(c)	11,371	258	61	—	—	—	11,690
Operating leases	8,009	4,298	3,139	2,777	2,853	12,187	33,263
GDS contracts(d)	—	15,000	16,120	12,370	16,120	1,120	60,730
Tax sharing liability(e)	20,143	21,475	26,425	32,234	6,864	—	107,141
Other service and licensing contracts	14,956	4,850	4,325	—	—	—	24,131

Total contractual obligations(f)	$92,941	$84,175	$86,266	$137,448	$48,746	$348,178	$797,754

(a)	The amounts shown in the table above represent future payments under the Term Loan, excluding any mandatory prepayments that could be required under the Term Loans.
(b)	Represents estimated interest payments on the variable portion of the Term Loan based on the one-month LIBOR as of December 31, 2013 and fixed interest payments under interest rate swaps.
(c)	Represents disputed costs due to the early termination of an agreement.
(d)	In February 2014, the Company announced that it entered into an agreement with Travelport for the provision of GDS services (“New Travelport GDS Service Agreement”), replacing our prior Travelport GDS service agreement. Under the New Travelport GDS Service Agreement, Orbitz is obligated in 2014 to use only Travelport GDSs for all air and car segments booked on its domestic agencies and is subject to certain other exclusivity obligations for its segments booked in Europe and other markets as defined in the New Travelport GDS Service Agreement. The Company is required to pay a fee for each segment that is not booked through Travelport GDSs in 2014 subject to exclusivity obligations discussed above. However, beginning January 1, 2015, the Company will no longer be subject to exclusivity obligations. Under the GDS Agreement beginning in 2015, we are obligated to provide certain levels of volume over the contract period and may be subject to pay shortfall payments in certain cases if we fail to meet volume commitments. The agreement terminates on December 31, 2018. In February 2014, the Company announced it has entered into an agreement with Amadeus IT Group, S.A. to provide GDS services. This contract requires the Company to meet certain minimum annual booking requirements beginning in 2016.
(e)	Represents payments in connection with the tax sharing agreement with American Airlines, Inc., Continental Airlines, Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. (the “Founding Airlines”).
(f)	Excluded from the above table are $3.6 million of liabilities for uncertain tax positions for which the period of settlement is not currently determinable.

Other Commercial Commitments and Off-Balance Sheet Arrangements

In the ordinary course of business, we obtain surety bonds and bank guarantees, issued for the benefit of a third party, to secure performance of certain of our obligations.

We are also required to issue letters of credit to certain suppliers and non-U.S. regulatory and government agencies. See “Financing Arrangements” above for further discussion of our outstanding letters of credit.

Critical Accounting Policies

The preparation of our consolidated financial statements and related notes in conformity with generally accepted accounting principles requires us to make judgments, estimates and assumptions that affect the amounts reported therein. An accounting policy is considered to be critical if it meets the following two criteria:

•	the policy requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made; and

•	different estimates that reasonably could have been used or changes in the estimates that are reasonably likely to occur from period to period would have a material impact on our consolidated financial statements.

We believe that the estimates and assumptions used when preparing our consolidated financial statements were the most appropriate at that time. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. We have discussed these estimates with our audit committee of the Board of Directors.

Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect our reported results. Although we believe these policies to be the most critical, other accounting policies also have a significant effect on our consolidated financial statements and certain of these policies may also require the use of estimates and assumptions.

Revenue Recognition

Merchant revenues are from transactions where we are the merchant of record and have the ability to determine the price charged to the customer. We have agreements with suppliers that provide our customers the ability to book their supply (for example, air tickets or hotel rooms) that we sell through our sites. We present merchant revenues on a net basis in accordance with Accounting Standards Codification 605-45, Revenue Recognition—Principal Agent Considerations. Based upon evaluation of our merchant transactions and in accordance with the various indicators identified in the ASC, we concluded that our suppliers assume the majority of the business risks, including the risk of unsold air tickets or hotel rooms. As such, we recognize revenues for merchant transactions at the net amount, which is the amount charged to the customer less the amount to be paid to the supplier.

We accrue for the cost of merchant hotel and merchant car transactions based on amounts we expect to be invoiced by suppliers. Based on our historical experience and contract terms, we reverse a portion of the accrued cost, which increases net revenue, when we determine it is not probable that we will be required to pay the supplier. Actual amounts could be greater or less than the amounts estimated due to changes in hotel billing practices or changes in traveler behavior.

The Company issues credits in the form of points related to its loyalty programs. The value of points earned by loyalty program members is included in accrued liabilities and recorded as a reduction of revenue at the time the points are earned, based on the percentage of points that are projected to be redeemed. The determination of the redemption rate of the loyalty program requires the use of assumptions and estimates.

Impairment of Long-Lived Assets, Goodwill and Indefinite-Lived Intangible Assets

Long-Lived Assets

We evaluate the recoverability of our long-lived assets, including property and equipment and finite-lived intangible assets, when circumstances indicate that the carrying value of those assets may not be recoverable. This analysis is performed by comparing the carrying values of the assets to the current and expected future cash flows to be generated from these assets, on an undiscounted basis. If this analysis indicates that the carrying value of an asset is not recoverable, the carrying value is reduced to fair value through an impairment charge in our consolidated statements of operations. The evaluation of long-lived assets for impairment requires assumptions about operating strategies and estimates of future cash flows. An estimate of future cash flows requires us to assess current and projected market conditions as well as operating performance. A variation of the assumptions used could lead to a different conclusion regarding the recoverability of an asset and could have a significant effect on our consolidated financial statements.

As a result of our decision during 2013 to exit the Away Network business, we recorded a $2.6 million non-cash charge to impair property and equipment associated with that business. This charge was included in impairment of property and equipment and other assets in our consolidated statement of operations.

In 2012, we recorded a $1.4 million non-cash charge due to the negotiation of a new agreement with one of our airline suppliers, which resulted in the termination of the former agreement with this airline. The $1.2 million net reduction in the liability of this agreement was composed of a $2.6 million non-cash increase to net revenue and a $1.4 million non-cash charge related to the in-kind marketing and promotional support that we expected to receive under the former agreement. The impairment charge was included in the impairment of property and equipment and other assets line item in our consolidated statements of operations.

In 2012, we recorded a non-cash impairment charge of $1.6 million related to finite-lived intangible assets. This charge was included in impairment of goodwill and intangible assets in our consolidated statements of operations. The remaining finite-lived intangible asset balance following this charge is not material.

Goodwill and Indefinite-Lived Intangible Assets

We assess the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually or more frequently whenever events occur and circumstances change indicating potential impairment. We perform our annual impairment testing of goodwill and other indefinite-lived intangible assets as of December 31.

We assess goodwill for possible impairment using a two-step process. The first step identifies if there is potential goodwill impairment. If the step one analysis indicates that impairment may exist, a step two analysis is performed to measure the amount of the goodwill impairment, if any. Application of the goodwill impairment test requires management’s judgment, including identifying reporting units, assigning assets and liabilities to reporting units and determining the fair value of each reporting unit. We estimate the fair value of our reporting units to which goodwill is allocated using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Variations of the income approach are used to estimate certain of the intangible asset fair values.

Our trademarks and trade names are indefinite-lived intangible assets. We test these assets for impairment by comparing their carrying values to their estimated fair values. If the estimated fair values are less than the carrying amounts of the intangible assets, then the carrying values are reduced to fair value through an impairment charge recorded in our consolidated statements of operations. We use a market or income valuation approach, or a combination of both, to estimate fair values of the relevant trademarks and trade names.

Our testing for impairment involves estimates of our future cash flows, which requires us to assess current and projected market conditions as well as operating performance. Our estimates may differ from actual cash flows due to changes in our operating performance, capital structure or capital expenditure needs as well as changes to general economic and travel industry conditions. We must also make estimates and judgments in the selection of a discount rate that reflects the risk inherent in those future cash flows. The impairment analysis may also require certain assumptions about other businesses with limited financial histories. A variation of the assumptions used could lead to a different conclusion regarding the fair value of an asset and could have a significant effect on our consolidated financial statements. We use the income approach to estimate the fair value of all reporting units and use the market approach to corroborate this estimate. Pursuant to our policy, we performed the annual impairment test as of December 31, 2013 and determined that no impairment of goodwill or indefinite-lived intangible assets existed as of that date as the fair value of the reporting units exceeded the carrying value.

Occupancy Taxes

We are involved in a number of lawsuits brought by states, cities and counties over issues involving the payment of hotel occupancy or similar taxes. We do not believe that we are liable for these taxes, generally imposed on entities that own, operate or control hotels or provide hotel rooms or similar accommodations. We accrue for potential losses in those circumstances that we believe a loss is probable and for which we are able to develop a reasonable estimate of any such loss. The ultimate resolution of these lawsuits or contingencies may differ substantially from our estimates.

Income Taxes

Our provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the combined federal and state effective tax rates that are applicable to us in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, we believe it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Increases to the valuation allowance are recorded as increases to the provision for income taxes. The realization of the deferred tax assets, net of a valuation allowance, is primarily dependent on estimated future taxable income, as well as the consideration of other factors. At December 31, 2013 we had a valuation allowance for our deferred tax assets of $108.6 million, of which $105.5 million related to foreign jurisdictions. On a quarterly basis, we assess the level of valuation allowance required; if sufficient positive evidence exists in future periods to support a release of some or all of the valuation allowance, such a release may have a material impact on our results of operations. Following completion of our long-term financing arrangement in the first quarter of 2013, which resolved a significant negative factor, and based on recent and expected future taxable income, we believe it is more likely than not that our deferred tax assets will be realized. Specifically, the Company had expected that interest rates and interest expense on a debt refinancing would be significantly higher than the rates actually achieved.

Tax Sharing Liability

We have a liability included in our consolidated balance sheets that relates to a tax sharing agreement between Orbitz and the Founding Airlines. We use discounted cash flows in calculating and recognizing the tax sharing liability. We review the calculation of the tax sharing liability on a quarterly basis and make revisions to our estimated timing of payments when appropriate. We also assess whether there are any significant changes, such as changes in the amount of payments and tax rates that could materially affect the present value of the tax sharing liability.

The valuation of the tax sharing liability requires us to make certain estimates in projecting the quarterly depreciation and amortization benefit we expect to receive, as well as the associated effective income tax rates. The estimates require certain assumptions as to our future operating performance and taxable income, the tax rate, the timing of tax payments, current and projected market conditions, and the applicable discount rate. A variation of the assumptions used could lead to a different conclusion regarding the carrying value of the tax sharing liability and could have a significant effect on our consolidated financial statements.

Internal Use Software

We capitalize the costs of software developed for internal use. Capitalization commences when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Amortization commences when the software is placed into service. The determination of costs to be capitalized and the useful life of the software require us to make estimates and judgments.

BUSINESS

Orbitz Worldwide, Inc. is a global online travel company (“OTC”) that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products and services. Our brand portfolio includes Orbitz and CheapTickets in the Americas; ebookers in Europe; and HotelClub and RatesToGo based in Australia, which have operations globally (collectively referred to as “HotelClub”). We also own and operate Orbitz for Business, a corporate travel company, and Orbitz Partner Network group, which delivers private label travel solutions to a broad range of partners. We provide customers with the ability to book a wide array of travel products and services from suppliers worldwide, including air travel, hotels, vacation packages, car rentals, cruises, rail tickets, travel insurance and destination services such as ground transportation, event tickets and tours.

History

Orbitz, Inc. was established in early 2000 through a partnership of major airlines, which included American Airlines, Inc., Continental Airlines, Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. Orbitz.com officially launched in June 2001. In 2004, Orbitz was acquired by Cendant Corporation (“Cendant”), which already owned and operated the HotelClub and CheapTickets brands, and the next year Cendant acquired ebookers Limited.

In 2006, affiliates of The Blackstone Group (“The Blackstone Group”) and Technology Crossover Ventures acquired Travelport Limited (“Travelport”), a unit of Cendant that included the businesses we now own and operate as well as other travel distribution businesses. In 2007, our businesses were separated from the rest of the Travelport businesses and placed in a newly formed company, Orbitz Worldwide, Inc. Orbitz Worldwide, Inc. was incorporated in Delaware on June 18, 2007, and became a public company in July 2007. Our common stock trades on the New York Stock Exchange under the symbol “OWW.”

At March 31, 2014 and December 31, 2013, there were 109,134,094 and 108,372,390 shares of our common stock outstanding, respectively, in each case of which approximately 48% were beneficially owned by Travelport and the investment funds that indirectly own Travelport.

Brand Portfolio

Our brand portfolio is composed of Orbitz.com, CheapTickets, ebookers, HotelClub, Orbitz for Business, and Orbitz Partner Network.

Orbitz.com

Orbitz.com (www.orbitz.com), our most well-known brand and the second largest OTC in the U.S. according to PhoCusWright, offers a full suite of travel products and services, including hotels, flights, vacation packages, car rentals, cruises, travel insurance, destination services and event tickets from suppliers worldwide. Since launching in June 2001, Orbitz.com has been an innovator in the industry having introduced Orbitz Matrix Display, mobile travel alerts and, most recently, the Orbitz Rewards Visa Card. Orbitz.com has maintained its technology leadership by offering a suite of mobile apps and mobile web offerings that now represent over 30% of its standalone hotel transactions. In October 2013, Orbitz.com launched its Orbitz Rewards loyalty program, which lets customers immediately earn OrbucksSM, the currency of Orbitz rewards, on flights, hotels and vacation packages and instantly redeem those OrbucksSM on future bookings at tens of thousands of hotels worldwide. The program aims to incentivize air bookers to book hotels in addition to their air travel bookings, increasing hotel cross-sell and our share of the customer’s travel spend as customers seek to earn and redeem rewards. We are further enhancing our value proposition with the introduction of the Orbitz Rewards Visa Card, which allows customers the ability to earn OrbucksSM when making purchases with the card.

CheapTickets

CheapTickets (www.cheaptickets.com) is a leading online travel agency focused on value-conscious customers. CheapTickets offers customers the ability to search for and book a broad range of travel products and services, including hotels, flights, vacation packages, car rentals, cruises, travel insurance, destination services and event tickets from suppliers worldwide. CheapTickets offers value-oriented promotions such as Cheap of the Week®.

ebookers

ebookers (www.ebookers.com) is a pan-European online travel agency that offers customers the ability to search for and book a broad range of global travel products and services through websites in Austria, Belgium, Denmark, Finland, France, Germany, Ireland, the Netherlands, Norway, Sweden, Switzerland and the United Kingdom. Customers can book travel products and services, including hotels, flights, vacation packages, car rentals, cruises, rail tickets, travel insurance, destination services and event tickets from suppliers worldwide. ebookers also offers customers the ability to book a full range of travel products from their smartphones and tablets through its mobile site and its iOS and Android apps.

HotelClub

HotelClub (www.hotelclub.com) is a global hotel booking website offering members a worldwide selection of hotel properties across more than 170 countries. The HotelClub Member Rewards program allows members to earn rewards when booking hotels. HotelClub offers services in 35 currencies and 17 languages and offers customers the ability to book via their smartphones and tablets through its mobile site and iOS and Android apps.

Orbitz for Business

Orbitz for Business (www.orbitzforbusiness.com) leverages our technology expertise for corporate travelers, offering a complete portfolio of travel products and services that help corporate customers plan, search and book business travel. In addition to its leading technology, Orbitz for Business delivers customizable, full service, cost-effective travel products and travel management solutions including 24/7 support, expense reporting and policy management tools. Orbitz for Business also offers a mobile web solution that allows business travelers to search for and book flights, hotels and car rentals directly from any web-enabled smartphone. Through partnerships with leading regional corporate travel agencies, Orbitz for Business offers travel management solutions in over 75 countries around the world to over 700 corporate travel clients.

Orbitz Partner Network

Orbitz Partner Network offers a full range of travel solutions to over one thousand partners globally, which include many of the world’s largest airlines, travel agencies and financial institutions. Orbitz Partner Network enables our partners to provide a wide range of travel products on their websites under their own brands through solutions ranging from hosted services that can be launched in a matter of weeks to custom developed solutions that are fully tailored to meet the needs of more complex partners. We share net revenue with our partners from transactions booked on their websites. In February 2014, we announced the acquisition of certain assets and contracts of the Travelocity Partner Network (“TPN”), which provides private label technology solutions for bank loyalty programs and online commerce sites. TPN brings us deep technology capabilities and a strong customer base in the bank loyalty market.

Partner Marketing

The Partner Marketing team is responsible for building innovative online marketing and advertising partnerships across our global portfolio of leading consumer and business travel brands. We generate advertising revenue by providing our partners access to our customer base through a combination of display advertising, performance-based advertising, video production and other marketing programs. Travel companies, convention and visitor bureaus, credit card partners, media, packaged goods and other non-travel advertisers advertise on our websites.

Supplier Relationships and Global Distribution Systems

Supplier Relationships

We work with suppliers to provide our customers with a broad and deep range of highly competitive travel products and services on our websites. We have teams that manage relationships and negotiate agreements with air, hotel, car rental, cruise, travel insurance and destination services suppliers. Our supplier teams negotiate contracts regarding access to the supplier’s travel inventory and payment for our services, manage supplier relationships and obtain supplier-sponsored promotions.

For hotels, we are focused on offering our customers the ability to book the most relevant hotels at the most competitive prices. To do this, we focus on infrastructure to ensure we have appropriate connectivity with our suppliers, sophisticated sort order algorithms and robust promotional capabilities. Our global hotel services team works closely with hotel chains and independent hotels to increase the number of properties that participate on our websites and to ensure that our customers have access to their best available prices, including prices exclusive to our brands, where possible.

For airlines, we have long-standing relationships with hundreds of airlines, including most major U.S. and international carriers. We work with our suppliers to provide our customers with a highly competitive product offering.

Our suppliers continue to look for ways to decrease their overall distribution costs, which could significantly reduce the net revenue OTCs earn from travel and other travel-related products. We have encountered, and expect to continue to encounter, pressure on supplier economics and positive and negative effects of a competitive market environment. As a result, the revenue we and other OTCs earn in the form of incentive payments from global distribution system providers or in the form of mark-ups and commissions from our suppliers is likely to be impacted over the long term as supplier contracts are extended or renegotiated or as we add new suppliers.

Global Distribution Systems

Global distribution systems (“GDS”) provide us access to a comprehensive set of supplier content through a single source. Suppliers, such as airlines and hotels, utilize GDSs to connect their product and service offerings with travel providers, who in turn make these products and services available to travelers for booking. Certain of our businesses utilize GDS services provided by Galileo, Worldspan (both units of Travelport) and Amadeus IT Group (“Amadeus”). Under our GDS service agreements, we receive revenue in the form of an incentive payment for air, car and hotel segments processed through a GDS. These GDS service agreements may contain minimum segment volume commitments and require us to make shortfall payments if we do not process the required minimum number of segments for a given year. As a result, a significant portion of our GDS services are processed by these providers. For the three months ended March 31, 2014, we recognized $25.3 million of incentive revenue from GDS providers, which accounted for more than 10% our net revenue. In February 2014, we entered into new multi-year GDS service agreements with Amadeus, Sabre Inc. and Travelport for the provision of technology and travel management solutions. The ability to use multiple GDSs across our business will provide us greater operational flexibility to take advantage of the strengths of each of the providers starting in 2015 as certain exclusivity provisions with Travelport lapse.

Merchant and Retail Models

We generate revenue primarily from the booking of travel products and services on our websites. We provide customers the ability to book travel products and services on both a stand-alone basis and as part of a vacation package, primarily through our merchant and retail business models.

Merchant Model

Our merchant model provides customers the ability to book air travel, hotels, car rentals, destination services and vacation packages. Hotel transactions comprise the majority of our merchant bookings. We generate revenue for our services based on the difference between the total amount the customer pays for the travel product and the negotiated net rate plus estimated taxes that the supplier charges us for that product. Depending upon the brand and the product, we may also earn revenue by charging our customers a service fee for booking their travel reservation. Generally, our net revenue per transaction is higher under the merchant model compared with the retail model. Customers generally pay us for reservations at the time of booking, and we pay our suppliers at a later date, which is generally when the customer uses the reservation. However, in the case of merchant air, payment often occurs prior to the consumption date. Initially, we record these customer receipts as accrued merchant payables and either deferred income or net revenue, depending upon the travel product. The timing difference between when we collect money from our customers and when we pay our suppliers increases our operating cash flow and represents a source of liquidity for us.

We recognize net revenue under the merchant model when we have no further obligations to the customer. For merchant air transactions, this is at the time of booking. For merchant hotel transactions and merchant car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively. The timing of revenue recognition is different for merchant air travel because our primary service to the customer is fulfilled at the time of booking. In the merchant model, we do not take on credit risk with the customer since we are paid via a credit card processor while the cardholder’s issuing bank collects funds from the customer. However, we are subject to charge-backs and fraud risk, which we actively monitor; we are not responsible for the actual delivery of the flight, hotel room or car rental; we take no inventory risk; we have no ability to determine or change the products or services delivered; and the customer chooses the supplier. The Company is subject to fraud risk because it may be charged by payment providers for fraudulent charges after the Company has remitted funds to the supplier. In other instances, the customer may be dissatisfied with some aspect of their travel and contest the transaction with the credit card vendor, which could result in a chargeback.

Retail Model

Our retail model provides customers the ability to book air travel, hotels, car rentals and cruises. Air transactions comprise the majority of our retail bookings. Under the retail model, we earn commissions from suppliers for airline tickets, hotel rooms, car rentals and other travel products and services booked on our websites. We generally receive these commissions from suppliers after the customer uses the travel reservation. Depending upon the brand and the product, we may also earn revenue by charging customers a service fee for booking their travel reservation. Generally, our net revenue per transaction is lower under the retail model compared with the merchant model. Airline tickets booked under the retail model contribute substantially to our overall gross bookings and net revenue due to the high volume of airline tickets booked on our websites. We recognize net revenue under the retail model when the reservation is made and is secured by a customer with a credit card and we have no further obligations to the customer. For air transactions, this is at the time of booking. For hotel transactions and car transactions, net revenue is recognized at the time of check-in or customer pick-up respectively, net of an allowance for cancelled reservations. In the retail model, we do not take on credit risk with the customer; we are not the primary obligor with the customer; we have no latitude in determining pricing; we take no inventory risk; we have no ability to determine or change the products or services delivered; and the customer chooses the supplier.

When customers assemble vacation packages, we may offer the customer the ability to book a combination of travel products that use both the merchant model and the retail model. Vacation packages allow us to make products available to our customers at prices that are generally lower than booking each travel product separately.

Operations and Technology

Systems Infrastructure and Web and Database Servers

We use SAVVIS and Verizon Business co-location services in the United States to host our systems infrastructure and web and database servers for Orbitz, CheapTickets, Orbitz for Business, HotelClub and ebookers. The majority of our hardware and other equipment is located in both the SAVVIS and Verizon facilities. SAVVIS and Verizon provide data center management services as well as emergency hands-on support. In addition, we have our own dedicated staff on-site at the facility.

We use Global Switch services in the United Kingdom to host our systems infrastructure and web and database servers for ebookers legacy systems and for HotelClub. The arrangement with Global Switch is similar to the arrangement described above with SAVVIS.

Systems Platform

Our systems platform enables us to deconstruct the segment feeds from our GDS partners for air flight searches and then reassemble these segments for cost-effective and flexible multi-leg itineraries. We also have the ability to connect to and book air travel directly on certain airlines’ internal reservation systems through our supplier link technology. Our easy-to-use Orbitz Matrix Display allows customers to simultaneously view these various travel options so that they can select the price and supplier that best meet their travel needs. In addition, our vacation packaging technology enables travelers to view multiple combinations of airlines, hotels and other travel products and allows them to assemble a customized vacation package that is generally less expensive than booking each travel product separately.

We have technology operations teams dedicated to ensuring that our websites operate efficiently. These teams monitor our websites, our private label customer websites and the performance and availability of our third party service providers, as well as coordinate releases of new functionality on our websites. We have product development teams focused on creating new, and enhancing existing, website functionality. These teams also developed and implemented our global technology platform that supports our global consumer brands.

Customer Support

Our customer support platform includes customer self-service, chat, email and call center services to provide our customers with multiple options to enhance the travel experience. We utilize intelligent voice routing and intelligent call management technology to connect customers with the appropriate agent who can best assist them with their particular needs. We utilize third party vendors domestically and internationally to manage these call centers and customer service centers.

Fraud Prevention System

We have an internally-developed fraud prevention system that we believe enables us to efficiently detect fraudulent bookings. The system automates many functions and prioritizes suspicious transactions for review by fraud analysts within our fraud prevention team.

Marketing

We use a combination of online and traditional offline marketing. Our sales and marketing efforts primarily focus on increasing brand awareness and driving visitors to our websites. Our long-term success will depend on our ability to continue to increase the overall number of booked transactions in a cost-effective manner.

We use various forms of online marketing to drive traffic to our websites including search engine marketing (“SEM”), travel research websites, meta-search travel websites, display advertising, affiliate programs and email marketing. We continue to pursue strategies to improve our online marketing efficiency and have utilized our advanced analytics capabilities to support development, testing and verification of new strategies. These strategies include increasing the amount of traffic coming to our websites through search engine optimization (“SEO”) and customer relationship management (“CRM”), and improving the efficiency of our SEM and travel research spending. We also use traditional broadcast advertising to focus on brand differentiation and to emphasize distinct features of our businesses that we believe are valuable to our customers.

We have dedicated marketing teams that focus on generating leads and building relationships with corporate travel managers and potential private label partners. Our Orbitz for Business sales team includes experienced corporate travel managers who are qualified to assist organizations in choosing between the variety of corporate booking products that we offer.

Intellectual Property

We regard our technology and other intellectual property, including our brands, as a critical part of our business. We protect our intellectual property rights through a combination of copyright, trademark and patent laws and trade secret and confidentiality procedures. We have a number of trademarks, service marks and trade names that are registered or for which we have pending registration applications or common law rights. We currently hold numerous issued United States patents and pending United States patent applications. We file additional patent applications on new inventions, as appropriate.

Despite these efforts and precautions, we cannot be certain that any of these patent applications will result in issued patents or that we will receive any effective protection from competition from any trademarks and issued patents. It may be possible for a third party to copy or otherwise obtain and use our trade secrets or our intellectual property without authorization. In that case, legal remedies may not adequately compensate us for the damages caused by unauthorized use. Further, others may independently and lawfully develop substantially similar trade secrets.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement by us of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, we may have to initiate lawsuits in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any such litigation, regardless of outcome or merit, could consume a significant amount of financial resources or management time. It could also invalidate or impair our intellectual property rights, or result in significant damages or onerous license terms and restrictions for us. We may even lose our right to use certain intellectual property or business processes. These outcomes could materially harm our business. See “Legal Proceedings.”

At the time of our initial public offering in 2007, we entered into a Master License Agreement with Travelport, which grants Travelport licenses to use certain of our intellectual property going forward, including:

•	our supplier link technology;

•	portions of ebookers’ booking, search and vacation packaging technologies;

•	certain of our products and online booking tools for corporate travel;

•	portions of our private label vacation packaging technology; and

•	our extranet supplier connectivity functionality.

The Master License Agreement granted us the right to use a corporate online booking product developed by Travelport. We have entered into a value added reseller license with Travelport for this product.

The Master License Agreement generally includes the right to create derivative works and other improvements. Other than the unrestricted use of our supplier link technology, Travelport is generally prohibited from sublicensing these technologies to any third party for competitive use. However, Travelport and its affiliates are not restricted from using the technologies to compete directly with us.

Regulation

Our business is subject to laws and regulations relating to our revenue generating and marketing activities, including those prohibiting unfair and deceptive advertising or practices, consumer protection and data privacy. Our travel services are subject to regulation and laws governing the offer of travel products and services, including laws requiring us to register as a “seller of travel” in various jurisdictions and to comply with certain disclosure requirements. As an OTC that offers customers the ability to book air travel in the United States, we are also subject to regulation by the Department of Transportation, which has authority to enforce economic regulations and may assess civil penalties or challenge our operating authority. Our services are also subject to federal, foreign, state and local regulations and we may be required to comply with bonding regulations in certain foreign jurisdictions. See “Risk Factors—Our businesses are regulated and any failure to comply with applicable regulations or any changes in those regulations could adversely affect us.”

Information about Segments and Geographic Areas

We operate and manage our business as a single operating segment. We maintain operations in the United States, United Kingdom, Australia, Germany, Sweden, France, Finland, Ireland, Switzerland and other international territories. The table below presents net revenue by geographic area: the United States and all other countries. Net revenue is based on the location of the legal entity through which the booking is processed.

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Net revenue
United States	$618,623	$562,026	$546,840
All other countries	228,380	216,770	219,979

Total	$847,003	$778,796	$766,819

The table below presents property and equipment, net, by geographic area.

	December 31, 2013	December 31, 2012
	(in thousands)
Long-lived assets
United States	$111,458	$126,233
All other countries	4,687	6,311

Total	$116,145	$132,544

Industry Conditions

General

The worldwide travel industry is a large and dynamic industry that has been characterized by rapid and significant change. We compete in various geographic markets, with our primary markets being the United States, Europe and Asia Pacific. We are one of the market leaders within the United States, which is the most mature of the global travel markets. Internationally, a relatively low percentage of travel sales are transacted online and the market is highly fragmented, which presents a significant growth opportunity for us and our competitors. In Europe, OTCs represent just 38% of the online market, but OTCs are growing faster than online supplier direct bookings (PhoCusWright, European Online Travel Overview, 9th ed.). While OTCs account for only a third of the Asia Pacific online travel market, OTC gross bookings surpassed $30 billion in 2013, and we expect that mobile will be the fastest growing travel distribution channel in the region through 2015 (PhoCusWright, Pacific Online Travel Overview, 6th ed.).

Competition

The general market for travel products and services is highly competitive, and the competitive intensity is increasing as the market rapidly evolves. The online travel industry generally has low barriers to entry and competitors can launch new websites at a relatively low cost. Our competition includes: online and offline travel companies; travel suppliers, such as airline, hotel and rental car companies, many of which have their own branded websites and call centers; travel research companies; search engines; and meta-search websites.

Our competition may offer more favorable terms and/or improved interfaces to suppliers and travelers. Travel suppliers have increasingly focused on distributing their products through their own websites, or through joint efforts, in lieu of using third parties. Suppliers who sell on their own websites offer advantages such as their own bonus miles or loyalty points not available on our sites, which may make their offerings more attractive than our offerings to some consumers. Travel research companies, search engines and meta-search websites are capable of sending customers to the websites of suppliers and our direct competitors.

Factors affecting our competitive success include price, availability of travel products, ability to package travel products across multiple suppliers, brand recognition, customer service and customer care, fees charged to customers, ease of use, accessibility, reliability and innovation such as offering our own custom loyalty programs.

Seasonality

Our businesses experience seasonal fluctuations in the demand for the products and services we offer. The majority of our customers book leisure travel rather than business travel. Gross bookings for leisure travel are generally highest in the first half of the year as customers plan and book their spring and summer vacations. However, net revenue generated under the merchant model is generally recognized when the travel takes place and typically lags bookings by several weeks or longer. As a result, our cash receipts are generally highest in the first half of the year and our net revenue is typically highest in the second and third calendar quarters. Our seasonality may also be affected by fluctuations in the travel products our suppliers make available to us for booking, the growth of our international operations or a change in our product mix.

Employees

As of March 31, 2014, we had approximately 1,400 full-time employees, more than half of whom were based in the United States and the remaining were based primarily in the United Kingdom and Australia, with whom we believe we have a good relationship. We outsource some of our technology support, development, customer service and administrative functions to third parties. Additionally, we utilize independent contractors to supplement our workforce.

Properties

Our corporate headquarters are located in leased office space in Chicago, Illinois. We also lease office space for our ebookers brand portfolio in various countries, including the United Kingdom, Finland, France, Germany, India, Ireland, Sweden and Switzerland. In addition, we lease office space for our HotelClub brand portfolio, primarily in Sydney, Australia. We believe that our existing facilities are adequate to meet our current requirements and that additional space will be available as needed to accommodate any further expansion of our business.

Legal Proceedings

We are involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, antitrust, intellectual property and other commercial, employment and tax matters. We will not receive any additional insurance reimbursements in defending hotel occupancy tax proceedings in future periods as our related insurance coverage has now been exhausted. The following list identifies all litigation matters for which we believe that an adverse outcome could be material to our financial position or results of operations, as well as other matters that may be of particular interest to our stockholders.

Litigation Relating to Hotel Occupancy Taxes

Orbitz Worldwide, Inc. and certain of its current and former subsidiaries and affiliates, including Orbitz, Inc., Orbitz, LLC, Trip Network, Inc. (d/b/a Cheaptickets.com), Travelport Inc. (f/k/a Cendant Travel Distribution Services Group, Inc.), and Internetwork Publishing Corp. (d/b/a Lodging.com), are parties to various cases brought by consumers and municipalities and other governmental entities in the U.S. involving hotel occupancy taxes and our merchant hotel business model. Some of the cases are purported class actions, and most of the cases were brought simultaneously against other OTCs, including Expedia, Travelocity and Priceline. The cases allege, among other things, that we violated the jurisdictions’ hotel occupancy tax ordinances, as well as related sales and use taxes. While not identical in their allegations, the cases generally assert similar claims, including violations of local or state occupancy tax ordinances, failure to pay sales or use taxes, and in some cases, violations of consumer protection ordinances, conversion, unjust enrichment, imposition of a constructive trust, demand for a legal or equitable accounting, injunctive relief, declaratory judgment, and civil conspiracy.

The plaintiffs seek relief in a variety of forms, including: declaratory judgment, full accounting of monies owed, imposition of a constructive trust, compensatory and punitive damages, disgorgement, restitution, interest, penalties and costs, attorneys’ fees, and where a class action has been claimed, an order certifying the action as a class action. Adverse rulings in these cases could require us to pay tax retroactively and prospectively and possibly pay interest, penalties, and fines. The proliferation of additional cases could result in substantial additional defense costs. The following table reflects the hotel tax cases in which we are currently a defendant.

City or County Filing Litigation	Date Litigation Instituted	Court Where Litigation is Pending
City of Chicago, Illinois	November 1, 2005	Circuit Court of Cook County, Illinois
City of Atlanta, Georgia	March 29, 2006	Superior Court of Georgia
City of San Antonio, Texas**	May 8, 2006	United States District Court for the Western District of Texas
Wake County, North Carolina	November 3, 2006	Court of Appeals of North Carolina
Dare County, North Carolina	January 26, 2007	Court of Appeals for North Carolina (consolidated with Wake County)
Buncombe County, North Carolina	February 1, 2007	Court of Appeals for North Carolina (consolidated with Wake County)
Mecklenburg County, North Carolina	January 10, 2008	Court of Appeals for North Carolina (Consolidated with Wake County)
Jefferson County, Arkansas**	September 25, 2009	Circuit Court of Jefferson County, Arkansas
Leon County, Florida (TRT)	November 5, 2009	Florida Supreme Court
Leon County, Florida (TDT)	December 14, 2009	Florida Supreme Court
County of Lawrence, Pennsylvania*	January 14, 2010	Commonwealth Court of Pennsylvania
Montana Department of Revenue	November 8, 2010	Montana First Judicial District, Louis and Clark County
Washington, D.C.	April 22, 2011	Superior Court for the District of Columbia
Volusia County, Florida	May 11, 2011	Circuit Court for the Seventh Judicial Circuit in and for Volusia County, Florida
Breckenridge, Colorado*	July 25, 2011	District Court for Summit County, Colorado
Nassau County, New York*	September 26, 2011	Supreme Court of New York, Nassau County
State of Mississippi	January 6, 2012	Chancery Court of the First Judicial District of Hinds County, Mississippi
County of Kalamazoo, Michigan	August 28, 2012	Ninth Judicial Circuit for the County of Kalamazoo
City of Fargo, North Dakota	February 27, 2013	District Court for the County of Cass, North Dakota
Village of Bedford Park, Illinois*	July 8, 2013	United States District Court for the Northern District of Illinois
Kentucky Department of Revenue	July 15, 2013	Franklin Circuit Court, Kentucky
Columbia, South Carolina*	July 26, 2013	Court of Common Pleas, Ninth Judicial Circuit, South Carolina
State of New Hampshire	October 16, 2013	Merrimack Superior Court
Puerto Rico	April 17, 2014	United States District Court for the District of Puerto Rico

*	Indicates purported class action filed on behalf of named City or County and other (unnamed) cities, counties, governments or other taxing authorities with similar tax ordinances.
**	Indicates court certified class action on behalf of named City or County and other (unnamed) cities, counties, governments or other taxing authorities with similar tax ordinances.

Procedurally, the cases listed above are at different stages. Eleven of these cases are pending before their respective trial courts and have not advanced beyond the discovery phase. The following cases have reached more advanced stages, as described below:

City of Chicago, Illinois: On June 23, 2013, the Circuit Court for Cook County granted the City’s motion for partial summary judgment on liability. The parties are briefing motions for summary judgment on damages.

City of Atlanta, Georgia: On September 30, 2013, the trial court granted the OTCs’ motion for summary judgment on remaining issues. On November 1, 2013, the court entered final judgment. On November 25, 2013, Atlanta filed a Notice of Appeal with the Georgia Supreme Court.

City of San Antonio, Texas: On April 4, 2013, the U.S. District Court for the Western District of Texas entered final judgment in favor of plaintiffs. On May 2, 2013, the OTCs filed their renewed motion for judgment as a matter of law, and alternatively, motion for a new trial. On February 21, 2014, the District Court denied the OTCs’ motions for judgment as a matter of law, and motion for new trial. Both parties have sought reconsideration on the issue of penalties in post-judgment motions. Once the District Court enters judgment on the parties’ post-judgment motions concerning penalties, the parties will have 30 days to appeal the case to the Fifth Circuit.

North Carolina Consolidated Cases: On January 17, 2013, Wake, Dare, Buncombe and Mecklenburg Counties filed their notice of appeal of the General Court of Justice, Superior Court Division for the State of North Carolina’s decision granting summary judgment in favor of the OTCs. On November 19, 2013, the North Carolina Court of Appeals heard oral argument on the counties’ appeal.

Jefferson County, Arkansas: On March 8, 2013, the OTCs filed their notice of appeal to the Arkansas Supreme Court the circuit court’s February 18, 2013 order granting class certification. On October 9, 2013, the Arkansas Supreme Court denied the OTCs’ appeal of the circuit court’s February 18, 2013 order granting class certification.

Leon County, Florida (Transient Rental Tax): On August 16, 2013, the Florida Court of Appeal for the First District affirmed the trial court’s grant of summary judgment in favor of the OTCs and the Florida Department of Revenue. On August 30, 2013, the County filed a motion for rehearing, rehearing en banc, or certification to the Florida Supreme Court of a Question of Great Public Importance. On October 9, 2013, the Florida Court of Appeal for the First District denied the motion. On October 24, 2013, the County filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. The parties have filed jurisdictional briefs, and on December 31, 2013, the Florida Supreme Court issued an order staying the Transient Rental Tax statute case pending the outcome of Tourist Development Tax case.

Leon County, Florida (Tourist Development Tax): On February 28, 2013, the First District Court of Appeal affirmed the trial court’s summary judgment ruling in favor of the OTCs. On March 15, 2013, the County filed a motion for rehearing en banc, or in the alternative Requesting Certification to the Florida Supreme Court of a Question of Great Public Importance. On April 16, 2013, the Florida Court of Appeals, First District denied plaintiffs’ motion for rehearing en banc, but granted plaintiffs’ request for certification to the Florida Supreme Court. On May 13, 2013, the plaintiffs filed their Petition for Review with the Florida Supreme Court seeking review of the First District Court of Appeal’s opinion affirming the trial court’s summary judgment in favor of the OTCs. On September 10, 2013, the Florida Supreme Court granted plaintiffs’ Petition for Review. The Florida Supreme Court held oral argument on April 30, 2014.

Montana Department of Revenue: On March 6, 2014, the Montana First Judicial District Court granted the OTCs’ motions for summary judgment on both accommodations reservations and car rental reservations, and denied the Department’s motions for summary judgment. On April 16, 2014, the Court entered judgment dismissing all claims against the OTCs with prejudice, consistent with its March 6, 2014 order.

Washington D.C.: On December 6, 2013, the Superior Court of the District of Columbia granted the OTCs’ motion for partial summary judgment on the calculation of sales tax, and denied the District’s motion for partial summary judgment on the same issue. On February 21, 2014, Orbitz entered into a stipulation agreement with the District of Columbia. On February 24, 2014 the Superior Court entered final judgment in favor of the District of Columbia. On March 13, 2014, the OTCs filed their Notice of Appeal in which they are contesting the trial court’s grant of partial summary judgment in favor of the District of Columbia.

Puerto Rico: On April 17, 2014, the Puerto Rico Tourism Company filed suit against several OTCs, including Orbitz LLC and TripNetwork Inc., in the United States District Court for the District of Puerto Rico, alleging that the defendants violated Puerto Rico’s hotel tax ordinance.

The following legal proceedings relating to hotel occupancy taxes we previously reported have been concluded:

Baltimore County, Maryland: On October 23, 2013, Orbitz and Baltimore County entered into a settlement agreement. On November 7, 2013, the parties filed a stipulation of dismissal, with prejudice, ending the case.

Montgomery County, Maryland: On October 25, 2013, Orbitz and Montgomery County executed a Settlement Agreement. On November 15, 2013, the parties filed a stipulation of dismissal, with prejudice, ending the case.

City of Rome, Georgia: On December 13, 2013, the Eleventh Circuit affirmed the district court’s grant of summary judgment in favor of the OTCs. On January 3, 2014, the City of Rome filed a petition for rehearing and petition for rehearing en banc following the Eleventh Circuit’s decision affirming summary judgment in favor of the OTCs. On February 6, 2014, the Eleventh Circuit denied the City of Rome’s petition for rehearing.

McAllister et al. (Consumer Action): On April 30, 2013, Circuit Court of Saline County, Arkansas granted the OTCs’ motion for reconsideration and dismissed the complaint. On June 19, 2013, plaintiffs filed their notice of appeal. On January 9, 2014, the Circuit Court of Saline County granted plaintiff’s motion to voluntarily dismiss the case.

City of Gallup, New Mexico: On March 29, 2013, the District Court granted the OTCs’ motion for summary judgment. On April 22, 2013, plaintiffs filed their notice of appeal to the U.S. Court of Appeals for the Tenth Circuit. On May 31, 2013, the parties reached a preliminary settlement agreement. On August 8, 2013, the parties filed a joint motion for stipulation to dismiss the appeal and the U.S. Court of Appeals for the Tenth Circuit granted the motion and issued the mandate to the U.S. District Court. On October 4, 2013, the District Court granted preliminary approval of the settlement. On March 4, 2014, the District Court granted final approval of the settlement. On April 4, 2014, the District Court entered a dismissal of the OTCs, with prejudice, ending the case.

West Virginia DOR: On March 25, 2014, the West Virginia Office of Tax Appeals granted the parties’ joint motion to dismiss Orbitz Worldwide and subsidiaries following the parties’ settlement agreement.

Wisconsin Department of Revenue: On May 14, 2014, the Wisconsin Tax Appeals Commission granted summary judgment in favor of Orbitz.

Audit Related Proceedings Related To Hotel Occupancy (and Related) Taxes

We have also been contacted by several municipalities or other taxing bodies concerning our possible obligations with respect to state or local hotel occupancy or related taxes. The following taxing authorities have issued assessments that are subject to further review by the taxing authorities: the Colorado Department of Revenue; the City of Aurora, Colorado; the Maryland Comptroller; the Texas Comptroller; the West Virginia Department of Revenue; Osceola, Florida, and Lake County, Indiana. We dispute that any hotel occupancy or related tax is owed under these ordinances and are challenging the assessments made against us. These assessments range from approximately $20,000 to approximately $58 million, and total approximately $94 million. Some of these assessments, including a $58 million assessment from the Hawaii Department of

Taxation, are not based on historical transaction data. On several occasions, where we have received an assessment, we have been required to provide financial security or pay the assessment to the municipality in order to seek judicial review.

Certain assessments made in these audit proceedings are administratively final and subject to judicial review. The following is a description of the lawsuits brought by the Company challenging such final assessments.

Orbitz, LLC v. Broward County, Florida, No. 2009 CA 000126 (Circuit Court of the Second Judicial Circuit, Leon County, Florida): On May 20, 2008, Broward County, Florida issued an estimated assessment of approximately $0.4 million against Orbitz, LLC and $0.08 million against Internetwork Publishing Corp. On November 13, 2008, the County finalized the assessments. On January 12, 2009, Orbitz, LLC and Internetwork Publishing Corp. filed a complaint in the Circuit Court, Second Judicial Circuit, Leon County, Florida, against Broward County and the Florida Department of Revenue asserting that they are not subject to the tourist development tax. On February 2, 2009, the County filed its Answer and Counterclaim. On March 31, 2009, the County issued additional assessments of approximately $0.05 million against Orbitz, LLC and approximately $0.03 million against Internetwork Publishing Corp. On February 28, 2011, the County issued additional assessments of approximately $0.2 million against Orbitz, LLC and approximately $0.04 million against Internetwork Publishing Corp. On July 13, 2012, the Circuit Court granted partial summary judgment in favor of the OTCs on their affirmative claims and all of Broward County’s Counterclaims. On November 12, 2012, Broward County filed a motion for reconsideration, which was denied on January 11, 2013. On February 4, 2013, Broward County filed a notice of appeal. On February 12, 2014, the Florida Court of Appeals affirmed the grant of summary judgment in favor of the OTCs. On February 14, 2014, Broward County filed a motion with the Court of Appeals in which it sought certification of question of great public importance. On February 20, 2014, the Court of Appeals denied Broward County’s motion. On February 24, 2014, Broward County filed notice to invoke the discretionary jurisdiction of the Florida Supreme Court. On March 5, 2014, the Florida Supreme Court issued an order staying the Broward County case pending the outcome of the Tourist Development Tax case. On March 12, 2014, the Court of Appeals denied Broward County’s motion to stay pending review, to stay the issuance of mandate, and to enlarge the time to file a motion for rehearing pending ruling by the Florida Supreme Court. On March 14, 2014, the Court of Appeals issued its mandate, and on March 18, 2014, Broward County filed in the Court of Appeals its Motion To Recall Mandate. On March 27, 2014, the Court of Appeals denied Broward County’s Motion To Recall Mandate. On April 4, 2014, Broward County filed in the Florida Supreme Court a Motion For Review Of The Court Of Appeal’s Denial Of Motion To Withdraw Mandate.

Orbitz, LLC v. Indiana Department of Revenue, No. 49T10-0903-TA-00010 (Indiana Tax Court): On May 5, 2008, the Indiana Department of Revenue issued estimated assessments of approximately $0.2 million against Orbitz, LLC. On November 24, 2008, the Department of Revenue confirmed the estimated assessments as its final administrative assessment. On March 3, 2009, Orbitz, LLC filed a petition with the Indiana Tax Court seeking to set aside the Department of Revenue’s final determination. In August 2013, the parties filed cross motions for summary judgment. On January 17, 2014, the Indiana Tax Court heard oral argument on the parties’ motions for summary judgment.

Orbitz, LLC v. Miami-Dade, Florida, No. 2009 CA 4977 (Circuit Court of the Second Judicial Circuit, in and for Leon County, Florida): On December 21, 2009, the OTCs filed a complaint in the Circuit Court, Second Judicial Circuit, Leon County, Florida against Miami-Dade County and the Florida Department of Revenue asserting that they are not subject to the tourist development tax and the convention development tax. On June 2, 2010, the Circuit Court granted the parties motion to stay the action pending final determination of the Monroe County, Florida matter. On February 11, 2011, the Circuit Court granted the parties joint motion to lift the stay and entered the parties’ joint stipulation for partial dismissal of claims in accordance with the class action settlement in the Monroe County, Florida matter. The only issue remaining is liability on the Convention Development Tax. On September 25, 2012, the Circuit Court stayed the litigation pending a final determination in Leon County, et al. v. Expedia, Inc., et al.

Orbitz, LLC v. Osceola, Florida (Circuit Court of the Second Judicial Circuit, Leon County, Florida): On August 27, 2010, Osceola County, Florida issued estimated assessments against various Orbitz entities. On October 27, 2010, the County denied the Company’s appeal and finalized assessments of approximately $1.0 million against Orbitz, Inc. and Orbitz, LLC and approximately $0.2 million against Trip Network, Inc. and Internetwork Publishing Corp. On January 24, 2011, the OTCs filed a complaint in the Circuit Court, Second Judicial Circuit, Leon County, Florida against Osceola County and the Florida Department of Revenue asserting that they are not subject to the tourist development tax. On August 29, 2013, the Circuit Court administratively closed the pending lawsuits subject to being reopened by any party.

Orbitz, LLC v. Hawaii Department of Taxation (Hawaii Tax Appeal Court). On December 30, 2010, the State of Hawaii Department of Taxation issued a series of “proposed” assessments for the transient accommodations tax and general excise tax totaling approximately $10.2 million against various Orbitz entities. On January 31, 2011, the Department of Revenue issued its Final Notices of Assessments for those same amounts. On March 1, 2011, the OTCs filed their Notice of Appeal to the Tax Appeal Court. On May 8, 2012, the Hawaii Department of Taxation issued additional proposed assessments for the period of January 1, 2000 to December 31, 2011 totaling approximately $48.6 million against the Orbitz entities bringing the total amount of assessments for hotel reservations to approximately $58.8 million through December 31, 2011. On October 22, 2012, the Tax Appeal Court orally denied the Department of Taxation’s motion for partial summary judgment and granted the OTCs motion for partial summary judgment on the transient accommodations tax. On January 11, 2013, the Tax Court of Appeal orally granted in part the Department of Taxation’s motion for summary judgment and denied the OTCs motion as it relates to application of the general excise tax. On February 8, 2013, the OTCs filed a motion for reconsideration. On March 27, 2013, the OTCs filed a mandamus petition and motion to stay the action in the Tax Court pending resolution of the mandamus petition. On May 20, 2013, the Hawaii Department of Taxation issued estimated assessments for the 2012 tax year for merchant model hotel reservations against various Orbitz entities collectively amounting to $16.9 million. On August 15, 2013, the Hawaii Tax Appeal Court entered final judgment disposing of all issues and claims of all parties. On September 11, 2013, the OTCs filed their notice of appeal seeking review of the Hawaii Tax Appeal Court finding that the OTCs are subject to Hawaii’s general excise tax (“GET”). The Department filed a notice of appeal seeking review of the Hawaii Tax Appeal Court finding that the OTCs are not subject to Hawaii’s transient accommodations tax. On December 9, 2013, the Hawaii Department of Taxation issued Notices of Final Assessments collectively totaling $10,254,669.60 on Orbitz, LLC, Trip Network, Inc. and Internetwork Publishing Corp. for General Excise Tax, penalties and interest for rental car transactions during the period of January 1, 2002, through December 31, 2012. On December 16, 2013, the Tax Appeal Court granted the OTCs’ motion to stay their consolidated tax appeals for 2012 GET and TAT Tax Assessments. On December 24, 2013, the Hawaii Supreme Court granted the parties’ application to transfer the matter to the Hawaii Supreme Court. The parties are currently briefing their cross-appeals before the Hawaii Supreme Court.

Expedia, Inc. v. City and County of Denver, Colorado, (District Court, Denver Colorado): On February 8, 2012, the City’s appointed hearing officer issued his final administrative decision finding the OTCs are subject to Denver’s Lodger’s Tax, and approved an assessment against Orbitz in the amount of $0.6 million. On February 13, 2012, the OTCs filed their notice of intent to appeal the hearing officer’s final administrative decision. On March 30, 2012, the City filed a motion to dismiss the first claim for relief of the OTCs complaint. On July 26, 2012, the District Court denied the City’s motion to dismiss. On October 2, 2012, the OTCs filed their brief supporting their claim for relief. On March 12, 2013, the District Court, Denver, Colorado affirmed in part and reversed in part the Hearing Officer’s February 8, 2012 ruling. The District Court found the Hearing Office did not abuse his discretion in finding that the OTCs fall within the scope of the Lodging Tax statute; however, the District Court found the three year statute of limitations period applied to Denver’s assessments. On April 26, 2013, the OTCs appealed. On May 10, 2013, the City filed its notice of appeal regarding the District Court’s ruling that the three year statute of limitations period applied to Denver’s assessments. Oral argument is set for May 6, 2014.

In Re Transient Occupancy Tax Cases, Coordination Proceeding No. 4472 (Superior Court of the State of California for the County of Los Angeles).

City of San Francisco

On March 3, 2010, the City of San Francisco issued a final assessment of approximately $3.2 million for the period of January 1, 2000 to September 30, 2008, against various Orbitz entities. On March 31, 2010, we paid the final assessment pursuant to the City’s “pay to play” requirement. On April 2, 2010, we filed a refund request with the City. On May 14, 2010, the OTCs filed a Complaint for Tax Refund and Declaratory Relief against the City and County of San Francisco seeking a tax refund and declaratory relief. On December 18, 2012, the City of San Francisco issued supplemental final assessments of approximately $1.4 million against Orbitz LLC, Trip Network, Inc. and Internetwork Publishing Corp. On January 2, 2013, these entities paid this assessment pursuant to the City’s “pay to play” requirement. On February 6, 2013, the Superior Court for the County of Los Angeles granted the OTCs motion for summary judgment. On October 10, 2013, the Superior Court for the County of Los Angeles entered final judgment in favor of the OTCs, ordering San Francisco to issue a refund of $4.0 million to the Orbitz Entities on the first assessment, representing a refund of the principle amount ($3.2 million) and $0.8 million in interest. On November 5, 2013, the Orbitz entities filed a Complaint in the Superior Court for the County of Los Angeles for a tax refund and declaratory relief relating to the supplemental final assessment of $1.4 million. On December 9, 2013, the City and County of San Francisco filed a Notice of Appeal.

City of San Diego

On February 9, 2006, the City of San Diego, California filed an action in Court for the County of San Diego, California against a number of current and former Internet travel companies, including Orbitz, Inc., Orbitz, LLC, Trip Network, Inc. and Internetwork Publishing Corp. The complaint alleges, among other things, that the defendants violated the jurisdiction’s hotel occupancy tax ordinance with respect to the charges and remittance of amounts to cover taxes under the ordinance. On July 26, 2007, the court stayed the case pending plaintiff’s exhaustion of administrative remedies. On March 19, 2009, the City issued an “Amended Audit Deficiency Invoice” of approximately $1.9 million for taxes, interest and penalties for transient occupancy taxes. On May 28, 2010, a hearing officer appointed by the City approved assessments of approximately $1.4 million, against the Company. On September 6, 2011, the Superior Court for the State of California for Los Angeles County issued a peremptory writ of mandamus remanding the proceedings to the City’s hearing officer directing him to withdraw his decision ruling that the OTCs are not “operators” of hotels, and thus, not liable for transient occupancy tax on the amount each received as payment for its online travel related services. On July 10, 2012, the Court entered judgment on the OTCs consolidated writ of mandate and an order for consent judgment in favor of the OTCs on the City’s Third Amended Complaint. On August 21, 2012, the City filed a notice of appeal. On January 30, 2014, the Court of Appeal of the State of California heard oral argument on San Diego’s appeal. On March 5, 2014, the Court of Appeal affirmed the judgment in favor of the OTCs.

Los Angeles, California

On December 30, 2004, the City of Los Angeles, California filed an action in the Superior Court, Los Angeles County against a number of defendants, including Orbitz, Inc., Orbitz, LLC, Trip Network, Inc. and Internetwork Publishing Corp. The complaint alleges, among other things, that defendants violated the jurisdiction’s hotel occupancy tax ordinance with respect to the charges and remittance of amounts to cover taxes under the ordinance. On July 27, 2007, the court stayed the case pending the City’s exhaustion of administrative remedies. On September 9, 2009, the City issued estimated assessments against Orbitz, LLC and Trip Network, Inc. On August 31, 2011, the City issued an estimated assessment of approximately $0.9 million against Internetwork Publishing Corp. (d/b/a Lodging.com). On September 21, 2011, the City’s board of review confirmed assessments of approximately $1.8 million against Orbitz, LLC and approximately $0.3 million against Trip Network, Inc. On November 19, 2011, the OTCs filed a verified petition for writ of mandate seeking to vacate the board of review’s final determination. On November 13, 2012, the City’s board of review issued its notice of assessment against Internetwork Publishing Corp. (d/b/a Lodging.com) for approximately $0.2 million. On December 10, 2012, Internetwork Publishing Corp. (d/b/a Lodging.com) filed a verified petition for the writ of mandate. On January 17, 2013, the OTCs and the County filed cross motions for judgment on the writ of mandate. On April 18, 2013, the Superior Court for the County of Los Angeles granted the OTCs motion for judgment granting writ of administrative mandamus and denied the City’s cross- motion. On January 8, 2014, the Superior Court entered final judgment on behalf of the OTCs. On March 21, 2014, the City of Los Angeles filed a Notice of Appeal of the Superior Court’s decision in favor of the OTCs.

Other Actions Filed by the Company

New York City Litigation: On December 22, 2009, we and other OTCs brought an action in the Supreme Court of the State of New York, New York County against the city of New York Department of Finance and the City of New York. Expedia, Inc. v. City of New York Department of Finance, No. 650761/2009 (Supreme Court, New York County, New York). The complaint asserts two claims for declaratory judgment challenging the constitutionality and legality of the law relating to New York City hotel room occupancy taxes passed on June 29, 2009. On October 22, 2010, the court granted defendants’ motion to dismiss. On November 29, 2011, the Supreme Court, Appellate Division, First Department reversed the lower court’s decision, finding that the City’s tax law exceeded the grant of authority provided by the New York State Enabling Act that was in place at the time New York City passed its law. On April 26, 2012, the Appellate Division of the Supreme Court for the First Judicial Department in the County of New York denied the New York Department of Finance and the City of New York’s motion for reargument, or in the alternative, for leave to appeal to the Court of Appeals the November 29, 2011 order. The City appealed this decision. On November 21, 2013, the Court of Appeals reversed the Appellate Division’s decision, finding that the New York City was authorized to enact the June 2009 law at issue in the appeal.

North Carolina Litigation: On February 24, 2011, we and other OTCs brought an action in the Superior Court of Wake County, North Carolina against David Hoyle, Secretary of Revenue of the State of North Carolina, the North Carolina Department of Revenue and Durham County challenging the state of North Carolina’s amended sales tax statute that seeks to tax the revenue generated from the services provided by OTCs. Orbitz LLC v. Hoyle, No. 11 CV 001857 (General Court of Justice, Superior Court Division, Wake County, North Carolina). The complaint asserted claims for violation of the Internet Tax Freedom Act, unconstitutional impairment of contracts, violation of the Commerce Clause, violation of state uniformity clause and federal equal protection, and void for vagueness. On April 18, 2011, defendants filed a motion to dismiss. On May 28, 2013 (amended June 21, 2013) the Court granted the defendants’ motion to dismiss in part, and denied it in part. On June 26, 2013, the state defendants appealed, and on June 27, 2013, the OTCs appealed. On November 22, 2013, Orbitz entered into a settlement with defendants.

Portland, Oregon: On February 17, 2012, we and other OTCs brought an action in the Circuit Court of the State of Oregon, County of Multnomah, against the City of Portland, Oregon and Multnomah County. Expedia, Inc. et al. v. City of Portland, et al., No. 1202-02223 (Cir. Ct. Oregon, Multnomah County.). The complaint asserts four claims for declaratory judgment challenging the constitutionality and legality of the law relating to the Portland City and Multnomah County’s transient lodging taxes and one claim for injunctive relief enjoining enforcement of the taxes against the OTCs. On March 22, 2012, the court entered a temporary restraining order against the City of Portland, Oregon and Multnomah County, enjoining the enforcement of previously issued assessments. On June 15, 2012, the Court denied the City of Portland, Oregon and Multnomah County’s motion to dismiss for failure to exhaust administrative remedies, finding the court had jurisdiction over the matter. On November 30, 2012, the Court granted the OTCs motion to dismiss the City of Portland, Oregon and Multnomah County’s common law counterclaims, finding that the tax ordinances provided the exclusive remedy for the City of Portland, Oregon and Multnomah County’s alleged damage. On April 28, 2014, the OTCs filed a motion for partial summary judgment against the City of Portland and Multnomah County.

Oregon Department of Revenue: On September 27, 2013, Orbitz and several other OTCs filed a declaratory judgment against the Oregon Department of Revenue in the Oregon Tax Court, seeking a declaration that they compensation that they received for their services is not subject to transient lodging taxes under Oregon’s recently amended law.

Wyoming Department of Revenue: On April 3, 2014, the Wyoming Supreme Court affirmed the ruling of the Wyoming State Board of Equalization, which had upheld the Department’s application of the sales tax to the OTCs’ services.

Consumer Class Actions

On-Line Travel Company (OTC) Hotel Booking Antitrust Litigation: On August 20, 2012, a putative consumer class action was filed in the United States District Court for the Northern District of California against certain hotel chains and the major OTCs, including Orbitz. The complaint alleges that the hotel chains and several major OTCs, including Orbitz, violated the antitrust and consumer protection laws by entering into agreements in which OTCs agree not to facilitate the reservation of hotel rooms at prices that are less than what the hotel chain offers on its own website. Following the filing of the initial complaint, several dozen additional putative consumer class action complaints were filed in federal courts across the country. On December 11, 2012, the Judicial Panel on Multidistrict Litigation issued an order consolidating these cases in the United States District Court for the Northern District of Texas. On May 1, 2013, the plaintiffs filed a consolidated amended complaint. On July 1, 2013, the defendants moved to dismiss the Complaint. On December 17, 2013, the District Court heard oral argument on Defendants’ motion to dismiss. On February 16, 2014, the District Court granted the Defendants’ motion to dismiss on all claims without prejudice.

Litigation related to Intellectual Property

TQP Development, LLC v. Caterpillar Inc. et al.: On September 9, 2011, TQP Development, LLC filed a patent infringement suit against Orbitz, LLC and several other defendants in the United States District Court for the Eastern District of Texas, alleging infringement of U.S. Patent No. 5,412,730. In November 2013, Orbitz reached a settlement agreement with TQP. On November 12, 2013, the Court entered an Order dismissing the case against Orbitz, LLC.

LVL Patent Group LLC v. Amazon.com, Inc. et al.: On September 15, 2011, LVL Patent Group LLC (“LVL”) filed a patent infringement suit in the United States District Court for the District of Delaware against a group of defendants, including Orbitz Worldwide, Inc. The plaintiff alleges that Orbitz Worldwide, Inc. and the other defendants are infringing U.S. Patent No. 8,019,060. On August 16, 2012, the Court granted Defendants’ motion for summary judgment that the asserted patent is invalid. LVL (now proceeding as “Cyberfone Systems, LLC”) has appealed the decision.

Unified Messaging Solutions LLC v. Orbitz, LLC: On March 1, 2012, Unified Messaging Solutions LLC (“UMS”) filed a suit for patent infringement against Orbitz, LLC in the United States District Court for Northern District of Illinois alleging infringement of U.S. Patent Nos. 6,857,074; 7,836,141; 7,895,306; 7,895,313; and 7,934,148. On April 23, 2012, UMS filed an Amended Complaint in which it alleged infringement of only one of the five originally asserted patents (U.S. Patent No. 7,934,148).

Ameranth, Inc. v. Orbitz, LLC: On June 29, 2012, Ameranth, Inc. filed a lawsuit against Orbitz, LLC in the United States District Court for the Southern District of California alleging infringement of U.S. Patent Nos. 6,384,850; 6,871,325; and 8,146,077. On October 15, 2013, Orbitz filed petitions with the Patent Trial and Appeal Board (“PTAB”) of the United States Patent and Trademark Office seeking review of the validity of Ameranth’s, asserted patents under the Transitional Program for Covered Business Method (“CBM”) Patents. On November 27, 2013 the Court entered an Order which stayed the case pending a final decision from the PTAB.

Parallel Iron, LLC v. Orbitz, LLC: On December 10, 2013, Orbitz reached a settlement agreement with plaintiff. On December 16, 2013, the Court entered an Order dismissing the case against Orbitz, LLC.

CEATS, Inc. v. Orbitz Worldwide, Inc.: On August 5, 2013, CEATS, Inc. filed a patent infringement suit against Orbitz, Worldwide, Inc. in the United States District Court for the District of Nevada. The plaintiff alleges that Orbitz infringes U.S. Patent Nos. 7,548,867; 7,640,178; 7,660,727; 8,219,448; 8,229,774; and 8,244,561.

Metasearch Systems, LLC v. Orbitz Worldwide, Inc.: On September 21, 2012, Metasearch Systems, LLC filed a suit for patent infringement against Orbitz Worldwide, Inc. in the United States District Court for the District of Delaware alleging that Orbitz infringes U.S. Patent Nos. 8,239,451; 8,171,079; 8.073,904; 7,490,091; 7,421,468; and 7,277,918. On December 19, 2012, Metasearch filed an Amended Complaint adding allegations of infringement for U.S. Patent No. 8,326,924. Orbitz filed petitions with the Patent Trial and Appeal Board (“PTAB”) of the United States Patent and Trademark Office seeking review of the validity of certain of Metasearch’s, asserted patents under the Transitional Program for Covered Business Method (“CBM”) Patents, and the parties filed a Stipulation to stay the case pending the outcome of the CBM proceedings. On December 3, 2013, the Court entered an Order staying the case pending a decision from the PTAB.

Execware LLC v. Orbitz Worldwide, Inc.: On February 21, 2014, Execware LLC filed a patent infringement suit in the United States District Court for the District of Delaware. The plaintiff alleges that Orbitz infringes U.S. patent No. 6,216,139.

Other Litigation

City of Charleston v. Hotelguides.com, Inc., et al.: On January 17, 2014, the Cities of Charleston, North Charleston, Columbia, and Myrtle Beach, and the Town of Hilton Head, filed a putative class action complaint in Court of Common Pleas, Ninth Judicial Circuit, South Carolina, against the OTCs for allegedly failing to obtain business licenses and for allegedly failing to pay annual license fees. The Orbitz entities have not yet been served with the Complaint.

Trilegiant Corporation v. Orbitz, LLC v. and Trip Network, Inc.: On July 7, 2011, Trilegiant Corporation filed an action for breach of contract and declaratory judgment in the Supreme Court of New York against Orbitz, LLC and Trip Network, Inc. Trilegiant alleges that the defendants are obligated to make a series of termination payments arising out of a promotion agreement that defendants terminated at the end of 2007. On December 3, 2012, Trilegiant moved to dismiss certain of Orbitz’s affirmative defenses. On January 14, 2013, Orbitz moved for summary judgment and filed an opposition to Trilegiant’s motion to dismiss. On October 2, 2013, the Supreme Court of the State of New York denied the defendants’ motion for summary judgment on one of its affirmative defenses. On December 24, 2013, the Supreme Court rejected the majority of Orbitz’s remaining defenses.

Teamsters Union 25 Health Services & Insurance Plan v. Martin J. Brand et al.: On April 3, 2014, the Teamsters Union 25 Health Services & Insurance Plan for the benefit of nominal defendant Orbitz Worldwide Inc., filed suit against the Orbitz Board of Directors, Travelport Limited, Travelport LLC, Travelport Global Distribution System, B.V., and the Blackstone Group LP in the Court of Chancery for the State of Delaware. As to the Orbitz Board members, the complaint alleges that they breached their fiduciary duties in relation to a new GDS agreement that was entered into between Orbitz and Travelport. We believe that the complaint is without merit and intend to defend the case vigorously.

We intend to defend ourselves vigorously against the claims described above. Litigation is inherently unpredictable and, although we believe we have valid defenses in these matters, unfavorable resolutions could occur. Although we believe it is unlikely that an adverse outcome will result from these proceedings, an adverse outcome could be material to use with respect to earnings or cash flows in any given reporting period.

MANAGEMENT

The following table presents information with respect to the Company’s executive officers and directors (ages as of March 31, 2014):

Name	Age	Title
Barney Harford	42	Chief Executive Officer and Director
Sam Fulton	43	Senior Vice President, Global Product Management and Customer Experience
Tom Kram	54	Group Vice President, Chief Accounting Officer
Roger Liew	41	Senior Vice President, Chief Technology Officer
Chris Orton	40	Chief Operating Officer
Mike Randolfi	41	Chief Financial Officer
Jim Rogers	61	Senior Vice President, General Counsel and Corporate Secretary
Gavin Baiera	38	Director
Martin Brand	39	Director
Mark Britton	47	Director
Ken Esterow	49	Director
Scott Forbes	56	Chairman of the Board of Directors
Bob Friedman	71	Director
Brad Gerstner	42	Director
Kris Leslie	49	Director

Barney Harford has served as our Chief Executive Officer and as a member of our Board of Directors since January 2009. Prior to joining the Company in January 2009, Mr. Harford served in a variety of roles at Expedia, Inc. from 1999 to 2006. From 2004 to 2006, he served as President of Expedia Asia Pacific. Prior to 2004, Mr. Harford served as Senior Vice President of Air, Car & Private Label and led Expedia’s corporate development, strategic planning and investor relations functions. He joined Expedia in 1999 as a product planner. Mr. Harford currently serves on the Board of Directors of LiquidPlanner, Inc. He previously served on the Board of Directors of GlobalEnglish Corporation, Orange Hotel Group and eLong, Inc. He holds an MBA from INSEAD and an MA degree in Natural Sciences from Clare College, Cambridge University.

Sam Fulton has served as Senior Vice President, Global Product Management and Customer Experience since March 2013. Mr. Fulton also has responsibility for User Experience and Product Operations. Prior to his current role, from March 2010 to March 2013, Mr. Fulton held several key positions within the Company including Senior Vice President of Product Strategy and Senior Vice President of Retail. From January 2008 to February 2010, Mr. Fulton was the Group Vice President of Product Management. Prior to joining the Company in 2002, Mr. Fulton worked for Budget Rent A Car as the Director of Travel Industry Sales focusing on preferred travel agency relationships. Mr. Fulton has a BS degree in Finance and Marketing from the University of Denver.

Tom Kram has served as our Group Vice President, Chief Accounting Officer, since joining the Company in May 2011. From 2004 to 2011, Mr. Kram served in a variety of roles at Chicago Newspaper Liquidation Corp., formerly known as Sun-Times Media Group, Inc. Mr. Kram was elected Chief Executive Officer, President and Treasurer in October 2009 and served as Chief Financial Officer from March 2009 to October 2009. From 2004 to 2009, he was the Corporate Controller and, in addition, served as Chief Accounting Officer from 2006 to 2009. Mr. Kram served as the Chief Financial Officer of Sun-Times Media Group, Inc. when it filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in March 2009. Mr. Kram was formerly the Vice President, Controller of Budget Group, Inc. from 1997 to 2003. Mr. Kram is a CPA and has a BS degree in Accountancy from the University of Illinois at Urbana-Champaign.

Roger Liew has served as Senior Vice President, Chief Technology Officer, since November 2010. Mr. Liew was Vice President of Technology of the Company and Group Manager of the Company’s Intelligent

Marketplace Group from July 2009 to November 2010, and previously served as Vice President of Technology of Orbitz, LLC from May 2000 to May 2004. Prior to his return to the Company in July 2009, Mr. Liew served as Chief Technology Officer of Milestro, a leisure, travel and tourism company, from May 2008 to December 2008 and Chief Technology Officer of G2 Switchworks, a startup in the travel technology space, from May 2004 to April 2008, when it was acquired by Travelport. Prior to joining Orbitz, LLC, Mr. Liew worked as a lead developer for Neoglyphics Media Corporation and as a software engineer for Motorola’s Cellular Subscriber Group. Mr. Liew studied Mathematics and Computer Science at the University of Chicago.

Chris Orton has served as our Chief Operating Officer since February 2014. Mr. Orton previously served as Senior Vice President of Orbitz.com and President of CheapTickets since August 2011. Previously, Mr. Orton served as Senior Vice President, Chief Marketing Officer, from July 2010 to August 2011. Prior to joining the Company, Mr. Orton worked for eBay, Inc. from June 2003 to June 2010 and held various positions in data warehousing and internet marketing. Most recently, Mr. Orton was Senior Director of Internet Marketing at eBay, responsible for its paid search, shopping comparison, search engine optimization, affiliates and display marketing channels. Prior to joining eBay, he spent eight years doing customer relationship management and enterprise resource planning consulting at Kana Software, PricewaterhouseCoopers and Andersen Consulting (Accenture). Mr. Orton has an MBA from the University of California, Berkeley and a BA degree in Economics and International Relations from the University of California, Davis.

Mike Randolfi has served as Chief Financial Officer since March 2013 with global responsibility for the Company’s accounting, financial planning and analysis, investor relations, tax, procurement, and treasury functions. Prior to joining the Company, Mr. Randolfi served as Vice President and then as Senior Vice President and Controller at Delta Air Lines from October 2009 to February 2013. From June 1999 to October 2009, Mr. Randolfi held various executive positions in financial planning, financial analysis, controllership and treasury. Prior to his 14-year career at Delta, Mr. Randolfi held positions with Continental Airlines and Raymond James and Associates. Mr. Randolfi is a CPA and a certified management accountant and holds an MBA from Emory University and a BA in accounting and finance from the University of South Florida.

Jim Rogers has served as Senior Vice President, General Counsel and Corporate Secretary since August 2012 and is responsible for leading the Company’s global legal team as well as its compliance, corporate affairs and government relations functions. Mr. Rogers previously served from June 2010 to July 2012 as General Counsel of TLC Vision, a private-equity backed eye-care services provider. Before that, Mr. Rogers had practiced corporate and communications law from 1981 to 2009 at Latham & Watkins LLP in Washington, DC, the last 21 years as a partner. Mr. Rogers is a graduate of Columbia Law School, holds an MPA in Economics and Public Affairs from Princeton University, and received his BA from Yale University in Economics. Mr. Rogers serves on the Board of Directors of The Appleseed Foundation, and he previously served as co-chairman of the board.

Gavin Baiera has served as a member of our Board since April 2014. He is currently a Managing Director at Angelo, Gordon & Co., an SEC-registered investment adviser. Prior to joining Angelo, Gordon, & Co., he was the co-head of the strategic finance group at Morgan Stanley from 2006 to 2008, where he was responsible for the origination, underwriting and distribution of restructuring transactions. From 2000 to 2005, Gavin was a Vice President at General Electric Capital Corporation, concentrating on underwriting and investing in performing and distressed transactions. Gavin serves on the boards of Travelport Limited and American Media, Inc. and has recently been nominated to the board of directors for Mach Gen, LLC. Gavin holds a B.A. from Fairfield University and an M.B.A. from the University of Southern California.

Gavin brings to the Board substantial expertise in conducting financial analysis of companies across multiple industries, including travel and media.

Martin Brand has served as a member of our Board since March 2010. He is a Senior Managing Director in the Private Equity Group for The Blackstone Group, L.P., a global investment and advisory firm. Martin joined Blackstone’s London office in 2003 and transferred to the New York office in 2005. Before joining Blackstone, he worked as a derivatives trader with the FICC division of Goldman Sachs in New York and Tokyo and with McKinsey & Company in London. Martin currently serves on the boards of Bayview Financial, Sungard, Exeter Finance and PBF Energy. He also serves on the advisory board of the Hudson Union Society and the Board of the Harvard Business School Club of New York. Martin received a B.A./M.A. in Mathematics and Computation from Oxford University and an M.B.A. from Harvard Business School.

Martin brings extensive financial expertise and broad-based international experience to our Board. His experience and knowledge enhance the Board’s financial expertise and provide the Board with insight into the global marketplace and competition.

Mark Britton has served as a member of our Board since April 2011. Mark is the founder, Chairman, CEO and President of Avvo, a website offering free Q&A forums, ratings and profiles for 95 percent of U.S. lawyers. Prior to founding Avvo in 2005, Mark was Executive Vice President of Worldwide Corporate Affairs of InterActiveCorp Travel (“IACT”) and Expedia, Inc. from 2003 to 2004 and Senior Vice President, General Counsel and Secretary of Expedia from 1999 to 2003. At IACT and Expedia, he oversaw all finance, strategy, corporate development, legal, human resources and government relations functions for the IACT companies, including Expedia, Hotels.com, Hotwire, Classic Custom Vacations and Interval International. Mark currently serves on the board of regents of Gonzaga University. Mark holds a B.A. degree in finance from Gonzaga University and a J.D. from George Washington University.

From his many years of experience at Avvo, Expedia and IACT, Mark brings to the Board a deep understanding of the travel industry and the consumer Internet. Mark also provides strong business operations and financial expertise that enhances our Board’s ability to perform its oversight role. Mark is an audit committee financial expert.

Ken Esterow has served as a member of our Board since August 2011. Ken was appointed as the President and CEO of Bankrate, Inc. in January 2014 and serves on its board of directors. He previously served as Bankrate’s Senior Vice President and Chief Operating Officer from September 2013 to December 2013. Prior to that, Ken was an industry consultant and a CEO1st Partner with Frontenac Company, a private equity firm. Ken served in a variety of roles at Travelport Limited and Cendant Corporation from 1995 to 2011. From January 2007 to May 2011, he was President and Chief Executive Officer of Travelport Limited’s Gullivers Travel Associates business, a leading global hotel wholesaler, which includes Octopustravel.com. The Gullivers Travel Associates business was sold to Kuoni Reisen Holding AG in May 2011. Ken previously served as an executive committee member of the board of the US Travel Association. Ken holds a B.A. degree in Biology from the University of Pennsylvania and an M.B.A. from the Wharton School at the University of Pennsylvania.

Ken brings to our Board a wealth of previous travel, hospitality and business experience. His global experience, including emerging markets in Asia and the Middle East, and his extensive knowledge of business development, leadership team development and execution is also valuable to our Board.

Scott Forbes has served as a member of our Board since June 2013 and was named non-executive Chairman in April 2014. Since July 2005, Scott has been Chairman of Rightmove plc, the UK’s leading online classified property advertising portal. Since November 2006, Scott has been the founder and Executive Chairman of Bridge Capital Advisors LLP, a provider of investment, strategic and advisory services. During the period from March 1999 to May 2005, Scott was the Group Managing Director of Cendant Europe, Middle East, Africa and Asia. From 1990 to 1999, Scott held several senior positions at Cendant Corporation and its predecessor, HFS, Inc., a leading global provider of travel and residential real estate services. Scott holds a B.S. degree from Rutgers University.

Scott has strategic and operating knowledge from working with successful online companies serving the residential real estate and travel sectors. He has over 20 years of hospitality industry experience and led the consolidation of the managed vacation rental market for Cendant (now Wyndham Vacation Rentals). Scott led or participated in numerous mergers, acquisitions and divestitures over the last 15 years. He brings further substantial finance operations, reporting and treasury expertise from his executive finance roles with Cendant. His service as Chairman of Rightmove plc has provided him with experience in corporate governance and other public company matters.

Bob Friedman has served as a member of our Board since March 2011. Bob is a Senior Advisor of The Blackstone Group, L.P., a global investment and advisory firm, having previously served as a Senior Managing Director of Blackstone from 1999 until his retirement in June 2012. He was Chief Legal Officer of Blackstone from January 2003 through August 2010 and was also its Chief Administrative Officer during most of that period. Before joining Blackstone, Bob was a partner with Simpson Thacher & Bartlett for 25 years, where he was a senior member of that law firm’s mergers and acquisitions practice. He currently serves on the boards of Axis Capital Holdings Limited, TRW Automotive Holdings Corp. and YRC Worldwide Inc. Bob previously served on the boards of The India Fund, Inc. from 2008 to 2012, Northwest Airlines, Inc. from 2001 to 2008, Corp Group Banking S.A. from 1999 to 2008 and FGIC Corporation from 2009 to 2013. Bob holds a B.A. degree from Columbia College and a J.D. from the University of Pennsylvania Law School.

Bob’s long career with Simpson Thacher & Bartlett advising boards on legal, corporate governance and compliance matters makes him a valued member of our Board. In addition, he is knowledgeable about the debt and capital markets based on his experience as a senior executive at Blackstone, and he has executive management skills from his various executive positions at Blackstone and Simpson Thacher & Bartlett. Bob also brings travel and airline experience to our Board from his previous service as a director of Northwest Airlines and as its principal outside lawyer before he joined its board.

Brad Gerstner has served as a member of our Board since March 2010. Brad is Chief Executive Officer of Altimeter Capital Management, a Boston-based investment firm he founded in November 2008. Prior to Altimeter, Brad was Vice President at PAR Capital Management from 2005 to 2008. Brad also served as Deputy Secretary of State of Indiana. Brad is the founder and Chairman of Room 77 Inc., a hotel-focused travel research site. Brad currently serves on the boards of Silver Rail Technologies, Inc., Room 77 Inc., Hotel Tonight, Trigger Media and Duetto Research Inc. Brad holds a B.A. degree from Wabash College, a J.D. from Indiana University and an M.B.A. from the Harvard Business School.

As founder of Room 77 and a former CEO of two online businesses, including one that operated in the travel industry, Brad has specific strategic and operating knowledge regarding how to run a successful online commerce company. Furthermore, as an investor with a focus on the travel industry, he brings subject-matter expertise and a keen understanding of the competitive landscape and our public and private competitors.

Kris Leslie has served as a member of our Board since March 2011. She is currently a consultant. From 2004 to 2007, Kris served as CFO of DreamWorks Animation SKG, Inc., a company that develops and produces computer generated animated feature films. Kris currently serves on the board of directors of Blue Shield of California and is a member of its audit, finance and investment and quality improvement committees. She also serves on the board of PICO Holdings, Inc. where she is non-executive chairwoman, chair of the nominating and governance committee and a member of the audit committee. Kris previously served on the boards of Bare Escentuals, Inc. and Obagi Medical Products, Inc. From 2006 through 2013, Kris served on the board of directors of Methodist Hospital in Arcadia, CA where she was a member of the finance, audit and compliance committee and the compensation and executive committees. In addition, she is chairwoman of the board of trustees at Flintridge Preparatory School in La Cañada, CA. Kris holds a B.A. degree in Economics from Bucknell University and an M.B.A. from Columbia University.

As a former CFO of DreamWorks, Kris brings a wealth of financial management experience and understands the challenges a public reporting company faces. Her audit committee experience at Blue Shield, PICO, Obagi Medical Products and Bare Escentuals enhances our Board’s financial expertise. Kris is an audit committee financial expert.

Current Committee Membership

Our Board of Directors has three standing committees: an audit committee, compensation committee, and nominating and corporate governance committee. The following table provides the current composition of each of the committees.

Director	Audit	Compensation	Nominating and Corporate Governance
Mark Britton	Member	Member	—
Scott Forbes	Member	Chair	Member
Bob Friedman	—	—	Chair
Brad Gerstner	—	Member	—
Kris Leslie	Chair	Member	Member

SELLING STOCKHOLDER

The following information supplements the information set forth under the caption “Selling Security Holder” in the accompanying prospectus to reflect the 7,500,000 shares of our common stock being offered by the selling stockholder in this offering and the grant by the selling stockholder to the underwriters of an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,125,000 additional shares of our common stock. The information is based on information provided by the selling stockholder to us and is as of the date of this prospectus supplement. The percentage of shares beneficially owned by the selling stockholder is based on 109,246,526 shares of our common stock outstanding as of May 1, 2014.

	Beneficial Ownership Prior to the Offering(1)		Number of Shares Offered	Beneficial Ownership After the Offering(1)(2)		Number of Shares to be Sold if Underwriters’ Option is Exercised in Full	Beneficial Ownership After the Offering if Underwriters’ Option is Exercised in Full(1)(2)
Name	Number	Percentage		Number	Percentage		Number	Percentage

TDS Investor (Luxembourg) S.à r.l.(3)	48,540,976	44.4%	7,500,000	41,040,976	37.6%	8,625,000	39,915,976	36.5%

(1)	The percentage of shares beneficially owned is based on 109,246,526 shares of common stock outstanding as of May 1, 2014.
(2)	We have assumed all shares of common stock offered by the selling stockholder under this prospectus supplement have been sold and that no additional shares have been acquired by the selling stockholder.
(3)	The total number of shares owned is based on (i) an Amendment No. 1 to Schedule 13D filed by TDS Investor (Luxembourg) S.à r.l. (“TDS Luxco”) on April 25, 2013 for 48,817,419 shares and (ii) a Form 4 filed on July 3, 2013 and a Form 4 filed on December 23, 2013 evidencing an aggregate delivery of 128,773 and 147,670 shares, respectively, to certain members of Travelport management. Waltonville Limited, a Gibraltar corporation (“Waltonville”), is the sole member of TDS Luxco. Travelport Limited, a Bermuda exempted company (“Travelport”), is the sole shareholder of Waltonville. Travelport Holdings Limited, a Bermuda exempted company (“Holdings”), is the sole shareholder of Travelport. Travelport Worldwide Limited, a Bermuda exempted company (“Worldwide”), is the sole shareholder of Holdings. Each of Waltonville, Travelport, Holdings and Worldwide may be deemed to be indirect beneficial owners of these shares because of the aforementioned relationships between the parties. In addition, Waltonville, Travelport, Holdings and Worldwide may be deemed to have shared voting and dispositive power with respect to these shares. The business mailing address for each of TDS Luxco, Waltonville, Travelport, Holdings and Worldwide is 300 Galleria Parkway, Atlanta, Georgia 30339.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding beneficial ownership of our common stock as of March 15, 2014, by:

•	each of our named executive officers and directors individually;

•	all of our named executive officers and directors as a group; and

•	each stockholder we know to own beneficially more than 5% of our common stock.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 15, 2014 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options or warrant are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership of our common stock for the following tables is based on 109,246,526 shares of our common stock outstanding as of May 1, 2014. The table set forth below does not give effect to any exercise by the underwriters of their option to purchase additional shares of our common stock from the selling stockholder. Such option entitles the underwriters to purchase up to 1,125,000 shares from the selling stockholder for 30 days from the date of this prospectus supplement.

Except as otherwise noted, each beneficial owner’s address is: c/o Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Deferred Stock Units(1)
Directors:
Gavin Baiera	0	—	—
Martin Brand(2)	82,280	*	26,399
Mark Britton(3)	70,230	*	—
Ken Esterow(4)	62,966	*	—
Scott Forbes(5)	15,389	*	—
Bob Friedman(6)	40,287	*	—
Brad Gerstner(7)	248,356	*	32,389
Kris Leslie(8)	69,176	*	—

Named Executive Officers:
Barney Harford(9)	1,330,102	1.22	—
Mike Randolfi	44,761	*
Jim Rogers	35,227	*	—
Mitch Marcus(10)	0	—	—
David Belmont	13,138	*	—
Chris Orton	71,312	*	—
Roger Liew(9)	203,785	*	—
All directors and executive officers as a group (15 persons)(11)	2,379,397	2.19	58,788

*	Less than one percent.
(1)

Represents DSUs granted on or prior to January 1, 2011. Each DSU granted on or prior to January 1, 2011, represents a right to receive one share of our common stock on the date which is 200 days immediately following the director’s retirement or termination of service from the Board, or a time period otherwise required by Section 409A of the Code. DSUs granted on or prior to January 1, 2011, have not been included in the columns entitled “Number of Shares Beneficially Owned” or “Percentage of Shares Beneficially Owned”.

DSUs granted on or after January 1, 2011, represent a right to receive one share of our common stock on the date immediately following the director’s retirement or termination of service from the Board. DSUs granted on or after January 1, 2011, have been included in the number of shares shown to be beneficially held by each director for purposes of compliance with SEC rules and regulations.

Each DSU, regardless of when granted by the Board, is immediately vested and non-forfeitable.

(2)	Includes 54,833 shares of our common stock subject to distribution pursuant to DSUs. The DSUs that would have been otherwise granted to Martin were granted to Blackstone Management Partners L.L.C. (“BMP”). Martin is a Senior Managing Director of The Blackstone Group, L.P., which is affiliated with BMP. Martin disclaims beneficial ownership of all shares.
(3)	Includes 53,792 shares of our common stock subject to distribution pursuant to DSUs.
(4)	Includes 48,721 shares of our common stock subject to distribution pursuant to DSUs.
(5)	These shares of our common stock are subject to distribution pursuant to DSUs.
(6)	Includes 12,889 shares of our common stock subject to distribution pursuant to DSUs.
(7)	Includes 111,000 shares of our common stock owned directly by Altimeter Partners Fund, L.P. Altimeter Capital Management LLC has voting and dispositive power over the shares owned by Altimeter Partners Fund, L.P. Brad is the CEO and sole owner of Altimeter Capital Management LLC. Also includes 169,746 shares of our common stock subject to distribution pursuant to DSUs.
(8)	Includes 55,450 shares of our common stock subject to distribution pursuant to DSUs
(9)	Includes the following number shares of our common stock subject to stock options that are vested and exercisable within 60 days: Barney (846,874) and Roger (75,000).
(10)	Due to termination of employment, all of Mitch’s restricted stock units were forfeited on February 8, 2013.
(11)	Includes (i) 921,874 shares of our common stock subject to stock options exercisable within 60 days, and (ii) 489,481 shares of our common stock subject to distribution pursuant to DSUs, held by all directors and executive officers as a group.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2013.

Name of Beneficial Owner	Shares of Common Stock	Percent
TDS Investor (Luxembourg) S.à r.l.(1)	48,540,976	44.43%
PAR Investment Partners, L.P.(2)	16,500,000	15.10%
Contrarius Investment Management Limited(3)	5,698,099	5.22%

(1)	The total number of shares owned is based on (i) an Amendment No. 1 to Schedule 13D filed by TDS Investor (Luxembourg) S.à r.l. (“TDS Luxco”) on April 25, 2013 for 48,817,419 shares and (ii) a Form 4 filed on July 3, 2013 and a Form 4 filed on December 23, 2013 evidencing an aggregate delivery of 128,773 and 147,670 shares, respectively, to certain members of Travelport management. Waltonville Limited, a Gibraltar corporation (“Waltonville”), is the sole member of TDS Luxco. Travelport Limited, a Bermuda exempted company (“Travelport”), is the sole shareholder of Waltonville. Travelport Holdings Limited, a Bermuda exempted company (“Holdings”), is the sole shareholder of Travelport. Travelport Worldwide Limited, a Bermuda exempted company (“Worldwide”), is the sole shareholder of Holdings. Each of Waltonville, Travelport, Holdings and Worldwide may be deemed to be indirect beneficial owners of these shares because of the aforementioned relationships between the parties. In addition, Waltonville, Travelport, Holdings and Worldwide may be deemed to have shared voting and dispositive power with respect to these shares. The business mailing address for each of TDS Luxco, Waltonville, Travelport, Holdings and Worldwide is 300 Galleria Parkway, Atlanta, Georgia 30339.

(2)	Based solely on Amendment No. 2 to Schedule 13D filed by PAR Capital Management, Inc. with the SEC on August 16, 2013. Represents shares held directly by PAR Investment Partners, L.P. (“PAR”). PAR Group, L.P. (“PAR Group”) is the general partner of PAR. PAR Capital Management, Inc. (“PCM”) is the general partner of PAR Group. Each of PAR Group and PCM may be deemed to be indirect beneficial owners of these shares because of the aforementioned relationships between the parties. In addition PAR Group and PCM may be deemed to have shared voting and dispositive power with respect to these shares. The business mailing address for PAR Investment Partners, L.P. is c/o PAR Capital Management, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110.
(3)	Based solely on the Schedule 13G filed by Contrarious Investment Management Limited (“CIM”) with the SEC on February 13, 2014. Represents shares jointly owned by CIM and Contrarius Investment Management (Bermuda) limited (“CIMB”). CIM and CIMB have sole voting power and sole dispositive power over all of the shares. The business mailing address for CIM is 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands. The address for CIMB is Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 140,000,100 shares of stock, of which: (i) 140,000,000 shares are designated as common stock, par value $0.01 per share; and (ii) 100 shares are designated as preferred stock, par value $0.01 per share. As of May 1, 2014, there were 109,246,526 shares of common stock outstanding and no shares of preferred stock outstanding. A description of the material terms and provisions of our Certificate of Incorporation affecting the relative rights of the common stock and any preferred stock is set forth below.

We entered into a Separation Agreement with Travelport at the time of our initial public offering in July 2007 that provided the general terms for the separation of our respective businesses. This agreement was amended on May 5, 2008, January 23, 2009 and May 9, 2013. References to the Separation Agreement below refer to the Separation Agreement, as amended.

Common Stock

Voting Rights

Except as otherwise expressly required by law or provided in our Certificate of Incorporation, and subject to any voting rights provided to holders of preferred stock at any time outstanding, the holders of any outstanding shares of common stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law or our Certificate of Incorporation, or upon which a vote of stockholders is otherwise duly called for by Orbitz. At each annual or special meeting of stockholders, each holder of record of shares of common stock on the relevant record date is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder’s name on the stock transfer records of Orbitz. Holders of shares of common stock have no cumulative voting rights.

Dividends

We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, may require the consent of Travelport and will depend on several factors, including our financial condition, results of operations, capital requirements, restrictions contained in existing and future financing instruments and other factors that our board of directors may deem relevant.

Subject to the rights of the holders of preferred stock at any time outstanding, and subject to any other provisions of our Certificate of Incorporation, holders of shares of common stock are entitled to receive such dividends and other distributions in cash, stock or property of Orbitz when, as and if declared thereon by our board of directors from time to time out of assets or funds of Orbitz legally available therefor.

Registration Rights

The Separation Agreement provides that any member of the “Travelport Affiliated Group” can demand that we register the resale of our common stock held by such member and persons or entities that acquire or otherwise receive from such member common stock that is subject to these registration rights. In addition, the Travelport Affiliated Group has certain “piggyback” registration rights that would allow any member of the Travelport Affiliated Group to include its shares in any future registrations of our common stock, whether that registration relates to a primary offering by us or a secondary offering by or on behalf of other stockholders.

Equity Purchase Rights

The Separation Agreement provides that, so long as the members of the Travelport Affiliated Group beneficially own in the aggregate at least 50% of the combined voting power of all our outstanding voting securities, then such members may purchase their pro rata share, based on their then-current percentage equity interest in us, of any voting equity securities issued by us, excluding any securities issued under employee stock options or other benefit plans, dividend reinvestment plans and certain other offerings other than for cash. As of April 15, 2013, the Travelport Affiliated Group no longer beneficially owns in excess of 50% of our outstanding common stock.

Other Rights

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of Orbitz, the holders of shares of common stock are entitled to receive their ratable share of the assets and funds of Orbitz available for distribution after payments to creditors and to the holders of preferred stock at the time outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without any further vote or action by the stockholders, to issue 100 shares of preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each series.

Certain Certificate of Incorporation and By-Laws Provisions

Opt-Out of Section 203 of the DGCL

We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL. Section 203 prohibits a person who acquires more than 15% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, subject to certain exceptions.

Classified Board of Directors

Our By-laws provide for a classified Board in which our directors are divided into three classes, designated as Class I, Class II and Class III, with three-year staggered terms.

Director Vacancies

Our By-laws provide for the exclusive right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Stockholder Action by Written Consents

Our Certificate of Incorporation does not permit stockholders to take action by unanimous written consent in lieu of an annual or special meeting.

Limits on Special Meetings

Our Certificate of Incorporation provides that special meetings of stockholders may only be called by:

•	the chairman of our board of directors;

•	the chief executive officer;

•	the president;

•	the secretary; and

•	our board of directors or a committee of our board of directors whose powers and authority include the power to call such meetings.

Corporate Opportunities and Interested Directors

Our Certificate of Incorporation provides that, subject to any contractual provision to the contrary, Travelport will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	deciding to prevent us from utilizing any or all capacity under Travelport’s debt instruments or agreements that regulate the ability of Travelport and its restricted subsidiaries to take certain actions including, but not limited to, debt incurrence, asset sales and other transactions;

•	any decision or action by Travelport to assert or enforce its rights under any agreement or contract with us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Under our Certificate of Incorporation, neither Travelport nor any officer or director of Travelport will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities. Our Certificate of Incorporation provides that Travelport is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for Travelport and us, and Travelport will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that Travelport pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

When one of our directors or officers who is also a director or officer of Travelport learns of a potential transaction or matter that may be a corporate opportunity for both us and Travelport, our Certificate of Incorporation provides that the director or officer:

•	will have fully satisfied his or her fiduciary duties to us and our stockholders with respect to that corporate opportunity;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of Travelport’s actions with respect to that corporate opportunity;

•	will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our Certificate of Incorporation; and

•	will be deemed not to have breached his or her duty of loyalty to us or our stockholders and not to have derived an improper personal benefit therefrom for purposes of our Certificate of Incorporation, if he or she acts in good faith in a manner consistent with the following policy:

•	a corporate opportunity offered to any of our officers who is also a director but not an officer of Travelport will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as a director of Travelport, in which case that opportunity will belong to Travelport;

•	a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director or an officer of Travelport will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to Travelport; and

•	a corporate opportunity offered to any of our officers who is also an officer of Travelport will belong to Travelport, unless that opportunity is expressly offered to that person solely in his or her capacity as our officer, in which case that opportunity will belong to us.

For purposes of our Certificate of Incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Travelport or its officers or directors will be brought into conflict with our self-interest.

Our Certificate of Incorporation also provides that no contract, agreement, arrangement or transaction between us and Travelport will be void or voidable solely for the reason that Travelport is a party to such agreement or by reason of the execution of any contract or agreement by an officer or director of Travelport who is also an officer or director of ours, and Travelport:

•	will have fully satisfied and fulfilled its fiduciary duties to us and our stockholders with respect to the contract, agreement, arrangement or transaction,

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangement or transaction,

•	will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of our Certificate of Incorporation, and

•	will be deemed not to have breached its duties of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom for purposes of our Certificate of Incorporation,

if:

•	the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our board of directors or the committee of our board of directors that authorizes the contract, agreement, arrangement or transaction and our board of directors or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors;

•	the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of our shares entitled to vote on such contract, agreement, arrangement or transaction and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast by the holders of the common stock then outstanding not owned by Travelport or a related entity; or

•	the transaction, judged according to the circumstances at the time of the commitment, is established to have been fair to us.

Our Certificate of Incorporation provides that any person purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our Certificate of Incorporation.

Until the first date on which Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the affirmative vote of the holders of at least 66 2⁄3% of the votes entitled to be cast is required to alter, amend or repeal or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above. Accordingly, until such time, Travelport can prevent any such alteration, adoption, amendment or repeal of those provisions.

Provisions Relating to Control by Travelport

Our Certificate of Incorporation provides that until the first date on which Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the prior consent of Travelport will be required for the following actions:

•	any consolidation or merger of us or any of our subsidiaries with any person, other than a wholly owned subsidiary;

•	any sale, lease, exchange or other disposition or any acquisition or investment by us, or any of our subsidiaries or any series of related dispositions or acquisitions, subject to certain exceptions including those for which we give Travelport at least 15 days prior written notice and which involve consideration not in excess of $15 million in fair market value, and (1) any disposition of cash equivalents or investment grade securities or obsolete or worn out equipment and (2) the lease, assignment or sublease of any real or personal property, in each case, in the ordinary course of business;

•	any change in our authorized capital stock or creation of any class or series of our capital stock;

•	the issuance or sale by us or any of our subsidiaries of any shares of capital sock or other equity securities or the adoption of any equity incentive plan, except for (1) the issuance of shares of capital stock by us or any of our subsidiaries to Travelport or another restricted subsidiary of Travelport and (2) the issuance by us of capital stock under our equity incentive plans in the ordinary course in an amount not to exceed $15 million in fair market value annually;

•	the amendment of various provisions of our Certificate of Incorporation and By-laws;

•	the declaration of dividends on any class or series of our capital stock;

•	the authorization of any class or series of preferred stock;

•	the creation, incurrence, assumption or guaranty by us or any of our subsidiaries of any indebtedness for borrowed money, except for (1) up to $675 million of indebtedness at any time outstanding under our credit agreement and (2) up to $25 million of other indebtedness so long as we give Travelport at least 15 days prior written notice of the incurrence thereof;

•	the creation, existence or effectiveness of any consensual encumbrance or consensual restriction by us or any of our subsidiaries on (1) payment of dividends or other distributions, (2) payment of indebtedness, (3) the making of loans or advances and (4) the sale, lease or transfer of any properties or assets, in each case, to Travelport or any of its restricted subsidiaries;

•	any change in the number of directors on our board of directors, the establishment of any committee of our board of directors, the nomination of the members of our board of directors or any committee of our board of directors, and the filling of newly created memberships and vacancies on our board of directors or any committee of our board of directors; and

•	any transactions by us or any of our subsidiaries with affiliates involving aggregate payments or consideration in excess of $10 million, except (1) transactions between or among Travelport or any of its restricted subsidiaries; (2) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Travelport, any of its direct or indirect parent companies or any of its restricted subsidiaries; (3) any agreement as in effect on the date of the consummation of our initial public offering and (4) investments by The Blackstone Group and certain of its affiliates in our or our subsidiaries’ securities so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

After giving effect to this offering, Travelport will beneficially own 37.6% of our outstanding common stock (or 36.5% if the underwriters exercise their option in full).

Provisions Relating to Regulatory Status

Our Certificate of Incorporation provides that, without the written consent of Travelport, we will not take any action that would result in:

•	Travelport’s being required to file any document with, register with, obtain the authorization of, or otherwise become subject to any rules, regulations or other legal restrictions of any governmental, administrative or regulatory authority, or

•	any of our directors who is also a director or officer of Travelport being ineligible to serve or prohibited from serving as our director under applicable law.

Our Certificate of Incorporation further provides that Travelport will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Travelport gives or withholds any such consent for any reason.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under its charter, our audit committee is responsible for the review, approval, authorization or ratification of “related-party transactions” between us or our subsidiaries and related parties. “Related party” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director (or a nominee for director), executive officer or 5% shareholder of us or any immediate family members of any of these individuals, or any entity in which any of the foregoing persons owns more than a 10% equity interest, or in which any of the foregoing persons is a general partner or officer.

As a general matter, under our delegation of authority policy and related party transactions policy, both adopted by our Board, related-party transactions where the amount involved could reasonably be expected to exceed $120,000 in any calendar year and material amendments or modifications of any such transactions are submitted to the audit committee for review and approval before the transaction is consummated. If advance approval of a related-party transaction is not obtained, then the transaction must be submitted to the audit committee for ratification, as soon as reasonably practicable, but in any event, at the audit committee’s next regularly scheduled meeting. If the audit committee does not ratify a related-party transaction that has been consummated without its approval, the audit committee will, in consultation with the General Counsel, consider whether additional action is necessary, such as terminating the transaction on a prospective basis, rescinding it or modifying it in a manner that would facilitate ratification by the audit committee.

As provided in the audit committee’s charter and our related party transactions policy, in the course of its review and approval or ratification of a related-party transaction, the audit committee will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related party and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our shareholders; and

•	any other matters the audit committee deems appropriate.

The audit committee has pre-approved certain related-party transactions entered into in the ordinary course of our business in cases where:

•	the interest of the related party arises only from (i) the related party’s position as a director (or similar position) of the entity that is a party to the transaction, or (ii) the direct or indirect ownership by the related person of less than a 10% equity interest in the entity that is party to the transaction; and

•	the aggregate amount involved does not, in any single fiscal year, exceed the greater of $1,000,000 or two percent (2%) of the consolidated revenue of the other entity that is a party to the transaction.

This approval specifically excludes any related-party transactions where Travelport, its parent company or any of its subsidiaries are a party to or have a direct or indirect material interest in the transaction.

Any audit committee member who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction, but he or she may be counted in determining the presence of a quorum at an audit committee meeting at which the transaction is considered.

Related-Party Transactions with Travelport and its Subsidiaries

We have a number of agreements with Travelport under which we each provide certain services. We net settle the amounts due to and from Travelport and its subsidiaries under these agreements. As of March 31, 2014, Travelport and its subsidiaries collectively owed us $18.0 million, on a net basis, under these agreements.

Separation Agreement

At the time of our IPO, we entered into a Separation Agreement with Travelport that governed the general terms for the separation of our respective businesses. We amended the agreement on May 5, 2008, January 23, 2009 and May 9, 2013. Below is a description of the material terms of the Separation Agreement, as amended.

Guarantees and Letters of Credit. When we were a wholly owned subsidiary of Travelport, Travelport provided guarantees, letters of credit and surety bonds on our behalf under our commercial agreements and leases and for the benefit of regulatory agencies. Under the Separation Agreement, we are required to use commercially reasonable efforts to have Travelport released from any then outstanding guarantees and surety bonds. As a result, Travelport no longer provides surety bonds on our behalf or guarantees in connection with commercial agreements or leases entered into or replaced by us subsequent to the IPO. As of April 15, 2013, Travelport is no longer obligated to issue letters of credit on our behalf.

Indemnification. Under the Separation Agreement, we agreed to indemnify Travelport and its officers, directors, employees and agents against certain losses including, but not limited to, litigation matters and other claims.

Registration Rights. The Separation Agreement gives Travelport the right to demand that we register the resale of shares of our common stock it holds or that are held by persons or entities that acquire or otherwise receive shares of our common stock from Travelport that include these registration rights. In addition, Travelport has “piggyback” registration rights that allow it to include its shares of our common stock in any future registrations, whether they relate to our primary offering or a secondary offering by or on behalf of other shareholders.

Equity Purchase Rights. Under the Separation Agreement, provided that Travelport beneficially owns at least 50% of the combined voting power of all our outstanding voting securities, it may purchase its pro rata share, based on its then-current percentage equity interest in us, of any voting equity securities we issue, excluding any securities issued under employee stock options or other benefit plans, dividend reinvestment plans and certain other non-cash offerings.

Master License Agreement

We entered into a Master License Agreement with Travelport at the time of the IPO. Under this agreement, Travelport licenses certain of our intellectual property and pays us fees for related maintenance and support services. The licenses include our supplier link technology; portions of ebookers’ booking, search and vacation package technologies; certain of our products and online booking tools for corporate travel; portions of our private label vacation package technology; and our extranet supplier connectivity functionality.

The Master License Agreement granted us the right to use a corporate online booking product developed by Travelport. We have entered into a value-added reseller license with Travelport for this product. In 2013, our revenue share payment to Travelport was $2.0 million.

GDS Service Agreement

In connection with our IPO, we entered into an agreement with Travelport to use its global distribution systems (“GDS”) services (the “Travelport GDS Service Agreement”), which was scheduled to expire on December 31, 2014.

Under the structure of this agreement, we earned incentive revenue for each air, car and hotel segment processed through the Travelport GDSs. We were required to process a certain minimum number of segments for our domestic brands through the Travelport GDSs each year. For the year ended December 31, 2013, our domestic brands were required to process a total of 27.8 million segments through the Travelport GDSs. Our failure to process at least 95% of these segments through the Travelport GDSs would result in a shortfall payment. For the year ended December 31, 2013, we were not required to make any payments to Travelport related to the minimum segment requirement.

The Travelport GDS Service Agreement also required ebookers to use the Travelport GDSs exclusively in certain countries for segments processed through GDSs in Europe. Our failure to process at least 95% of these segments through the Travelport GDSs would result in a shortfall payment. We made no shortfall payments to Travelport for the year ended December 31, 2013.

For the year ended December 31, 2013, we recognized $88.6 million of incentive revenue for segments processed through Travelport GDSs, which accounted for more than 10% of our total net revenue. We recognized an additional $0.3 million in net revenue as a “conversion bonus” for segments generated during 2013 by certain new Orbitz for Business customers. Offsetting this revenue was $2.0 million in “opt-in” fees which we incurred under the Travelport GDS Service Agreement during the year ended December 31, 2013 for certain carrier segments booked through Travelport’s Galileo GDS.

In February 2014, we entered into a new agreement with Travelport for the provision of GDS services, which terminated and replaced our prior Travelport GDS Service Agreement (the “New Travelport GDS Service Agreement”). Under the New Travelport GDS Service Agreement, we are obligated in 2014 to use only Travelport GDSs for all air and car segments booked on our domestic agencies and are subject to certain other exclusivity obligations for segments booked in Europe and other markets as defined in the New Travelport GDS Service Agreement. We are required to pay a fee for each segment that is not booked through Travelport GDSs in 2014 subject to exclusivity obligations discussed above. Beginning January 1, 2015, however, we will no longer be subject to exclusivity obligations and have the flexibility to connect with Alternate GDS Options subject to contracts entered into in late 2013 and early 2014. Beginning in 2015, we are obligated to provide certain levels of volume over the contract period and may be subject to pay shortfall payments in certain cases if we fail to meet volume commitments. The New Travelport GDS Service Agreement terminates on December 31, 2018. The audit committee approved this agreement per our delegation of authority policy and related-party transactions policy.

The Board of Directors delegated to the audit committee the responsibility, power and authority to, on behalf of the Board, consider, evaluate and approve all agreements for the provision of GDS services, including the agreements entered into with Travelport in February 2014 and Alternate GDS Options in late 2013 and early 2014. The audit committee approved the New Travelport GDS Service Agreement, as well as the agreements for the provision of GDS services with providers other than Travelport.

Travelport Letter Agreement

On February 1, 2011, we entered into a Letter Agreement with Travelport, which was amended in March 2011 (the “Letter Agreement”). The Letter Agreement amended and clarified certain terms set forth in agreements that we had previously entered into with Travelport and provided certain benefits to us so long as certain conditions were met.

The Letter Agreement contained a provision relating to the absence of ticketing authority on American Airlines (“AA”). Under this agreement, our segment incentives payables from Travelport under the Travelport GDS Service Agreement were increased effective December 22, 2010 until the earliest of (i) August 31, 2011, (ii) the reinstatement of ticketing authority by AA for our Orbitz.com website, (iii) the consummation of a direct connect relationship with AA, or (iv) the determination by our audit committee that we were engaged in a discussion with AA that was reasonably likely to result in a direct connect relationship between us and AA. Pursuant to a court order in June 2011, AA restored its content to our sites. This ruling resulted in the expiration on June 1, 2011 of the increased segment incentives payable from Travelport pursuant to the Letter Agreement. We resumed offering AA tickets on our sites and have continued to do so pursuant to a series of agreements between us and AA that ran through January 15, 2013.

The Letter Agreement also contained an amendment to the Travelport GDS Service Agreement. This amendment established a higher threshold at which potential decreases in Travelport’s segment incentives payments to us could take effect and reduced the percentage impact of the potential decreases. We were entitled to receive these benefits as long as our audit committee did not determine that we were engaged in a discussion with any airline that was reasonably likely to result in a direct connect relationship, and we had not consummated a direct connect relationship with any airline. The Letter Agreement also clarified that we were permitted to proceed with an arrangement with ITA that provides for our use of ITA’s airfare search solution after December 31, 2011. In addition, we agreed to the circumstances under which we would use e-Pricing for searches on our websites through December 31, 2014.

During 2013, we received cash from Travelport of $72.5 million under the Letter Agreement.

Corporate Travel Agreement

We provide corporate travel management services to Travelport and its subsidiaries.

Related-Party Transactions with Affiliates of The Blackstone Group

Affiliates of The Blackstone Group were the beneficial owners of 5% or more of the Company’s outstanding common stock until May 28, 2013. During 2013, the Company paid The Blackstone Group fees totaling approximately $387,500 for services provided in connection with financing transactions.

The Blackstone Group is in the business of making investments in various companies and it has ownership interests in, and affiliations with, a broad range of companies In the normal course of conducting our business, we have entered into various agreements with affiliates of The Blackstone Group. For example, we have agreements with certain hotel management companies that are affiliates of The Blackstone Group and that provide us with access to their hotel inventory. We also purchase services from certain affiliates of The Blackstone Group such as telecommunications and advertising. Moreover, certain of The Blackstone Group’s affiliates utilize our partner marketing programs and corporate travel services. We do not believe that The Blackstone Group has a material interest in any of these transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess amount after a Non-U.S. Holder’s adjusted tax basis is reduced to zero will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally will apply to payments of dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2014, the selling stockholder has agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
UBS Securities LLC
Cowen and Company, LLC

Total	7,500,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the underwriters’ option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholder has granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,125,000 additional outstanding shares at the public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $         per share. After the offering, the representatives may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we and the selling stockholder will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling stockholder	$	$	$	$

We have agreed that we will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of shares of our common stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase shares of our common stock, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of our common stock, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in shares of our common stock within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to our common stock, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”), for a period of 90 days after the date of this prospectus supplement (the “Lock-Up Period”), except (A) the shares of our common stock to be sold pursuant to the current offering, (B) grants of employee stock options, restricted stock units or performance-based restricted stock units authorized for issuance pursuant to the terms of a plan in effect on the date hereof, (C) issuances of our common stock pursuant to the exercise of such options and the vesting and settlement of restricted stock units and performance-based restricted stock units, and the filing of a Registration Statement on Form S-8 in connection therewith, or (D) issuances of our common stock pursuant to the exercise of any other employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the initial Lock-Up Period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial Lock-Up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in either case the expiration of the initial Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse waives, in writing, such an extension.

The selling stockholder has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse, during the Lock-Up Period. In addition, the selling stockholder has agreed that it will not, without the prior written consent of Credit Suisse, make any demand for, or exercise any right with respect to, the registration of our common stock or any security convertible into or exercisable or exchangeable for our common stock during the Lock-Up Period.

The restrictions described in the immediately preceding paragraph do not apply to:

(i)	any shares of our common stock acquired by the selling stockholder in the open market;

(ii)	transfers of shares of our common stock as a bona fide gift or gifts;

(iii)	transfers by will, other testamentary document or intestate succession; provided that no filing or any public announcement by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period);

(iv)	transfers to the general or limited partners, members, stockholders or wholly owned subsidiaries of the selling stockholder; provided, in the case of clause (ii) and this clause (iv), the transferee agrees to be bound in writing by the above restrictions prior to such transfer, such transfer shall not involve a disposition for value and no filing or any public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period);

(v)	transfers of shares of our common stock pursuant to the 2013 Long-Term Management Incentive Plan of Travelport or any other equity plan of the selling stockholder, its subsidiaries or its direct or indirect parent companies in effect on the date hereof; provided that, if any such transfer is reported on a Form 4 under Section 16(a) of the Exchange Act, the selling stockholder shall cause such Form 4 to include a statement that (a) such transfer relates to the disposition of shares of our common stock in connection with such 2013 Long-Term Management Incentive Plan or such other equity plan and (b) no shares of our common stock were sold on the open market;

(vi)	any shares of our common stock to be sold by the selling stockholder to the underwriters pursuant to the underwriting agreement described above;

(vii)	any transfer of shares of our common stock by the selling stockholder pursuant to a bona fide third-party tender offer; provided that such offer is made to all holders of our common stock and is for all of the outstanding shares of our common stock and, in the event that such transaction is not completed, the shares of our common stock owned by the selling stockholder shall remain subject to the restrictions above and title to such shares shall remain with the selling stockholder;

(viii)

any transfer of substantially all of the shares of our common stock owned by the selling stockholder pursuant to a merger, consolidation or other similar transaction involving a change of control of Orbitz;

provided that in the event that such transaction is not completed, the shares of our common stock owned by the selling stockholder shall remain subject to the restrictions above and title to such shares shall remain with the selling stockholder; or

(ix)	any offer, sale, contract to sell, pledge or other disposition of any shares of our common stock, directly or indirectly, so long as such transaction is not underwritten and the distributee or transferee enters into, with the selling stockholder, a lock-up agreement containing restrictions similar to those above for a period not less than 90 days from the closing of such transaction (and the selling stockholder has agreed not to waive such lock-up agreement without the written consent of Credit Suisse); provided that, in the event that such transaction is not completed, the shares of our common stock owned by the selling stockholder shall remain subject to the restrictions above and title to such shares shall remain with the selling stockholder.

Each of our directors and executive officers has agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse, during the Lock-Up Period. In addition, the each of our directors and executive officers has agreed that they will not, without the prior written consent of Credit Suisse, make any demand for, or exercise any right with respect to, the registration of our common stock or any security convertible into or exercisable or exchangeable for our common stock during the Lock-Up Period.

The restrictions described in the immediately preceding paragraph do not apply to:

(i)	any shares of our common stock acquired by such director or executive officer in the open market;

(ii)	transfers of shares of our common stock as a bona fide gift or gifts;

(iii)	transfers by will, other testamentary document or intestate succession; provided that no filing or any public announcement by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period);

(iv)	any transfer of shares of our common stock to a family member or partner (if a partnership) or member (if a limited liability company) or to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of such director or executive officer or such director’s or executive officer’s family member; provided, in the case of clause (ii) and this clause (iv), the transferee agrees to be bound in writing by the terms of the above restrictions prior to such transfer, such transfer shall not involve a disposition for value and no filing or any public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period);

(v)	sales pursuant to trading plans under Rule 10b5-1 of the Exchange Act existing on the date hereof (and any exercise of previously-awarded options or vesting and settlement of previously-awarded restricted stock units or performance-based restricted stock units in connection therewith); provided that if such director or executive officer reports any such sale on a Form 4 under Section 16(a) of the Exchange Act, such director or executive officer shall cause such Form 4 to include a statement that such sale (and any exercise of previously-awarded options or vesting and settlement of previously-awarded restricted stock units or performance-based restricted stock units in connection therewith) was effected pursuant to a Rule 10b5-1 trading plan;

(vi)	the establishment of any new trading plan pursuant to Rule 10b5-1 under the Exchange Act relating to sales by such director or executive officer of shares of our common stock, if then permitted by us;

provided that the shares of our common stock subject to such plan may not be sold until after the expiration of the Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made during the Lock-Up Period; provided, however, that, with respect to the Company’s directors, sales may be made during the the Lock-Up Period pursuant to such a plan but only to the extent necessary to cover such director’s tax withholding obligations in connection with the vesting of deferred restricted stock units; and, provided, further, that no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such sale (other than any filing on Form 4 under Section 16(a) of the Exchange Act so long as such filing includes a footnote or other disclosure that expressly states that such disposition is a sale to satisfy tax withholding obligations in connection with the vesting of previously-awarded deferred restricted stock units); or

(vii)	(a) the vesting and settlement of restricted stock units or performance-based restricted stock units, (b) the exercise, in accordance with their terms, of options outstanding on the date hereof that would expire during the Lock-Up Period and (c) the transfer to us, in a transaction exempt from Section 16(b) of the Exchange Act, of any such securities on a “cashless” or “net exercise” basis or to cover the tax withholding obligations of such director or executive officer in connection with such vesting and settlement or exercise; provided that, in the case of clauses (a), (b) and (c), the securities received upon such vesting and settlement or exercise will also be subject to the above restrictions and no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such vesting and settlement or exercise (other than any filing on Form 4 under Section 16(a) of the Exchange Act under transaction code “M” and/or “F” so long as such filing includes a footnote or other disclosure that expressly states that such disposition (x) in the case of an option exercise pursuant to clause (b), relates to the exercise of a stock option pursuant to an employee benefit plan, that no shares of our common stock were sold by the reporting person and that any shares of our common stock received are subject to a lock-up agreement with the underwriters; and/or (y) in the case of clause (c), is a transfer to us in order to satisfy cashless exercise and/or tax withholding obligations in connection with the vesting of previously-awarded restricted stock units or performance-based restricted stock units or the exercise of previously-awarded options, as applicable).

We and the selling stockholder have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the New York Stock Exchange under the symbol “OWW”.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed, and may in the future perform, various financial advisory, investment banking and other services for us, our affiliates and our officers in the ordinary course of business, for which they received and may receive customary fees and reimbursement of expenses. In particular, Credit Suisse, Morgan Stanley & Co. LLC and UBS Securities LLC acted as underwriters in connection with our initial public offering. Credit Suisse AG, the banking affiliate of Credit Suisse, is administrative agent and collateral agent under the Amended Credit Agreement and certain of the underwriters or their respective affiliates are lenders in connection with the facilities under the Amended Credit Agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they hold, long and/or short positions in such securities and instruments.

Certain of the underwriters or their respective affiliates (1) are lenders to the selling stockholder, (2) hold debt or equity securities of the selling stockholder in the ordinary course of their business activities and/or (3) have in the past performed, and may in the future perform, various financial advisory services for the selling stockholder.

In connection with the offering the underwriters may engage in stabilizing transactions, short sale transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A syndicate short position is created when the underwriters sell shares in excess of the number of shares the underwriters are obligated to purchase. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares sold by the underwriters is not greater than the number of shares that they may purchase in the underwriters’ option. In a naked short position, the number of shares involved is greater than the number of shares in the option. The underwriters may close out any covered short position by either exercising their option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. If the underwriters sell more shares than could be covered by the option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), our common shares will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that

Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common shares may be made to the public in that Relevant Member State at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

In addition, each underwriter:

•	has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act of 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

•	has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois. The underwriters have been represented by Cravath, Swaine  & Moore LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Orbitz Worldwide, Inc.’s Annual Report on Form 10-K as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended. Pursuant to the SEC rules, this prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information in such registration statement. You may read or obtain a copy of the accompanying prospectus and the registration statement, including exhibits, from the SEC in the manner described above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 6, 2014 (including portions of Orbitz Worldwide’s definitive proxy statement for Orbitz Worldwide’s 2014 annual meeting of shareholders incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 5, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on April 14, 2014 and April 16, 2014.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing to us or telephoning us at the address and telephone number set forth below.

Orbitz Worldwide, Inc.

Attn: Investor Relations

500 W. Madison St., Suite 1000

Chicago, Illinois 60661

(312) 894-5000

You may also access all of the documents above and incorporated by reference into this prospectus supplement and the accompanying prospectus free of charge at our website www.orbitz.com. The reference to our website does not constitute incorporation by reference of the information contained on such website.

PROSPECTUS

ORBITZ WORLDWIDE, INC.

$750,000,000

Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants and Units

We may offer from time to time common stock, preferred stock, depositary shares, debt securities, warrants or units. We may offer the securities separately or together, in one or more series or classes and in amounts, at prices and on terms described in one or more offerings. The selling security holder may offer from time to time common stock in amounts, at prices and on terms described in one or more offerings.

Our common stock is listed on the New York Stock Exchange under the trading symbol “OWW.”

We will provide the specific terms of the securities in supplements to this prospectus.

We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, before you make your investment decision.

Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2014

Neither we nor the selling security holder have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling security holder take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling security holder are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Orbitz Worldwide,” “the Company,” “we,” “us” and “our” refer to Orbitz Worldwide, Inc. and its subsidiaries, except where the context otherwise requires or indicates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or the selling security holder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling security holder may offer. Each time we or the selling security holder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

ORBITZ WORLDWIDE, INC.

We are a leading global online travel company that uses innovative technology to enable leisure and business travelers to search, plan and book a broad range of travel products and services. Our brand portfolio includes Orbitz and CheapTickets in the Americas; ebookers in Europe; and HotelClub and RatesToGo based in Australia, which have operations globally. We also own and operate Orbitz for Business, which delivers managed corporate travel solutions for corporations, and Orbitz Worldwide Distribution group (Orbitz Partner Network), which delivers private label travel solutions to a broad range of partners. We provide customers with the ability to book a wide array of travel products and services from suppliers worldwide, including air travel, hotels, vacation packages, car rentals, cruises, travel insurance and destination services such as ground transportation, event tickets and tours.

Our principal executive offices are located at 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661, and our telephone number is (312) 894-5000. Our corporate website address is http://corp.orbitz.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. Unless otherwise indicated in the applicable prospectus supplement, we will not receive any proceeds from any sale of securities by the selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the nine months ended September 30, 2013 is set forth below.

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Ratio of earnings to fixed charges (a)	N/A	N/A	N/A	N/A	N/A	N/A

(a)	The ratio of earnings to fixed charges was less than 1:1 for each period presented above. The Company would have needed additional earnings of $5 million, $298 million, $35 million, $55 million, $327 million, and $301 million for the nine months ended September 30, 2013, the year ended December 31, 2012, the year ended December 31, 2011, the year ended December 31, 2010, the year ended December 31, 2009 and the year ended December 31, 2008, respectively, to achieve coverage of 1:1.

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. For this purpose, earnings consist of income before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of loan costs and estimated interest within rental expense.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Orbitz Worldwide or the selling security holder may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of the capital stock of Orbitz Worldwide is not meant to be complete and is qualified in its entirety by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our certificate of incorporation and by-laws, and any amendments thereto. Copies of our certificate of incorporation and by-laws, and any amendments thereto, are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

General

Our authorized capital stock consists of 140,000,100 shares of stock, of which: (i) 140,000,000 shares are designated as common stock, par value $0.01 per share; and (ii) 100 shares are designated as preferred stock, par value $0.01 per share. As of January 27, 2014, there were 108,375,068 shares of common stock outstanding and no shares of preferred stock outstanding. A description of the material terms and provisions of our certificate of incorporation affecting the relative rights of the common stock and any preferred stock is set forth below.

We entered into a Separation Agreement with Travelport Limited (“Travelport”) at the time of our initial public offering in July 2007 that provided the general terms for the separation of our respective businesses. This agreement was amended on May 5, 2008, January 23, 2009 and May 9, 2013. References to the Separation Agreement below refer to the Separation Agreement, as amended.

Common Stock

Voting Rights

Except as otherwise expressly required by law or provided in our certificate of incorporation, and subject to any voting rights provided to holders of preferred stock at any time outstanding, the holders of any outstanding shares of common stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law or our certificate of incorporation, or upon which a vote of stockholders is otherwise duly called for by Orbitz Worldwide. At each annual or special meeting of stockholders, each holder of record of shares of common stock on the relevant record date is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder’s name on the stock transfer records of Orbitz Worldwide. Holders of shares of common stock have no cumulative voting rights.

Dividends

We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, may require the consent of Travelport and will depend on several factors, including our financial condition, results of operations, capital requirements, restrictions contained in existing and future financing instruments and other factors that our board of directors may deem relevant.

Subject to the rights of the holders of preferred stock at any time outstanding, and subject to any other provisions of our certificate of incorporation, holders of shares of common stock are entitled to receive such dividends and other distributions in cash, stock or property of Orbitz Worldwide when, as and if declared thereon by our board of directors from time to time out of assets or funds of Orbitz Worldwide legally available therefor.

Registration Rights

The Separation Agreement provides that any member of the “Travelport Affiliated Group” can demand that we register the resale of our common stock held by such member and persons or entities that acquire or otherwise receive from such member common stock that is subject to these registration rights. In addition, the Travelport

Affiliated Group has certain “piggyback” registration rights that would allow any member of the Travelport Affiliated Group to include its shares in any future registrations of our common stock, whether that registration relates to a primary offering by us or a secondary offering by or on behalf of other stockholders.

Equity Purchase Rights

The Separation Agreement provides that, so long as the members of the Travelport Affiliated Group beneficially own in the aggregate at least 50% of the combined voting power of all our outstanding voting securities, then such members may purchase their pro rata share, based on their then-current percentage equity interest in us, of any voting equity securities issued by us, excluding any securities issued under employee stock options or other benefit plans, dividend reinvestment plans and certain other offerings other than for cash. As of April 15, 2013, the Travelport Affiliated Group no longer beneficially owns in excess of 50% of our outstanding common stock.

Other Rights

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of Orbitz Worldwide, the holders of shares of common stock are entitled to receive their ratable share of the assets and funds of Orbitz Worldwide available for distribution after payments to creditors and to the holders of preferred stock at the time outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without any further vote or action by the stockholders, to issue 100 shares of preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including: dividend rates; conversion rights; voting rights; terms of redemption and liquidation preferences; and the number of shares constituting each series.

Certain Certificate of Incorporation and By-Laws Provisions

Opt-Out of Section 203 of the DGCL

We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL. Section 203 prohibits a person who acquires more than 15% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, subject to certain exceptions.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Stockholder Action by Written Consents

Our certificate of incorporation does not permit stockholders to take action by unanimous written consent in lieu of an annual or special meeting.

Limits on Special Meetings

Our certificate of incorporation provides that special meetings of stockholders may only be called by:

•	the chairman of our board of directors;

•	the chief executive officer;

•	the president;

•	the secretary; and

•	our board of directors or a committee of our board of directors whose powers and authority include the power to call such meetings.

Corporate Opportunities and Interested Directors

Our certificate of incorporation provides that, subject to any contractual provision to the contrary, Travelport will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	deciding to prevent us from utilizing any or all capacity under Travelport’s debt instruments or agreements that regulate the ability of Travelport and its restricted subsidiaries to take certain actions including, but not limited to, debt incurrence, asset sales and other transactions;

•	any decision or action by Travelport to assert or enforce its rights under any agreement or contract with us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Under our certificate of incorporation, neither Travelport nor any officer or director of Travelport will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities. Our certificate of incorporation provides that Travelport is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for Travelport and us, and Travelport will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that Travelport pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

When one of our directors or officers who is also a director or officer of Travelport learns of a potential transaction or matter that may be a corporate opportunity for both us and Travelport, our certificate of incorporation will provide that the director or officer:

•	will have fully satisfied his or her fiduciary duties to us and our stockholders with respect to that corporate opportunity;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of Travelport’s actions with respect to that corporate opportunity;

•	will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our certificate of incorporation; and

•	will be deemed not to have breached his or her duty of loyalty to us or our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation, if he or she acts in good faith in a manner consistent with the following policy:

•	a corporate opportunity offered to any of our officers who is also a director but not an officer of Travelport will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as a director of Travelport, in which case that opportunity will belong to Travelport;

•	a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director or an officer of Travelport will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to Travelport; and

•	a corporate opportunity offered to any of our officers who is also an officer of Travelport will belong to Travelport, unless that opportunity is expressly offered to that person solely in his or her capacity as our officer, in which case that opportunity will belong to us.

For purposes of our certificate of incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Travelport or its officers or directors will be brought into conflict with our self-interest.

Our certificate of incorporation also provides that no contract, agreement, arrangement or transaction between us and Travelport will be void or voidable solely for the reason that Travelport is a party to such agreement or by reason of the execution of any contract or agreement by an officer or director of Travelport who is also an officer or director of ours, and Travelport:

•	will have fully satisfied and fulfilled its fiduciary duties to us and our stockholders with respect to the contract, agreement, arrangement or transaction,

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangement or transaction,

•	will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of our certificate of incorporation, and

•	will be deemed not to have breached its duties of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation,

if:

•	the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our board of directors or the committee of our board of directors that authorizes the contract, agreement, arrangement or transaction and our board of directors or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors;

•	the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of our shares entitled to vote on such contract, agreement, arrangement or transaction and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast by the holders of the common stock then outstanding not owned by Travelport or a related entity; or

•	the transaction, judged according to the circumstances at the time of the commitment, is established to have been fair to us.

Our certificate of incorporation provides that any person purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.

Until the first date on which Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the affirmative vote of the holders of at least 66 2⁄3% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above. Accordingly, until such time, Travelport can prevent any such alteration, adoption, amendment or repeal of those provisions.

Provisions Relating to Control by Travelport

Our certificate of incorporation provides that until the first date on which Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the prior consent of Travelport will be required for:

•	any consolidation or merger of us or any of our subsidiaries with any person, other than a wholly owned subsidiary;

•

any sale, lease, exchange or other disposition or any acquisition or investment by us, or any of our subsidiaries or any series of related dispositions or acquisitions, subject to certain exceptions including those for which we give Travelport at least 15 days prior written notice and which involve consideration not in excess of $15 million in fair market value, and (1) any disposition of cash equivalents or investment grade securities or obsolete or worn out equipment and (2) the lease, assignment or sublease of any real or personal property, in each case, in the ordinary course of business;

•	any change in our authorized capital stock or creation of any class or series of our capital stock;

•	the issuance or sale by us or any of our subsidiaries of any shares of capital sock or other equity securities or the adoption of any equity incentive plan, except for (1) the issuance of shares of capital stock by us or any of our subsidiaries to Travelport or another restricted subsidiary of Travelport and (2) the issuance by us of capital stock under our equity incentive plans in the ordinary course in an amount not to exceed $15 million in fair market value annually;

•	the amendment of various provisions of our certificate of incorporation and by-laws;

•	the declaration of dividends on any class or series of our capital stock;

•	the authorization of any class or series of preferred stock;

•	the creation, incurrence, assumption or guaranty by us or any of our subsidiaries of any indebtedness for borrowed money, except for (1) up to $675 million of indebtedness at any time outstanding under our credit agreement and (2) up to $25 million of other indebtedness so long as we give Travelport at least 15 days prior written notice of the incurrence thereof;

•	the creation, existence or effectiveness of any consensual encumbrance or consensual restriction by us or any of our subsidiaries on (1) payment of dividends or other distributions, (2) payment of indebtedness, (3) the making of loans or advances and (4) the sale, lease or transfer of any properties or assets, in each case, to Travelport or any of its restricted subsidiaries;

•	any change in the number of directors on our board of directors, the establishment of any committee of our board of directors, the nomination of the members of our board of directors or any committee of our board of directors, and the filling of newly created memberships and vacancies on our board of directors or any committee of our board of directors; and

•	any transactions by us or any of our subsidiaries with affiliates involving aggregate payments or consideration in excess of $10 million, except (1) transactions between or among Travelport or any of its restricted subsidiaries; (2) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Travelport, any of its direct or indirect parent companies or any of its restricted subsidiaries; (3) any agreement as in effect on the date of the consummation of our initial public offering and (4) investments by The Blackstone Group and certain of its affiliates in our or our subsidiaries’ securities so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Until the first date on which Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the affirmative vote of the holders of at least 66 2⁄3% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the control provisions described above. Accordingly, until such time, Travelport can prevent any alteration, adoption, amendment or repeal of those provisions.

Provisions Relating to Regulatory Status

Our certificate of incorporation provides that, without the written consent of Travelport, we will not take any action that would result in:

•	Travelport’s being required to file any document with, register with, obtain the authorization of, or otherwise become subject to any rules, regulations or other legal restrictions of any governmental, administrative or regulatory authority, or

•	any of our directors who is also a director or officer of Travelport being ineligible to serve or prohibited from serving as our director under applicable law.

Our certificate of incorporation further provides that Travelport will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Travelport gives or withholds any such consent for any reason.

Our certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.

Until the first date on which Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the affirmative vote of the holders of at least 66 2⁄3% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the provisions of our certificate of incorporation described above. Accordingly, until such time, Travelport can prevent any alteration, adoption, amendment or repeal of those provisions.

Limitation of Liability of Directors

Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights and our stockholders’ rights to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our certificate of incorporation and by-laws also include provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. Further, we have entered into indemnification agreements with certain of our directors and officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of the directors’ status or service as a director, other than liabilities arising from bad faith or willful misconduct of a culpable nature. We also maintain director and officer liability insurance.

Amendments to our Governing Documents

Generally, until the first date on which Travelport ceases to beneficially own shares entitled to 33 1⁄3% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the amendment of our certificate of incorporation requires a vote of at least 66 2⁄3% of stockholders. Any amendment to our by-laws requires the approval of either a majority of our board of directors or holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “OWW.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any other securities. The debt securities will be issued under one or more separate indentures between us and a designated trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, depositary shares, warrants, debt securities, other securities or any combination of such securities.

FORMS OF SECURITIES

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments to holders with respect to securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Orbitz Worldwide, the selling security holder, the trustees, the warrant agents, the unit agents or any other agent of Orbitz Worldwide, agent of the selling security holder, agent of the trustees, the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other payment or distribution to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SECURITY HOLDER

Up to 48,540,976 shares of our common stock are being offered by this prospectus for resale for the account of the selling security holder. The selling security holder may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. The selling security holder has informed us that, as of the date of this prospectus, it has no immediate plans to sell the shares of common stock covered by this prospectus, although its plans may change depending on market conditions and other factors.

The following table sets forth information for the selling security holder as of January 27, 2014. Except as otherwise indicated, we believe that the selling security holder has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by it.

Name	Shares Beneficially Owned Prior to this Offering(1)	Percent of Class(2)	Shares Being Offered(3)	Shares Beneficially Owned after this Offering
TDS Investor (Luxembourg) S.à r.l.(4)	48,540,976	44.8%	48,540,976	—

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.
(2)	Percentage of class is based on 108,375,068 shares outstanding as of January 27, 2014.
(3)	The table assumes that the selling security holder sells all of its shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.
(4)	TDS Investor (Luxembourg) S.à r.l., a Luxembourg company (“Luxco”), directly owns 48,540,976 shares. Travelport Worldwide Limited (“Travelport Worldwide”), through its wholly-owned subsidiaries, indirectly owns Luxco and, as such, may be deemed to be the beneficial owner of 48,540,976 shares. The address of the business office of each of Luxco and Travelport Worldwide is c/o Travelport Limited, 300 Galleria Parkway, Atlanta, Georgia 30339.

Acquisition of Shares by Luxco

Luxco was the sole shareholder of Orbitz Worldwide prior to our initial public offering in July 2007. Luxco directly owns 39,792,148 shares that were held by it following the initial public offering.

On November 4, 2009, we entered into a Stock Purchase Agreement with Travelport. On January 13, 2010, Travelport assigned its rights and obligations under the Stock Purchase Agreement to Luxco. Pursuant to the Stock Purchase Agreement, Luxco purchased 9,025,271 shares from us for $50,000,001.34 on January 26, 2010.

Related Person Transactions with Travelport and its Subsidiaries

Luxco is a wholly-owned subsidiary of Travelport. For a description of related person transactions between Travelport and its subsidiaries and us, please see “Certain Relationships and Related Person Transactions-Related Person Transactions with Travelport and its Subsidiaries” in our 2013 Proxy Statement, “Notes to Consolidated Financial Statements-Note 15. Related Party Transactions-Related Party Transactions with Travelport and its Subsidiaries” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and “Notes to Condensed Consolidated Financial Statements-Note 9. Related Party Transactions-Related Party Transactions with Travelport and its Subsidiaries” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, each of which is incorporated by reference herein.

PLAN OF DISTRIBUTION

We or the selling security holder may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we or the selling security holder use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We or the selling security holder may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling security holder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We or the selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us or the selling security holder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling security holder pay for solicitation of these contracts.

The selling security holder may be deemed to be an underwriter, and any discounts and commissions it receives and any profit it realizes on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Underwriters and agents may be entitled under agreements entered into with us or the selling security holder to indemnification by us and/or the selling security holder against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us or the selling security holder and our respective affiliates in the ordinary course of business.

Other than the common stock, each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Except for the common stock, the securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including Orbitz Worldwide, who file electronically with the SEC. The address of the website is http://www.sec.gov.

The SEC allows Orbitz Worldwide to “incorporate by reference” information into this document. This means that Orbitz Worldwide can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that Orbitz Worldwide makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement, and (ii) after the date of this prospectus and prior to the date on which all the securities offered under this prospectus are sold.

Orbitz Worldwide, Inc. SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2012

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013

Current Reports on Form 8-K	Filed on January 8, 2013, January 11, 2013, February 22, 2013, March 26, 2013, April 18, 2013, May 2, 2013, May 28, 2013, June 12, 2013 and December 18, 2013

Proxy Statement on Schedule 14A (those portions incorporated by reference into Orbitz Worldwide’s Form 10-K only)	Filed on April 26, 2013

Documents incorporated by reference are available from the SEC as described above or from Orbitz Worldwide without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Orbitz Worldwide, Inc.

500 W. Madison Street

Suite 1000

Chicago, Illinois 60661

Attention: Investor Relations

(312) 894-5000

Documents may also be available on our website at http://corp.orbitz.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and our consolidated financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed,” “should be” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the SEC. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Drinker Biddle & Reath LLP will provide an opinion regarding the authorization and validity of the securities and other legal matters. Any underwriters, dealers or agents will be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Orbitz Worldwide Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to a material weakness). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.